Exhibit T3E.1

Goodman Networks Incorporated

2801 Network Boulevard, Suite 300

Frisco, Texas

March 3, 2017

To:	Holders of Class 3 Secured Notes Claims

                Holders of Class 9 Interests in Goodman

We deliver to you herewith the attached Disclosure Statement for the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization, dated as of March 3, 2017 (the “Disclosure Statement”) for the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization (as may be further amended, modified, or supplemented from time to time and including all exhibits or supplements thereto, the “Plan”)1 and a Ballot so that you may vote to accept or reject the proposed Plan with respect to: Goodman Networks Incorporated (“Goodman”); Goodman Networks Services, LLC; and Multiband Field Services, Incorporated (collectively, the “Company” or the “Debtors”). The Company intends to use votes that are returned to its proposed voting agent, Kurtzman Carson Consultants LLC (the “Solicitation Agent”), by 4:00 p.m., prevailing Central Time, on April 3, 2017, to seek approval of the Plan in voluntary reorganization cases that the Company intends to commence shortly under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (the “Bankruptcy Code”).

The Plan provides for a comprehensive restructuring of the Company’s obligations, preserves the going-concern value of the Company’s business, maximizes recoveries available to all constituents, provides for an equitable distribution to the Company’s stakeholders, and protects the jobs of more than 3,400 employees. More specifically, the Plan provides, among other things, that:

•	in exchange for the Company’s 12.125% senior secured notes due 2018 (the “Secured Notes,” and such underlying claims, the “Secured Notes Claims”), all Holders of Secured Notes Claims shall receive their pro rata share of: (1) $25.0 million in cash; (2) an aggregate principal amount of $112.5 million of new 8.0% senior secured notes due 2022 (the “New Secured Notes”); (3) new payment-in-kind preferred stock in reorganized Goodman (“Reorganized Goodman”) having an initial liquidation value of $80.0 million (such payment-in-kind preferred stock, the “New PIK Preferred Stock”); and (4) shares of new common stock in Reorganized Goodman (the “New Common Stock”) representing 42 percent of the common stock of Reorganized Goodman on the Effective Date, after accounting for the issuance and distribution of the Goodman MBE Group Common Stock (as defined herein) and the continuation of the Interests in Goodman (the “Noteholder Common Stock”), subject to further pro rata economic dilution pursuant to the Management Incentive Plan;

[1]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan or Disclosure Statement, as applicable.

•	all existing Interests in Goodman shall remain in place and shall be diluted by (i) the issuance, allocation, and distribution of additional shares of common stock in Reorganized Goodman, as allocated between the Noteholder Common Stock and the Goodman MBE Group Common Stock; after such dilution by additional shares of common stock in Reorganized Goodman, the Interests in Goodman shall constitute 7.9 percent of the common stock in Reorganized Goodman on the Effective Date, subject to further pro rata economic dilution pursuant to the Management Incentive Plan;

•	all outstanding and undisputed General Unsecured Claims against the Company will be unimpaired and unaffected by the restructuring and will be paid in full in cash;

•	all administrative claims, priority tax claims, priority claims, and secured claims shall be paid in full in cash or receive such other customary treatment that renders such claims unimpaired under the Bankruptcy Code;

•	the reorganized Company will endeavor to maintain its existing state and federal minority business enterprise status (the “MBE Status”) and Reorganized Goodman will enter into one or more consulting agreements with a group consisting of John Goodman, Jason Goodman, Jonathan Goodman, and James Goodman (collectively, the “Goodman MBE Group”) to, among other things, preserve the Company’s MBE Status, which will provide significant economic benefits to the reorganized Company, help retain existing customers, and attract future business; and

•	in exchange for such essential value, the Goodman MBE Group shall receive: (1) New PIK Preferred Stock with an initial liquidation value of $20.0 million; and (2) shares of New Common Stock representing 50.1 percent of the common stock in Reorganized Goodman on the Effective Date after accounting for the dilution of the Interests in Goodman and the issuance and distribution of the Noteholder Common Stock (the “Goodman MBE Group Common Stock”), subject to further pro rata economic dilution pursuant to the Management Incentive Plan.

The Plan is the product of arm’s-length, good-faith negotiations over several months between the Company, certain holders of Secured Notes, and certain holders of Interests in Goodman, and AT&T. Absent the transactions contemplated by the Plan, the Company does not have the resources to pay all of its existing debt obligations as such obligations become due. Through the financial restructuring of the Company’s equity and debt structures, the Plan will improve the Company’s financial condition and overall creditworthiness and provide the Company with the financial flexibility and stability to grow its business going forward.

The Company is seeking your vote on the Plan prior to and after the commencement of its chapter 11 cases. By employing a joint “prepackaged chapter 11 reorganization,” the Company anticipates that its day-to-day business operations will not be affected, the duration of its chapter 11 cases will be significantly shortened, and the administration of such cases will be simplified and less costly.

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Please review the enclosed Disclosure Statement carefully for details about voting, recoveries, the Company’s proposed financial restructuring, the Company’s financial performance, and other matters relevant to your decision whether to vote to accept or reject the Plan. The Company has established the following date for determining who is entitled to vote on the Plan (the “Voting Record Date”) and deadline for its proposed Solicitation Agent to receive votes (the “Voting Deadline”):

VOTING RECORD DATE:     March 2, 2017

VOTING DEADLINE:             April 3, 2017, 4:00 p.m., prevailing Central Time

Sincerely,

Goodman Networks Incorporated,

on behalf of itself and each of the other Debtors

/s/ John Debus
John Debus
Interim Chief Financial Officer

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THIS SOLICITATION IS BEING CONDUCTED TO OBTAIN SUFFICIENT ACCEPTANCES OF THE DEBTORS’ JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION BEFORE AND AFTER THE FILING OF VOLUNTARY REORGANIZATION CASES UNDER CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE, 11 U.S.C. §§ 101–1532 (THE “BANKRUPTCY CODE”). BECAUSE THE CHAPTER 11 CASES HAVE NOT YET BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY A BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE OR AS BEING IN COMPLIANCE WITH SECTION 1126(b) OF THE BANKRUPTCY CODE. FOLLOWING COMMENCEMENT OF THE CHAPTER 11 CASES, THE DEBTORS EXPECT TO PROMPTLY SEEK ENTRY OF AN ORDER OF THE BANKRUPTCY COURT (I) APPROVING THIS DISCLOSURE STATEMENT AS CONTAINING ADEQUATE INFORMATION UNDER SECTION 1125(a) OF THE BANKRUPTCY CODE, (II) APPROVING THE SOLICITATION OF VOTES ON THE PLAN AS HAVING BEEN IN COMPLIANCE WITH SECTION 1126(b) OF THE BANKRUPTCY CODE, AND (III) CONFIRMING THE PLAN.

DISCLOSURE STATEMENT, DATED MARCH 3, 2017

SOLICITATION OF VOTES TO ACCEPT OR REJECT

THE DEBTORS’ JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION

YOU ARE RECEIVING THIS DOCUMENT AND THE ACCOMPANYING MATERIALS BECAUSE YOU ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN.

RECOMMENDATION BY THE DEBTORS

THE BOARD OF DIRECTORS OR THE SOLE MEMBER OF EACH OF THE DEBTORS, AS APPLICABLE, HAVE UNANIMOUSLY APPROVED THE TRANSACTIONS CONTEMPLATED BY THE PLAN AND DESCRIBED IN THIS DISCLOSURE STATEMENT AND RECOMMEND THAT ALL HOLDERS OF CLAIMS AND INTERESTS WHOSE VOTES ARE BEING SOLICITED SUBMIT BALLOTS TO ACCEPT THE PLAN.

DELIVERY OF BALLOTS
1.	Ballots and Master Ballots must be actually received by the Solicitation Agent before the Voting Deadline.

2.	Please send your completed Ballot in the provided envelope. If you received a return envelope addressed to your Nominee, please allow additional time for your vote to be included in the Master Ballot and sent to the Solicitation Agent before the Voting Deadline.

3.	Ballots and Master Ballots to be returned directly to the Solicitation Agent may also be sent by first class mail, overnight courier, hand delivery, or via email to:

Kurtzman Carson Consultants LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Attn: Goodman Balloting Processing

Email: goodmanballots@kccllc.com

If you have any questions on the procedures for voting on the Plan, please call the Solicitation Agent at the following telephone number:

877-833-4150

PLEASE NOTE THAT THE DESCRIPTION OF THE PLAN PROVIDED THROUGHOUT THIS DISCLOSURE STATEMENT IS ONLY A SUMMARY PROVIDED FOR CONVENIENCE PURPOSES.

THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES CONTAINED IN THIS DISCLOSURE STATEMENT AND THE PLAN.

A COPY OF THE PLAN TO WHICH THIS DISCLOSURE STATEMENT RELATES IS ATTACHED HERETO AS EXHIBIT A.

READERS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS BEFORE CASTING A VOTE WITH RESPECT TO THE PLAN.

THE DEBTORS HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR ADVICE OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE PLAN AND THIS DISCLOSURE STATEMENT.

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR THE PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE.

ALL EXHIBITS TO THE DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL IN THIS DISCLOSURE STATEMENT.

INTERNAL REVENUE SERVICE CIRCULAR 230 NOTICE: TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, READERS ARE HEREBY NOTIFIED THAT:

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(I) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY HOLDERS OF CLAIMS OR HOLDERS OF INTERESTS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE INTERNAL REVENUE CODE; (II) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE DEBTORS OF THE TRANSACTIONS OR MATTERS ADDRESSED IN THIS DISCLOSURE STATEMENT; AND (III) READERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

SPECIAL NOTICE REGARDING FEDERAL AND STATE SECURITIES LAWS

Neither this Disclosure Statement nor the Plan has been filed with the United States Securities and Exchange Commission (the “SEC”) or any state authority. The Plan has not been approved or disapproved by the SEC or any state securities commission, and neither the SEC nor any state securities commission has passed upon the accuracy or adequacy of this Disclosure Statement or the merits of the Plan. Any representation to the contrary is a criminal offense.

This Disclosure Statement has been prepared pursuant to sections 1125 and 1126 of the Bankruptcy Code and Bankruptcy Rule 3016(b). The securities to be issued on or after the Effective Date will not have been the subject of a registration statement filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), or any securities regulatory authority of any state under applicable state securities law (collectively, the “Blue Sky Laws”). The prepetition solicitation of votes on the Plan is being made in reliance on the exemption from the registration requirements of the Securities Act provided by section 3(a)(9) of the Securities Act (the “Solicitation”). The Debtors intend to rely on section 1145 of the Bankruptcy Code and equivalent state law registration exemptions to exempt both the offer and issuance of new securities of the Reorganized Debtors in connection with the Solicitation and the Plan from registration under the Securities Act and the Blue Sky Laws. Neither the Solicitation nor this Disclosure Statement constitutes an offer to sell or the solicitation of an offer to buy securities.

This Disclosure Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that any forward-looking statements in this Disclosure Statement are based on assumptions that are believed to be reasonable, but are subject to a wide range of risks, including risks associated with the following: (a) future financial results and liquidity, including the ability to finance operations in the ordinary course of business; (b) the relationships with and payment terms provided by trade creditors; (c) additional post-restructuring financing requirements; (d) future dispositions and acquisitions; (e) the effect of competitive products, services, or procuring by competitors; (f) changes to the costs of commodities and raw materials; (g) the proposed restructuring and costs associated therewith; (h) the effect of conditions in the local, national, and global economy on the Debtors; (i) the ability to obtain relief from the bankruptcy court to facilitate the smooth operation of the Debtors’ businesses under chapter 11; (j) the confirmation and consummation of the Plan; (k) the terms and conditions of the Exit Facility, the New Secured Notes, the New PIK Preferred Stock, and the New Common Stock to be entered into, or issued, as the case may be, pursuant to the Plan; (m) the Reorganized Debtors’ ability to maintain their existing MBE Status; and (n) each of the other risks identified in this Disclosure Statement. Due to these uncertainties, readers cannot be assured that any forward-looking statements will prove to be correct. The Debtors are under no obligation to (and expressly disclaim any obligation to) update or alter any forward-looking statements whether as a result of new information, future events, or otherwise, unless instructed to do so by the Bankruptcy Court.

THIS DISCLOSURE STATEMENT AND THE PLAN CONTAIN MATERIAL NON-PUBLIC INFORMATION CONCERNING THE DEBTORS, THEIR SUBSIDIARIES, AND THEIR RESPECTIVE DEBT AND OTHER SECURITIES. EACH RECIPIENT HEREBY ACKNOWLEDGES THAT IT IS AWARE THAT THE FEDERAL SECURITIES LAWS OF THE UNITED STATES PROHIBIT ANY PERSON WHO IS IN POSSESSION OF MATERIAL NON-PUBLIC INFORMATION ABOUT A COMPANY FROM PURCHASING OR SELLING ANY SECURITIES OF SUCH COMPANY OR FROM COMMUNICATING THE INFORMATION TO ANY OTHER PERSON UNDER CIRCUMSTANCES IN WHICH IT IS REASONABLY FORESEEABLE THAT SUCH PERSON IS LIKELY TO PURCHASE OR SELL ANY SUCH SECURITIES.

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You are cautioned that all forward-looking statements are necessarily speculative, and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. The liquidation analysis, financial projections, and other projections and forward-looking information contained herein and attached hereto are only estimates, and the timing and amount of actual distributions to Holders of Allowed Claims and Interests, among other things, may be affected by many factors that cannot be predicted. Any analyses, estimates, or recovery projections may or may not turn out to be accurate.

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		3.	Special Provision Governing Unimpaired Claims	23
		4.	Elimination of Vacant Classes	23
		5.	Voting Classes; Presumed Acceptance by Non-Voting Classes	23
		6.	Subordinated Claims	23
	C.	Means for Implementation of the Plan		23
		1.	General Settlement of Claims and Interests	23
		2.	Restructuring Transactions	23
		3.	Sources of Consideration for Plan Distributions	24
		4.	Exit Facility	25
		5.	Shareholders Agreement	25
		6.	Goodman MBE Group and the Goodman MBE Group Consulting Contracts	26
		7.	Exemption from Registration Requirements	26
		8.	Corporate Existence	26
		9.	Corporate Action	26
		10.	Vesting of Assets in the Reorganized Debtors	27
		11.	Cancellation of Notes, Instruments, Certificates, and Other Documents	27
		12.	Effectuating Documents; Further Transactions	27
		13.	Exemptions from Certain Taxes and Fees	28
		14.	New Organizational Documents	28
		15.	SEC Reporting Requirements	28
		16.	Directors and Officers of the Reorganized Debtors	29
		17.	Management Incentive Plan	29
		18.	Preservation of Causes of Action	29
		19.	Payment of Certain Fees and Expenses	30
	D.	Conditions Precedent to Confirmation and Consummation of the Plan		30
		1.	Conditions Precedent to the Effective Date	30
		2.	Waiver of Conditions Precedent to the Effective Date	31
		3.	Effect of Non-Occurrence of Conditions to Consummation	31
	E.	Settlement, Release, Injunction, and Related Provisions		31
		1.	Compromise and Settlement of Claims, Interests, and Controversies	31
		2.	Discharge of Claims	31
		3.	Release of Liens	32
		4.	Debtor Release	32
		5.	Third-Party Release	32
		6.	Exculpation	33
		7.	Injunction	33
		8.	Protection Against Discriminatory Treatment	34
		9.	Recoupment	34
		10.	Reimbursement or Contribution	34
		11.	Term of Injunctions or Stays	34

V.	Confirmation of the Plan			34
	A.	The Confirmation Hearing		34
	B.	Deadline to Object to Approval of the Disclosure Statement and Confirmation of the Plan		35
	C.	Requirements for Approval of the Disclosure Statement		35
	D.	Requirements for Confirmation		35
		1.	Requirements of Section 1129(a) of the Bankruptcy Code	35
		2.	The Debtor Release, Third-Party Release, Exculpation, and Injunction Provisions	36
		3.	Best Interests of Creditors—Liquidation Analysis	37
		4.	Feasibility/Financial Projections	37
		5.	Acceptance by Impaired Classes	38
		6.	Confirmation Without Acceptance by All Impaired Classes	38
		7.	Valuation of the Debtors	39

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VI.	Voting Instructions			40
	A.	Overview		40
	B.	Solicitation Procedures		40
		1.	Solicitation Agent	40
		2.	Claim Holder Solicitation Package	40
		3.	Voting Deadline	40
		4.	Distribution of the Solicitation Package and Plan Supplement	41
	C.	Voting Procedures		41
		1.	Beneficial Holders	43
		2.	Nominees	43
	D.	Voting Tabulation		44

VII.	Risk Factors			45
	A.	Risks Related to the Restructuring		45
		1.	The Debtors Will Consider All Available Restructuring Alternatives if the Restructuring Transactions are not Implemented, and Such Alternatives May Result in Lower Recoveries for Holders of Claims Against and Interests in the Debtors	45
		2.	Even if the Restructuring Transactions are Successful, the Debtors Will Continue to Face Risks	46
		3.	Risks Related to the New Secured Notes, the New PIK Preferred Stock, and the New Common Stock	46
		4.	Risks Related to Confirmation and Consummation of the Plan	48
	B.	Risk Related to Recoveries Under the Plan		50
		1.	The Debtors May Not Be Able to Achieve Their Projected Financial Results or Meet Their Post-Restructuring Debt Obligations	50
		2.	Estimated Valuations of the Debtors, the New Secured Notes, the New PIK Preferred Stock, and the New Common Stock, and Estimated Recoveries to Holders of Allowed Claims and Interests Are Not Intended to Represent Potential Market Values	51
		3.	Holders of Claims or Interests and the Goodman MBE Group That Acquire the New Common Stock Will Assert Significant Control Over the Reorganized Debtors	51
		4.	Certain Tax Implications of the Debtors’ Bankruptcy and Reorganization May Increase the Tax Liability of the Reorganized Debtors	51
	C.	Risk Related to the Offer and Issuance of Securities Under the Plan		51
		1.	The Debtors Do Not Intend to Offer to Register or to Exchange the New PIK Preferred Stock, the New Common Stock, or the New Secured Notes in a Registered Exchange Offer	51
		2.	There is No Established Market for the New PIK Preferred Stock, the New Common Stock, and the New Secured Notes	52
	D.	Risk Factors Related to the Business Operations of the Debtors and Reorganized Debtors		52
		1.	The Debtors Will File Voluntary Petitions for Relief Under Chapter 11 of the Bankruptcy Code and Will Be Subject to the Risks and Uncertainties Associated with Any Chapter 11 Restructuring	52
		2.	Potential for the Loss of Key Members of the Executive Management Team	53
		3.	The Debtors Have Ongoing Obligations and Potential Liabilities Associated With the Dycom Sale	53
		4.	The Debtors May Not Recover All Escrowed Proceeds From the Dycom Sale	53
		5.	The Debtors May Be Liable for a Substantial Portion of the Disputed Texas Tax Liability	54
		6.	The Debtors’ Contracts Do Not Obligate Their Customers to Undertake a Significant Amount of Work, May Be Cancelled on Limited Notice, and the Debtors Derive the Vast Majority of Their Revenues from AT&T	54
		7.	The Debtors’ Business Is Affected By the Seasonal Capital Planning of Their Customers and Cyclical Nature of the Telecommunications Industry	54

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		8.	The Debtors’ Market Share May Reduce Due to Industry Competition and Increased Consolidation of Customers and Carriers	55
		9.	Risks Relating to Litigation Due to Nature of Debtors’ Product and Service Offerings	55
		10.	If the Debtors Do Not Obtain Additional Capital to Fund Their Operations and Obligations, the Debtors’ Growth May Be Limited	55
		11.	MBE Status Risks	56
		12.	Project Performance Issues and Delayed Customer Payments May Result in Additional Costs to the Debtors, Reductions in Revenues, or the Payment of Liquidated Damages	56
		13.	Environmental Risks	56
		14.	Employee and Labor Risks	57
		15.	Intellectual Property Risks	57
		16.	Failure or Security Compromise of Software Systems, Websites, or Online Networks	57
		17.	The Debtors’ Ability to Use Their Net Operating Loss Carryforwards and Certain Other Tax Attributes May Be Significantly Limited	58
		18.	Regulatory Risks	58
	E.	Miscellaneous Risk Factors and Disclaimers		58
		1.	The Financial Information Is Based on the Debtors’ Books and Records and, Unless Otherwise Stated, No Audit Was Performed	58
		2.	No Legal or Tax Advice Is Provided By This Disclosure Statement	58
		3.	No Admissions Made	58
		4.	Failure to Identify Litigation Claims or Projected Objections	59
		5.	Information Was Provided by the Debtors and Was Relied Upon by the Debtors’ Advisors	59
		6.	No Representations Outside This Disclosure Statement Are Authorized	59

VIII.	Important Securities Laws Disclosures			59
	A.	Plan Securities		59
	B.	Issuance and Resale of Plan Securities Under the Plan		59
		1.	Exemptions from Registration Requirements of the Securities Act and State Blue Sky Laws	59
		2.	Resales of the New PIK Preferred Stock, the New Common Stock, and the New Secured Notes by Underwriters or Affiliates; Definition of Underwriter	60

IX.	Certain U.S. Federal Tax Consequences of the Plan			61
	A.	Introduction		61
	B.	Certain U.S. Federal Income Tax Consequences of the Plan to the Debtors and the Reorganized Debtors		62
		1.	Cancellation of Debt and Reduction of Tax Attributes	62
		2.	Limitation of NOL Carryforwards and Other Tax Attributes	63
		3.	Alternative Minimum Tax	64
	C.	Certain U.S. Federal Income Tax Consequences of the Plan to Holders of Allowed Claims		64
		1.	Consequences to Holders of Class 3 Claims	64
		2.	Consequences to Holders of Class 9 Interests	66
		3.	Issue Price and Original Issue Discount with Respect to the New Secured Notes	66
		4.	Accrued Interest	66
		5.	Market Discount	67
		6.	Ownership of Noteholder PIK Preferred Stock	67
		7.	Dividends on New Common Stock	67
		8.	Sale, Redemption, or Repurchase of New Common Stock	68
	D.	Limitations on Use of Capital Losses		68
	E.	Medicare Tax		68

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	F.	Certain U.S. Federal Income Tax Consequences of the Plan to Non-U.S. Holders of Allowed Claims		68
		1.	Gain Recognition	68
		2.	Interest Payments on New Secured Notes; Accrued but Untaxed Interest	69
		3.	Sale, Redemption, or Repurchase of the New Secured Notes, the Noteholder PIK Preferred Stock, or the New Common Stock	69
		4.	Dividends on New Common Stock and Noteholder PIK Preferred Stock	70
		5.	FATCA	70
	G.	Withholding and Reporting		71

X.	Recommendation of the Debtors			72

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EXHIBITS

Exhibit A	Plan of Reorganization

Exhibit B	Corporate Structure of the Debtors

Exhibit C	Restructuring Support and Forbearance Agreement

Exhibit D	Financial Projections

Exhibit E	Valuation Analysis

Exhibit F	Liquidation Analysis

I.    Executive Summary

A.	Purpose of this Disclosure Statement and the Plan.

Goodman Networks Incorporated (“Goodman”) and certain of its direct subsidiaries, as debtors and debtors in possession (each, a “Debtor,” collectively, the “Debtors” or the “Company”), submit this disclosure statement (including all exhibits hereto, the “Disclosure Statement”) pursuant to sections 1125 and 1126 of the Bankruptcy Code to Holders of Claims against and Interests in the Debtors in connection with the solicitation of acceptances with respect to the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization (as may be amended or modified from time to time and including all exhibits and supplements thereto, the “Plan”). A copy of the Plan is attached hereto as Exhibit A and incorporated herein by reference.2 The Plan constitutes a separate chapter 11 plan for each of the Debtors.

THE DEBTORS BELIEVE THAT THE COMPROMISES AND SETTLEMENTS CONTEMPLATED BY THE PLAN ARE FAIR AND EQUITABLE, MAXIMIZE THE VALUE OF THE DEBTORS’ ESTATES, AND MAXIMIZE RECOVERIES TO HOLDERS OF CLAIMS AND INTERESTS. THE DEBTORS BELIEVE THE PLAN IS THE BEST AVAILABLE ALTERNATIVE FOR IMPLEMENTING A RESTRUCTURING OF THE DEBTORS’ BALANCE SHEET. THE DEBTORS STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

B.	Overview of the Transactions Contemplated by the Plan.

The Debtors are a leading provider of installation and maintenance services for satellite communications and also provide network infrastructure and professional services to the telecommunications industry. The Debtors serve the satellite television industry by providing onsite installation, upgrade, and maintenance of satellite television systems to residential and commercial market customers. The Debtors also provide professional services, including the design, engineering, construction, deployment, maintenance, and decommissioning of small cell and distributed antenna systems (“DAS”). Further, the Debtors provide telecommunications services that include the maintenance and decommissioning of wireless networks for traditional cell towers. The Debtors are headquartered in Frisco, Texas, and employ more than 3,400 individuals across thirty-five offices. The Debtors’ customer list includes several of the largest carriers and original equipment manufacturers in the telecommunications industry. For the fiscal year ended December 31, 2016, the Debtors reported approximately $379.7 million in total revenue. As of March 1, 2017, the Debtors have total funded debt obligations of approximately $329.3 million, consisting of approximately $4.3 million outstanding under the Credit Agreement (to be paid in full prior to the Petition Date as described in Article III.C.6 of this Disclosure Statement) and approximately $325 million outstanding in aggregate principal amount of Secured Notes.

To implement a comprehensive financial restructuring of its funded debt, the Debtors will commence chapter 11 cases (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) after commencement of the solicitation process. The Debtors will seek joint administration of the Chapter 11 Cases for procedural purposes and, upon commencement of the Chapter 11 Cases will file the Plan, this Disclosure Statement, and a motion seeking to approve the Disclosure Statement and proposed solicitation process. On January 24, 2017, certain Holders of Secured Notes (collectively, the “Consenting Noteholders”), certain Holders of Interests in Goodman (collectively, the “Consenting Equityholders,” and together with the Consenting Noteholders, the “Consenting Parties”), and the Debtors entered into that certain Restructuring Support and Forbearance Agreement (together with all exhibits thereto, and as amended, restated, and supplemented from time to time, the “RSA”) that sets forth the principal terms of the Restructuring Transactions and requires the Consenting Parties to support the Plan.

[2]	Capitalized terms used but not otherwise defined in this Disclosure Statement have the meaning ascribed to such terms in the Plan. Additionally, this Disclosure Statement incorporates the rules of interpretation located in Article I of the Plan. The summary provided in this Disclosure Statement of any documents attached to this Disclosure Statement, including the Plan, are qualified in their entirety by reference to the Plan, the exhibits, and other materials referenced in the Plan, the Plan Supplement, and the documents being summarized. In the event of any inconsistencies between the terms of this Disclosure Statement and the Plan, the Plan shall govern.

As set forth in the Plan, the Restructuring Transactions provide for a comprehensive restructuring of Claims against and Interests in the Debtors, preserve the going-concern value of the Debtors’ businesses, maximize recoveries available to all constituents, provide for an equitable distribution to the Debtors’ stakeholders, and protect the jobs of the Debtors’ more than 3,400 employees. More specifically, the Restructuring Transactions provide, among other things, that:

•	in exchange for the Company’s 12.125% senior secured notes due 2018 (the Secured Notes,” and such underlying claims, the “Secured Notes Claims”), all Holders of Secured Notes Claims shall receive their pro rata share of: (1) $25.0 million in cash; (2) an aggregate principal amount of $112.5 million of new 8.0% senior secured notes due 2022 (the “New Secured Notes”); (3) new payment-in-kind preferred stock in reorganized Goodman (“Reorganized Goodman”) having an initial liquidation value of $80.0 million (such payment-in-kind preferred stock, the “New PIK Preferred Stock”); and (4) shares of common stock representing 42 percent of the common stock of Reorganized Goodman on the Effective Date (the “Noteholder Common Stock”), after accounting for the issuance and distribution of the Goodman MBE Group Common Stock (as defined herein) and the continuation of the Interests in Goodman (such common stock, the “New Common Stock”), subject to further pro rata economic dilution pursuant to the Management Incentive Plan;

•	on the Effective Date, all existing Interests in Goodman shall be diluted by the issuance, allocation, and distribution of the Noteholder Common Stock and the Goodman MBE Group Common Stock; after such dilution by the Noteholder Common Stock and the Goodman MBE Group Common Stock, the Interests in Goodman shall constitute 7.9 percent of the common stock in Reorganized Goodman on the Effective Date, subject to further pro rata economic dilution pursuant to the Management Incentive Plan;

•	all outstanding and undisputed General Unsecured Claims against the Debtors will be unimpaired and unaffected by the restructuring and will be paid in full in cash in accordance with the terms of the Plan;

•	all administrative claims, priority tax claims, priority claims, and secured claims shall be paid in full in cash or receive such other customary treatment that renders such claims unimpaired under the Bankruptcy Code;

•	after the Effective Date, the Reorganized Goodman Board shall establish the Management Incentive Plan, which shall reserve for its participants the following equity interests in Reorganized Goodman: (1) shares of New PIK Preferred Stock with an initial liquidation value of $5 million; and (2) cash-settlement restricted stock units, which shall represent 5 percent of the value of the New Common Stock as of the Effective Date, on a fully-diluted basis;

•	the Reorganized Debtors will endeavor to maintain their existing state and federal minority business enterprise status (the “MBE Status”) and Reorganized Goodman will enter into one or more consulting agreements with a group consisting of John Goodman, Jason Goodman, Jonathan Goodman, and James Goodman (collectively, the “Goodman MBE Group”) to, among other things, preserve the Reorganized Debtors’ MBE Status, which will provide significant competitive advantages to the Reorganized Debtors, help retain existing customers, and attract future business; and

•	in exchange for such essential value, the Goodman MBE Group shall receive: (1) New PIK Preferred Stock with an initial liquidation value of $20.0 million; and (2) shares of New Common Stock representing 50.1 percent of the common stock in Reorganized Goodman on the Effective Date after accounting for the dilution of the Interests in Goodman and the issuance and distribution of the Noteholder Common Stock (the “Goodman MBE Group Common Stock”), subject to further pro rata economic dilution pursuant to the Management Incentive Plan.

As described below, you are receiving this Disclosure Statement because you are a Holder of a Claim or Interest entitled to vote to accept or reject the Plan. Prior to voting on the Plan, you are encouraged to read this

Disclosure Statement and all documents attached to this Disclosure Statement in their entirety. As reflected in this Disclosure Statement, there are risks, uncertainties, and other important factors that could cause the Debtors’ actual performance or achievements to be materially different from those they may project, and the Debtors undertake no obligation to update any such statement. Certain of these risks, uncertainties, and factors are described in Article VII of this Disclosure Statement, entitled “Risk Factors.”

C.	Summary of Treatment of Claims and Interests and Description of Recoveries under the Plan.

The Plan organizes the Debtors’ creditor and equity constituencies into groups called “Classes.” For each Class, the Plan describes: (1) the underlying Claim or Interest; (2) the recovery available to the Holders of Claims or Interests in that Class under the Plan; (3) whether the Class is Impaired or Unimpaired under the Plan; (4) the form of consideration, if any, that Holders in such Class will receive on account of their respective Claims or Interests; and (5) whether the Holders of Claims and Interests in such Class are entitled to vote to accept or reject the Plan.

The proposed distributions and classifications under the Plan are based upon a number of factors, including the Debtors’ valuation and liquidation analyses. The valuation of the Reorganized Debtors as a going concern is based upon the value of the Debtors’ assets and liabilities as of an assumed Effective Date of December 31, 2016 and incorporates various assumptions and estimates, as discussed in detail in the Valuation Analysis prepared by the Debtors, together with their proposed investment banker Jefferies LLC (“Jefferies”).

The table below provides a summary of the classification, description, and treatment of Claims and Interests under the Plan. This information is provided in summary form below for illustrative purposes only and is qualified in its entirety by reference to the provisions of the Plan. For a more detailed description of the treatment of Claims and Interests under the Plan and the sources of satisfaction for Claims and Interests, see Article IV of this Disclosure Statement, entitled “Summary of the Plan.”

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

Class 3	Secured Notes Claims	Impaired	Entitled to Vote

Class 4	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

Class 5	Debtor Intercompany Claims	Unimpaired/ Impaired	Not Entitled to Vote (Presumed to Accept/Deemed to Reject)

Class 6	Non-Debtor Intercompany Claims	Unimpaired/ Impaired	Not Entitled to Vote (Presumed to Accept/Deemed to Reject)

Class 7	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

Class 8	Intercompany Interests	Unimpaired	Not Entitled to Vote (Presumed to Accept)

Class 9	Interests in Goodman	Impaired	Entitled to Vote

D.	Voting on the Plan.

Certain procedures will be used to collect and tabulate votes on the Plan, as summarized in Article VI of this Disclosure Statement, entitled “Voting Instructions.” Readers should carefully read the Voting Instructions in Article VI herein.

Only Holders of Secured Notes Claims and Holders of Interests in Goodman, which are classified in Class 3 and Class 9 of the Plan, respectively, are entitled to vote on the Plan (the “Voting Classes”). Holders of Claims and Interests in Classes 1, 2, 4, and 8 are conclusively presumed to accept the Plan because they are Unimpaired by the Plan. Holders of Claims in Class 7 are deemed to reject the Plan because they are Impaired by the Plan and entitled to no recovery under the Plan; however, the Debtors are unaware of any Claims in Class 7. Holders of Claims in Classes 5 and 6 are deemed to reject or presumed to accept the Plan because they are (a) Unimpaired under the Plan and presumed to accept the Plan, or (b) Impaired and entitled to no recovery under the Plan and deemed to reject the Plan.

The Voting Deadline is 4:00 p.m., prevailing Central Time, on April 3, 2017. To be counted as votes to accept or reject the Plan, each ballot (a “Ballot”) must be properly executed, completed, and delivered (either by using the return envelope provided, by first class mail, overnight courier, personal delivery, or electronic mail) such that it is actually received before the Voting Deadline by Kurtzman Carson Consultants LLC (the “Solicitation Agent”) as follows:

DELIVERY OF BALLOTS
4.	Ballots and Master Ballots must be actually received by the Solicitation Agent before the Voting Deadline.

5.	Please send your completed Ballot in the provided envelope. If you received a return envelope addressed to your Nominee, please allow additional time for your vote to be included in the Master Ballot and sent to the Solicitation Agent before the Voting Deadline.

6.	Ballots and Master Ballots to be returned directly to the Solicitation Agent may also be sent by first class mail, overnight courier, hand delivery, or via email to:

Kurtzman Carson Consultants LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Attn: Goodman Balloting Processing

Email: goodmanballots@kccllc.com

If you have any questions on the procedures for voting on the Plan, please call the Solicitation Agent at the following telephone number:

877-833-4150

IF YOU HAVE ANY QUESTIONS ABOUT THE SOLICITATION OR VOTING PROCESS, PLEASE CONTACT THE
SOLICITATION AGENT. ANY BALLOT RECEIVED AFTER THE VOTING DEADLINE OR OTHERWISE NOT IN
COMPLIANCE WITH THE VOTING INSTRUCTIONS WILL NOT BE COUNTED EXCEPT AS DETERMINED BY
THE DEBTORS.

E.	Confirmation and Consummation of the Plan.

Under section 1128(a) of the Bankruptcy Code, the Bankruptcy Court, after notice, may hold a hearing to confirm a plan of reorganization. If the Debtors file the Chapter 11 Cases, they will file a motion on the Petition Date requesting that the Bankruptcy Court set a date and time as soon as practicable after the Petition Date for a hearing (such hearing, the “Confirmation Hearing”) for the Bankruptcy Court to determine whether the Disclosure Statement contains adequate information under section 1125(a) of the Bankruptcy Code, whether the Debtors’ prepetition and postpetition solicitation of acceptances in support of the Plan complied with section 1126(b) of the Bankruptcy Code, and whether the Plan should be Confirmed in light of both the affirmative requirements of the Bankruptcy Code and objections, if any, that are timely filed, as permitted by section 105(d)(2)(B)(2)(v) of the Bankruptcy Code. The Confirmation Hearing, once set, may be continued from time to time without further notice other than an adjournment announced in open court or a notice of adjournment filed with the Bankruptcy Court and served on those parties who have requested notice under Bankruptcy Rule 2002 and the Entities who have filed an objection to the Plan, if any, without further notice to parties in interest. The Bankruptcy Court, in its discretion and prior to the Confirmation Hearing, may put in place additional procedures governing the Confirmation Hearing. Subject to section 1127 of the Bankruptcy Code, the Plan may be modified (subject to the terms of the RSA), if necessary, prior to, during, or as a result of the Confirmation Hearing, without further notice to parties in interest.

Additionally, section 1128(b) of the Bankruptcy Code provides that any party in interest may object to Confirmation. The Debtors, in the same motion requesting a date for Confirmation of the Plan, will request that the Bankruptcy Court set a date and time for parties in interest to file objections to the adequacy of the Disclosure Statement, the Debtors’ prepetition solicitation of acceptances in support of the Plan, and Confirmation of the Plan. All such objections must be filed with the Bankruptcy Court and served on the Debtors and certain other parties in interest in accordance with the applicable order of the Bankruptcy Court so that they are received before the deadline to file such objections.

1.	Confirmation Hearing.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Disclosure Statement contains adequate information under section 1125(a) of the Bankruptcy Code, the Debtors’ prepetition and postpetition solicitation of acceptances in support of the Plan complied with section 1126(b) of the Bankruptcy Code, and the Plan should be Confirmed in light of both the affirmative requirements of the Bankruptcy Code and objections, if any, that are timely filed. For a more detailed discussion of the Confirmation Hearing, see Article V of this Disclosure Statement, entitled “Confirmation of the Plan.”

2.	Effect of Confirmation and Consummation of the Plan.

Following Confirmation, and subject to satisfaction or waiver of each condition precedent in Article IX of the Plan, the Plan will be Consummated on the Effective Date. Among other things, on the Effective Date, certain release, injunction, exculpation, and discharge provisions set forth in Article VIII of the Plan will become effective. As such, it is important to read the provisions contained in Article VIII of the Plan very carefully so that you understand how Confirmation and Consummation—which effectuates such release, injunction, exculpation, and discharge provisions—will affect you and any Claim or Interest you may hold with respect to the Debtors so that you may cast your vote accordingly. These provisions are described in Article IV of this Disclosure Statement.

F.	Additional Plan-Related Documents.

1.	The Plan Supplement.

The Debtors will file certain documents that provide more details about implementation of the Plan in the Plan Supplement, which pursuant to the terms of the Plan will be filed with the Bankruptcy Court no later than seven (7) calendar days before the Confirmation Objection Deadline. The Debtors will serve a notice that will inform all parties that the initial Plan Supplement was filed, list the information included therein, and explain how copies of the Plan Supplement may be obtained. Eligible Holders of Claims and Interests entitled to vote to accept or reject the Plan shall not be entitled to change their vote based on the contents of the Plan Supplement after the Voting Deadline. The Plan Supplement will include:

•	the New Organizational Documents;

•	the New Secured Notes Documents;

•	the Exit Facility Documents;

•	the Shareholders Agreement;

•	the New Equity Documents;

•	the identity of the members of the Reorganized Goodman Board and the officers of Reorganized Goodman;

•	the Goodman MBE Group Consulting Contracts;

•	the Rejected Executory Contract and Unexpired Lease List;

•	the Assumed Executory Contract and Unexpired Lease List; and

•	the schedule of retained Causes of Action.

THE FOREGOING EXECUTIVE SUMMARY IS ONLY A GENERAL OVERVIEW OF THIS DISCLOSURE STATEMENT AND THE MATERIAL TERMS OF, AND TRANSACTIONS PROPOSED BY, THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED DISCUSSIONS APPEARING ELSEWHERE IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS ATTACHED TO THIS DISCLOSURE STATEMENT, INCLUDING THE PLAN.

II.    Debtors’ Business Operations and Capital Structure

A.	The Debtors’ Prepetition Corporate Structure.

The Debtors are leading providers of installation and maintenance services for satellite communications and also provide professional services and network infrastructure to the telecommunications industry, as well as field services to the satellite television industry. In 2000, John Goodman, the Debtors’ current Executive Chairman, Chief Executive Officer, and President, along with his brothers, Jason, Jonathan, Joseph “Jody,” and James Goodman, founded the Company. Under the leadership of the Goodman brothers, the Debtors established themselves as leading service providers in the telecommunications sector, increasing revenue from approximately $35 million in 2004 to approximately $1.2 billion in 2014. Throughout this period, the Debtors also pursued strategic acquisitions to further strengthen the business’s reach and service offerings, including the 2013 acquisitions of the Custom Solutions Group of Cellular Specialties, Inc. (“Custom Solutions”), Design Build Technologies, LLC (“DBT”), and Multiband Corporation (“Multiband”). In the twelve months ended December 31, 2016, the Debtors generated revenues totaling approximately $379.7 million on a consolidated basis.

A diagram illustrating the current corporate structure of the Debtors is attached hereto as Exhibit B. As set forth on Exhibit B, Goodman wholly-owns each of its domestic and foreign subsidiaries.

B.	The Debtors’ Operations.

As further detailed below, the Debtors operate through three segments: (a) field services, which include onsite installation, upgrade, and maintenance services of satellite television systems; (b) professional services, which are technical services related to the design and optimization of backhaul and central office equipment of wireless networks and (c) infrastructure services, which are services related to the maintenance and decommissioning of wireless and wireline networks. Within these three operating segments, the Debtors generate nearly all of their revenues under master service agreements (“MSAs”) with their major customers. These MSAs establish a framework, including pricing and other terms, for providing ongoing services as set forth under the applicable MSA; however, they generally do not commit the customers to use the Debtors’ services for any continued length of time or for future projects. Both currently and historically, the Debtors’ most critical MSAs have been with AT&T Inc. (“AT&T”) and its affiliates. The Debtors’ relationship with AT&T began in 2002 with Cingular Wireless LLC and Southwestern Bell Telephone Company. As of the Petition Date, the Debtors provide satellite television installation and maintenance services to DIRECTV, a subsidiary of AT&T, in fourteen states, pursuant to a multi-year MSA that is currently extended to October 15, 2018, and contains an automatic one-year renewal. During 2014, 2015, and 2016, the Debtors provided small cell or DAS services to approximately one hundred enterprises, including higher education institutions, stadiums for professional and collegiate sports events, hotels and resorts, retailers, hospitals, and government agencies. Following the sale of certain assets to Dycom Industries, Inc. (“Dycom”), as further discussed in Article III.C.1 herein, the Debtors business operations now primarily focus on the field services segment.

1.	Field Services.

The Debtors’ field services segment employs approximately 2,800 technicians, who provide installation and maintenance services primarily to DIRECTV satellite television. During each of 2014, 2015, and 2016, the Debtors completed approximately 1.5 million satellite television installations and upgrade or maintenance work orders for DIRECTV, representing approximately 28.0 percent of all of DIRECTV’s outsourced work orders for residents of single-family homes for each of these years. The Debtors estimate that they were the second largest AT&T in-home installation provider in the United States for each of 2014, 2015, and 2016. In addition to the MSA with DIRECTV for residential work orders, the Debtors also have a MSA with DIRECTV to install equipment for multi-dwelling unit (“MDU”) facilities (the “MDU-DIRECTV MSA”). The MDU-DIRECTV MSA was extended in 2015 to continue through 2018, contains an automatic one-year renewal, and may be terminated by either party upon a 180 days’ notice. In addition, on January 25, 2016, the Debtors signed a ninety day agreement with AT&T Services, Inc. to provide smart home security service (“Digital Life”) installation and repair services in connection with its DIRECTV satellite television installation offerings. The contract renews annually but either party has the right to terminate the agreement upon 60 days’ notice.

2.	Professional Services.

The Debtors’ professional services segment employs approximately fifty telecommunications engineers and technicians who provide highly technical services primarily related to the design, engineering, integration, and performance optimization of transport and core equipment of enterprise and wireless carrier networks. When a network operator integrates a new element into its live network or performs a network-wide upgrade, a team of engineers from the Debtors’ professional services segment administers the complete network design, equipment compatibility assessments and configuration guidelines, the migration of data traffic onto the new or modified network, and the network activation. In addition, the Debtors provide services related to the engineering and installation of indoor small cell and DAS networks. The Debtors’ enterprise small cell and DAS customers often require all or most of the services described under “Infrastructure Services” below and may also purchase consulting, post-deployment monitoring, performance optimization, and maintenance services.

3.	Infrastructure Services.

The infrastructure services segment provides program management services for field projects necessary to maintain or decommission wireless and wireline networks. In particular, this business was involved in the installation of 4G networks for AT&T and other customers. Because the Debtors’ customers make significant network upgrades on a cyclical basis, the insfrastructure segment has historically been subject to the booms and busts of those cycles. As discussed below, on July 6, 2016, the Debtors completed the sale of certain assets utilized in the infrastructure services segment to Dycom. Accordingly, the Debtors have recently shifted the focus of their operations from the infrastructure services segment to the field services segment.

C.	The Debtors’ Employees.

As of the Petition Date, the Debtors employ more than 3,400 employees across thirty-five offices, of which approximately fifty employees are engineers and approximately 2,800 are field technicians. The Debtors also utilize a network of subcontractor relationships to complete work on certain of projects. The use of subcontractors allows the Debtors to scale their workforce quickly to meet varied levels of demand and project needs without significantly altering their full-time employee base. The Debtors are party to a collective bargaining agreement with the International Brotherhood of Electrical Workers (the “IBEW”) governing the employment of twenty-five employees consisting of full-time or regular part-time technicians, warehouse clerks, or trackers employed at the Debtors’ 44 Norfolk Avenue, South Easton, Massachusetts facility. The Debtors have a cooperative relationship with the IBEW and the collective bargaining agreement does not expire until January 11, 2019.

The Debtors’ employees perform a variety of critical functions, including engineering, accounting, business administration, finance, human resources, information technology, management, marketing, facilities maintenance, security, and other key functions. They are essential to the preservation and enhancement of the value of the Debtors’ businesses and the administration of the Debtors’ estates during the ongoing restructuring process.

D.	The Debtors’ MBE Status.

Since inception starting in July 2000, the Debtors have continuously operated as a minority business enterprise (“MBE”). The Debtors are certified as a MBE by the National Minority Supplier Development Council (the “NMSDC”), as issued by the Dallas-Fort Worth Minority Supplier Development Counsel (the “DFW MSDC”), based on, among other things, minority individuals owning and controlling the management and operations of Goodman. In addition to the MBE certification from the NMSDC, the Debtors are currently MBE-certified by other local and multi-state wide agencies, including the California Public Utilities Commission, the Texas Historically Underutilized Business Program, and the State of New York Minority and Women’s Business Development (collectively with the NMSDC and the DFW MSDC, the “MBE Agencies”).

Because of their MBE Status, the Debtors receive benefits from the NMSDC, including certain lobbying and advocacy benefits. Likewise, the Debtors’ MBE Status with other MBE authorities provides the Debtors with important business benefits, including technical assistance, potential business leads and procurement opportunities, and access to top corporate purchasing agents. The Debtors’ MBE Status affords the Debtors with key advantages over their non-MBE competitors because the Debtors are recognized as an MBE when competing for procurements by public utilities. Moreover, certain of the Debtors’ current and potential customers strongly consider MBE Status when awarding new business and may withdraw or reduce their business with the Debtors if the Debtors were to lose their MBE Status. Accordingly, the Debtors’ MBE Status is integral to the Debtors’ future success during and after the Chapter 11 Cases. Therefore, the Debtors have taken efforts to maintain their MBE Status in connection with the proposed restructuring while also seeking to obtain the significant deleveraging benefits secured through the RSA and the Plan, as detailed below.

E.	The Debtors’ Prepetition Capital Structure.

1.	The Debtors’ Debt Obligations.

As of the expected Petition Date, the Debtors’ consolidated funded debt will consist of an approximately $325 million in aggregate outstanding principal amount of Secured Notes. The primary components of the Debtors’ consolidated funded debt obligations are described below, including the Debtors expected paydown of its credit facility in advance of commencing the Chapter 11 Cases.

(a)	The Prepetition Credit Facility.

Certain of the Debtors are currently party to that certain Credit and Security Agreement, dated as of July 29, 2016 (as amended from time to time and with all supplements and exhibits thereto, the “Credit Facility Agreement,” and such underlying credit facility, the “Credit Facility”), by and among Goodman, the other borrowers party thereto, MidCap Financial Trust, as administrative agent (the “Administrative Agent”), and MidCap Financial Trust, as the lender (the “Credit Facility Lender”). In connection with the Credit Facility Agreement, the Debtors entered into a senior secured asset-based revolving loan note (the “Credit Facility Note”) in favor of the Credit Facility Lender, which note currently provides for the repayment of a maximum borrowing availability under the Credit Facility of $25 million. The Credit Facility Note is scheduled to mature on April 1, 2018, and bears a floating annual interest rate equal to the sum of the current London Interbank Offered Rate plus an applicable margin of 4.85 percent. Until paid in full, obligations arising under the Credit Facility are secured by a first-priority lien on the Company’s accounts receivable, inventory, related contracts, and other rights and other assets related to such collateral and the proceeds thereof (the “Credit Facility Collateral”).

As detailed further in Article III of this Disclosure Statement, the Debtors intend to pay in full all of the then-outstanding obligations under the Credit Facility and to terminate the Credit Facility Agreement and Credit Facility Note prior to the Petition Date. The amount outstanding under the Credit Facility fluctuates from time to time between $0 and approximately $10 million depending on the Debtors’ operational and liquidity needs. As of the March 1, 2017, this contemplated paydown will eliminate approximately $4.3 million previously outstanding under the Credit Facility.

(b)	The Prepetition Secured Notes.

The Debtors are parties to that certain indenture, dated June 23, 2011 (as amended, modified, or supplemented from time to time, collectively, the “Secured Notes Indenture”), by and among the Debtors and Wells Fargo Bank, National Association, as indenture trustee. Pursuant to the Secured Notes Indentures, on June 23, 2011, the Company issued $225 million of Secured Notes. Among other things, the proceeds from the issuance of the Secured Notes were used to: (i) repay the balances remaining on 18.0% junior unsecured notes due 2012 held by certain shareholders; (ii) purchase all outstanding Series C convertible redeemable preferred stock as well as the common stock and warrants owned by a former investor in the Debtors for $88 million; (iii) purchase certain outstanding common stock owned by certain of the Debtors’ officers or employees for $11.5 million; and (iv) pay down the Debtors’ previous senior secured credit facility (such transactions collectively, the “Recapitalization”). Approximately $42 million of the proceeds were then used to fund ongoing operations as balance sheet cash.

On June 13, 2013, the Company issued an additional $100 million in Secured Notes in a subsequent “tack-on” offering pursuant to the Secured Notes Indentures. The Secured Notes mature on July 1, 2018 and require semi-annual interest payments fixed at 12.125 percent. Obligations under the Secured Notes Indentures are guaranteed by all current and future wholly-owned material domestic subsidiaries and secured by (i) a first-priority lien on substantially all assets of the Company other than the collateral securing the Credit Facility and (ii) a second-priority lien on the collateral securing the Credit Facility obligations. As of the date hereof, the aggregate outstanding principal amount of the Secured Notes is approximately $325 million.3

2.	The Equity Interests in the Debtors.

Goodman is a privately-held company. As of the date hereof, Goodman had approximately 912,754 outstanding shares of common stock, par value $0.01 per share. As of the date hereof, the Consenting Equityholders control approximately 80 percent of the outstanding shares of Goodman common stock.

III.    Events Leading to the Debtors’ Financial Difficulties and Commencement of the Chapter 11 Cases

A.	The Debtors’ Capital Expenditures to Expand Their Business.

Since 2013, the Debtors have expanded their service offerings across the television industry, the small cell and DAS lines, and wireline businesses through a series of strategic acquisitions. On February 28, 2013, the Debtors completed the acquisition of Custom Solutions—a company that provided indoor and outdoor wireless DAS and carrier Wi-Fi solutions, services, consultations, and maintenance—which acquisition significantly strengthened the Debtors’ position in rapidly growing segments of the wireless infrastructure industry, specifically in-building DAS, small cells, and WiFi offload segments. Approximately five months later, Goodman acquired DBT, a full-service wireless construction company that previously constructed and maintained communications towers for major network operators across the Southeastern United States. The addition of DBT’s assets and workforce enhanced the Debtors’ cellular tower capabilities related to installation of 4G networks. Neither of these acquisitions, however, has been value accretive. Although the purchase prices for these transactions alone did not create stress on the Debtors’ business, the fact that neither transaction led to significant increases in revenue has played a role in the Debtors’ current financial situation.

On August 30, 2013, Goodman completed the acquisition of Multiband, a company focused on engineering, installation, and maintenance services for DIRECTV and other service providers. Through the acquisition, the size of the Debtors’ technical workforce increased dramatically. This expanded workforce enabled

[3]

In connection with the issuance of the Credit Facility and the Secured Notes, on June 23, 2011, PNC Bank, National Association, as administrative agent under the Credit Facility Agreement, U.S. Bank National Association, as collateral trustee under the Secured Notes Indenture, and Goodman entered into that certain Intercreditor Agreement. The Intercreditor Agreement set forth the rights and responsibilities of the parties thereto with respect to enforcement and turnover provisions in the event of a bankruptcy filing. The Debtors expect that the termination of the Credit Facility Agreement and Credit Facility Note prior to the Petition Date will also lead to the termination of the Intercreditor Agreement at that time.

the Debtors to increase their offerings and service coverage, and this workforce has recently expanded its focus to include installations of AT&T’s Digital Life service. In addition to acquiring a technically sophisticated workforce, the Multiband acquisition allowed the Debtors to pursue new strategic capabilities, including the installation, maintenance, and upgrades of satellite television systems for residential and commercial customers. The Debtors also inherited Multiband’s customer relationship with DIRECTV. This acquisition had significant operational potential for the Debtors’ continued growth; however, its approximate $102.4 million purchase price also required the Debtors to issue an additional $100 million in Secured Notes to fund the acquisition. Although Multiband’s revenues have been stable, Multiband has not generated significant growth, thus making it difficult for the Debtors to service the debt incurred at the time of the Multiband acquisition.

As discussed below, the acquisitions of Custom Solutions, DBT, and Multiband ultimately increased the Debtors’ debt burden and have inhibited future growth as the Debtors’ primary customer—AT&T—has significantly reduced service demands, and other potential customers have not sufficiently expanded their business with the Debtors to offset the losses from the AT&T business. This difficult operating environment has further underscored the importance of the Debtors’ MBE Status as a competitive advantage in maintaining their ongoing business relationships and attracting new business.

B.	Decrease in Revenue.

1.	AT&T and DIRECTV.

Over the past two years, the Debtors’ business has suffered critical revenue declines across their professional services and infrastructure services segments, which together have greatly outpaced the relative gains made in the field services segment during that same time. For example, the Debtors’ professional services and infrastructure services segments have suffered from considerable profit margin contractions due, in part, to considerable spending cuts at AT&T and DIRECTV related to upgrading networks because, among other things, AT&T had substantially completed the roll out of its upgraded 4G network. These cuts have had a significant effect on the Debtors’ financial health because AT&T, including DIRECTV, represents a large majority of the Debtors’ current and historic revenues. For example, in the years ended December 31, 2014, 2015, and 2016, AT&T-related business represented approximately 64.3 percent, 77.7 percent, and 80.2 percent, respectively, of the Debtors’ revenues on a consolidated basis.

The Debtors’ dependence on AT&T’s business has also heightened over time due to consolidation in the telecommunications industry. For instance, in July 2015, AT&T acquired DIRECTV by merger, and DIRECTV became a subsidiary of AT&T. As a result, the Debtors’ revenues have become more concentrated and dependent on their relationship with AT&T.

2.	Other Customers.

In addition to spending cuts at AT&T and DIRECTV, the Debtors have experienced a decrease in revenues in their professional services segment due to a declining volume of engineering services provided to Alcatel-Lucent USA, Inc. (“Alcatel-Lucent Nokia”) and a reduction of DAS services provided under the Debtors’ contract with Duke University following the completion of installations in multiple buildings at Duke’s campus. Specifically, revenues for the professional services segment decreased by $20 million, or 27.8 percent, to $51.7 million for the year ended December 31, 2016, as compared to $71.7 million for the year ended December 31, 2015. Although this decline was offset by an increase in the volume of services provided under the Debtors’ contract with Cellco Partnership d/b/a Verizon Wireless (“Verizon Wireless”), the Debtors currently expect that their aggregate revenues from Alcatel-Lucent Nokia will continue to decline in the future.

Revenues for the infrastructure services segment increased by $2.3 million, or 15.4 percent, to $17.2 million for the year ended December 31, 2016, compared to $14.9 million for the year ended December 31, 2015. The increase was due in large part to the Debtors’ new contracts with both Sprint/United Management Company and the United States Air Force.

As noted above, the Debtors became significantly more leveraged in 2013 as a result of the acquisitions of Custom Solutions, DBT, and, most importantly, Multiband. Taken together with these very considerable cuts in service requests from their key customers, the Debtors have been unable to pursue viable business opportunities and have incurred growing losses over the past several years.

C.	Out-of-Court Restructuring Initiatives.

Under normal operating conditions, the Debtors’ steady cash flows enable them to reliably service their funded debt obligations and weather ordinary variations in customer demands for their services. But the current operating conditions and attendant enterprise-wide liquidity challenges have made the Debtors’ debt-service obligations unsustainable. Thus, in early 2016, the Debtors began exploring long-term solutions to right-size their capital structure and maximize their prospects for long-term success. Significant to these efforts was protecting the Debtors’ MBE Status, a critical component of maintaining their customer relationships and enabling future commercial partnerships.

With their advisors, the Debtors engaged an ad hoc group of holders of Secured Notes—which group subsequently expanded and became the Consenting Noteholders—in good-faith discussions regarding various restructuring alternatives. The goal of these discussions, as explained below, was to explore all viable in-court and out-of-court restructuring alternatives that would both meaningfully deleverage the Debtors’ balance sheet and provide a meaningful recovery to all stakeholders. Importantly, AT&T has played an active and constructive role in these negotiations, with the goal of ensuring that the Debtors would meaningfully deleverage their balance sheet liabilities and provide uninterrupted, continuous services to AT&T and DIRECTV.

1.	Dycom Sale.

In connection with consideration of restructuring alternatives, the Debtors also explored other strategic alternatives that would both enhance the value of their businesses and provide substantial, immediate returns through the sale of certain non-core assets. To that end, the Debtors negotiated the sale of certain assets related to their wireless network deployment and wireline businesses—including a significant portion of the Debtors’ business with AT&T and its non-DIRECTV subsidiaries—to Dycom, pursuant to which the Debtors and Dycom entered into that certain asset and purchase agreement (the “Dycom Agreement”) on June 2, 2016. On July 6, 2016, the Dycom Agreement was amended to, among other things, provide that an additional $10 million of the proceeds from the sale of assets be deposited into an indemnity escrow account to secure the Debtors’ indemnification obligations until certain conditions are fulfilled (the “Indemnity Escrow Amount”).4 In addition, the Debtors agreed to not provide (i) certain wireless services in the United States and Canada to AT&T, (ii) certain small cell services to AT&T in certain geographic areas, and (iii) wireline services in the United States and Canada, with certain exceptions, each through August 31, 2020. Under the Dycom Agreement, the Debtors may perform home and business installation and maintenance services, however, certain work for multi-system cable operators may be restricted through July 6, 2018.

[4]	As further outlined in the Dycom Agreement, upon the earlier of: (i) the effectiveness of a plan of reorganization of Goodman under chapter 11 which includes the assumption of the Dycom Agreement and the AT&T Consent (as defined in the first amendment to the Dycom Agreement), and (ii) completion by Goodman of an out-of-court restructuring which includes the Noteholder Consent (as defined the Dycom Agreement), Goodman and Dycom shall promptly jointly instruct the Escrow Agent (as defined in the Dycom Agreement) to release to Goodman $10 million of the Indemnity Escrow Amount minus any amounts delivered to a Purchaser Indemnified Party (as defined in the Dycom Agreement) pursuant to Section 9.07(a) of the Dycom Agreement or for which an unresolved Claim (as defined in the Dycom Agreement) has been made and that have not previously been deducted. Upon the date of the final resolution with the State of Texas of an approximately $31.7 million disputed sales tax liability that acknowledges Dycom has no liability in respect of the sales tax liability or that is otherwise reasonably satisfactory to Dycom, Goodman and Dycom shall promptly jointly instruct the Escrow Agent to release to Goodman the remaining Indemnity Escrow Amount minus any amounts delivered to a Purchaser Indemnified Party pursuant to Section 9.07(a) of the Dycom Agreement or for which an unresolved Claim has been made and that have not previously been deducted.

If neither of the preceding conditions has been satisfied, then the Indemnity Escrow Amount shall remain in escrow to satisfy Goodman’s obligations under Section 9.02 of the Dycom Agreement until the later of: (i) the date upon which any such amounts are paid to Dycom or released to Goodman in accordance with the preceding paragraph and (ii) July 6, 2017.

Subsequently on July 6, 2016, the Debtors and Dycom consummated the sale pursuant to the Dycom Agreement, as amended, for a cash purchase price of approximately $107.5 million, subject to an estimated working capital adjustment of $4.7 million (the “Dycom Sale”). Of the proceeds from the Dycom Sale, $22.5 million has been deposited into an indemnity escrow account and will be held until certain conditions are fulfilled. Utilization of a portion of the proceeds from the Dycom Sale has been key to the Debtors’ business in funding operating expenses and restructuring efforts. The remaining proceeds of the Dycom Sale have been deposited in a Texas Legacy Bank account, which is subject to the liens and security interests relating to the Secured Notes and the Credit Facility Note.

2.	Spring and Summer 2016 Negotiations.

Starting in the spring of 2016, the Debtors, the Consenting Noteholders, and AT&T began to explore comprehensive restructuring alternatives. These efforts included the exchange of diligence and in-person meetings between representatives and advisors of the Company and the Consenting Noteholders. The Debtors and the Consenting Noteholders considered, among other alternatives, an out-of-court exchange of the Secured Notes for various packages of cash, equity, and debt consideration, as well as certain in-court transactions.

In the summer of 2016, these discussions escalated, with the Debtors and the Consenting Noteholders seeking an agreement on the terms of a potential in-court or out-of-court transaction through which the Secured Notes would be exchanged for a combination of cash, new secured notes, and equity in the Company. During this period, the Debtors elected to enter into the grace period and temporarily forego the interest payment due on July 1, 2016, to the Secured Notes. These negotiations ultimately stalled when the parties could not reach a definitive agreement on the terms of a restructuring and the consideration offered in exchange for the Secured Notes. The Debtors then made the interest payment on the Secured Notes before the expiration of the grace period.

3.	Departure of Certain Directors and Officers and Appointment of New Executive Officers.

On November 11, 2016, certain shareholders of Goodman elected James Goodman, Jason Goodman, and Jonathan Goodman to fill then existing vacancies on the Board of Directors of Goodman. Shortly thereafter, on November 15, 2016, all existing members of Goodman’s Board of Directors other than John Goodman resigned from their positions as directors. On November 15, 2016, John Goodman, as the sole remaining director, appointed Jason Goodman and Jonathan Goodman to fill those vacancies, and the Board of Directors then appointed John Goodman as Chairman of the Board of Directors and Executive Chairman.

On November 21, 2016, the Company received a letter of resignation from Goodman’s then-current Chief Executive Officer and President, Ron Hill, pursuant to which Mr. Hill gave notice of his resignation from his positions effective December 21, 2016. On that same day, Goodman also received letters from six other senior officers seeking to terminate their employment relationships. These senior officers included the Company’s Executive Vice President and General Counsel, the Executive Vice President of Sales and Business Development, the Executive Vice President of Professional Services, the Executive Vice President of Business Operations and Business Analytics, the Executive Vice President of Human Resources, and the Executive Vice President and Chief of Staff.

Following these resignations, John Goodman, as the Debtors’ Executive Chairman, assumed the responsibilities of Chief Executive Officer and President on an interim basis. On November 21, 2016, the Board of Directors also appointed Jason Goodman as Chief Operating Officer. The following day, the Company entered into an engagement letter with FTI Consulting, Inc., under which John Debus was appointed to serve as the Company’s Chief Financial Officer and principal accounting officer on an interim basis. On January 5, 2017, the Company entered into a confidential separation agreement and general release with Ron Hill, through which the Company resolved all matters related to Mr. Hill’s separation from his employment with the Company and provided for certain severance payments totaling six months’ base salary and reimbursement of health insurance premiums under the Consolidated Omnibus Budget Reconciliation Act for up to a twelve month period. In exchange, Mr. Hill granted a general release in favor of the Debtors and agreed to customary non-disparagement and confidentiality provisions in his separation agreement.

4.	Appointment of Independent Director.

As part of its efforts to best evaluate and develop a value-maximizing restructuring for all stakeholders, the Company appointed W. Farley Dakan as an independent and disinterested director (the “Independent Director”) to its Board of Directors on January 6, 2017. In the weeks since his appointment, the Independent Director has played a key role in the restructuring negotiations and the analysis of the Plan, the RSA, and other related matters. The Independent Director has remained apprised of restructuring negotiations and considered all aspects of the RSA and the Plan as they were developed. Specifically, the Independent Director carefully considered the costs and benefits related to non-consensual versus consensual restructuring alternatives. The Independent Director was also apprised of the Debtors’ ongoing relationships with their key customers and the importance of the Debtors’ MBE Status to those customers.

5.	The Debtors’ Entry Into the RSA.

In November 2016, with the assistance of AT&T, the Debtors and the Consenting Parties renewed active negotiations regarding an out-of-court or in-court restructuring. The parties considered numerous alternatives that would reduce the Debtors’ outstanding debt obligations and maximize recoveries for all of the Debtors’ stakeholders. As with past discussions, the parties focused their efforts on transactions that would have a minimal impact on their customers, employees, vendors, and other stakeholders, while preserving the full benefits afforded to the Company through the existing MBE certifications.

In December 2016, the Debtors, the Consenting Noteholders, the Consenting Equityholders, and AT&T reached a preliminary agreement in principal on the terms of the restructuring, which terms eventually formed the basis for the RSA and the Plan. The parties continued active negotiations over the following month to further refine the terms of the restructuring in a manner that would maximize the value of the Debtors’ estates, minimize impact on the Company’s numerous stakeholders and valued customers, and safeguard the Debtors’ MBE Status. As part of this process, and in consultation with the Consenting Noteholders, the Debtors elected not to make the approximately $20 million interest payment on the Secured Notes due on January 3, 2017.

Ultimately, the parties’ efforts resulted in the entry into the RSA by and among the Debtors, the Consenting Equityholders, and the Consenting Noteholders, which serves as the foundation for the Chapter 11 Cases and the Plan. A copy of the RSA is attached hereto as Exhibit C. Before the Debtors’ entry into the RSA, the Independent Director concluded that the Debtors’ entry into the RSA and the transactions contemplated under the Plan was in the best interests of all parties in interest—including the Holders of Secured Notes and Interests in Goodman, as well as the Company’s customers, vendors, employees, and other stakeholders—and would maximize the value of the Debtors’ estates. In particular, the Independent Director carefully scrutinized both the value of the distributions provided to the Holders of Interests in Goodman and the Goodman MBE Group as part of the Plan and determined, in consultation with the Company’s advisors, that those distributions were fair and in the best interests of the Company, especially in light of the critical importance of the Debtors’ MBE Status to both retain existing customers and attract new business. Based on that analysis and those conclusions, the Independent Director authorized the Company to enter into the RSA and pursue the contemplated restructuring through the Chapter 11 Cases and consummation of the Plan.

The RSA and the Plan are predicated on preventing any disruptions to the Debtors’ business operations and protecting the Debtors’ MBE Status. To that end, the RSA parties agreed to structure the Chapter 11 Cases as prepackaged cases that contemplate payment to all general unsecured creditors in full in the ordinary course of business. In addition, the Consenting Noteholders agreed to equitize a significant portion of their debt, agreeing that all Holders of Secured Notes will collectively receive shares equal to 42 percent of the common stock of Reorganized Goodman on the Effective Date, after accounting for the issuance and distribution of the Goodman MBE Group Common Stock and the continuation of the Interests in Goodman, subject to further pro rata economic dilution pursuant to the Management Incentive Plan, New PIK Preferred Stock with an initial liquidation value of $80 million, $112.5 million in aggregate principal amount of New Secured Notes, and a $25 million cash paydown. Coupled with the prepetition paydown of the Credit Facility, this structure will allow the Debtors to reduce their funded debt by approximately $212.5 million. The Debtors and the Consenting Parties also reached an agreement to dilute all prepetition Interests in Goodman by (i) the Noteholder Common Stock and the Goodman MBE Group Common Stock and (ii) economic dilution pursuant to the Management Incentive Plan. After the dilution by the

Noteholder Common Stock and the Goodman MBE Group Common Stock, such Interests in Goodman shall constitute 7.9 percent of the common stock in Reorganized Goodman on the Effective Date, subject to further pro rata economic dilution by the Management Incentive Plan.

Finally, the Debtors, the Consenting Equityholders, and the Consenting Noteholders agreed on a structure that provides the Goodman MBE Group (i) 50.1 percent of the common stock in Reorganized Goodman on the Effective Date after accounting for the dilution of the Interests in Goodman and the issuance and distribution of the Noteholder Common Stock, subject to further pro rata economic dilution pursuant to the Management Incentive Plan and (ii) PIK Preferred Stock with an initial liquidation value of $20 million to the Goodman MBE Group in consideration of maintaining the Debtors’ MBE Status and other services to be documented in the Goodman MBE Group Consulting Contracts.

Pursuant to the RSA, the Consenting Noteholders also agreed to forbear on exercising remedies on account of certain defaults arising under the Secured Notes Indenture, including the Debtors’ election to not pay the interest payment due on January 3, 2017. The RSA also provides that the Debtors may continue to engage in two preexisting affiliate transactions (as set forth on Exhibit D to the RSA), and requires the approval of the Required Consenting Noteholders prior to the Debtors entering into any new affiliated transactions or making any payments to any of their affiliates, other than with respect to the employment agreements for John Goodman and Jason Goodman and the separation agreement with Jonathan Goodman.

On February 27, 2017, the Debtors and the Consenting Parties amended the RSA to, among other things, extend a milestone set forth in the RSA related to the outside date by which the Debtors must commence the Chapter 11 Cases to March 13, 2017.

The RSA is terminable by the Consenting Noteholders for, among other things, the failure by the Debtors to meet certain milestones set forth in the RSA, the Debtors’ or the Consenting Equityholders’ breach of any affirmative or negative covenants set forth in the RSA, certain decreases in the Debtors’ revenue as set forth in the RSA, and the assertion by creditors of claims in excess of the amounts specified in the RSA. As of the date hereof, no event has occurred, and no fact exists, that would give rise to a right of the Consenting Noteholders to terminate the RSA.

6.	The Debtors’ Paydown of the Credit Facility and the Exit Facility.

Following the Debtors’ entry into the RSA, the Debtors and their advisors engaged in good-faith discussions with the Administrative Agent regarding the treatment of the Credit Facility under the Plan, a potential amendment, restatement, and extension of the Credit Facility Agreement, and the Credit Facility lenders’ willingness to provide exit financing to the Reorganized Debtors. As a result of those discussions, and in consultation with the Consenting Noteholders, the Debtors and the Administrative Agent reached an agreement through which the (1) Administrative Agent and the Credit Facility lenders would forbear on the exercise of any remedies on account of the defaults arising from the Debtors’ failure to make the interest payment on the Secured Notes due January 1, 2017, (2) the Debtors would pay down the entire amount outstanding under the Credit Facility and the Credit Facility Note prior to the Petition Date, and (3) the Administrative Agent and Credit Facility lenders would provide an exit financing facility on substantially the same terms as the Credit Facility.

Accordingly, on March 3, 2017, the Debtors, the Administrative Agent, and the Credit Facility lenders entered into a forbearance agreement, pursuant to which the Administrative Agent and lenders agreed to, among other things, amend certain covenants and forbear on the exercise of their remedies under the Credit Facility Agreement until the earlier of (i) March 24, 2017 and (ii) the occurrence of a Forbearance Default (as defined in the forbearance agreement), which includes, among other things, (a) the Debtors’ commencement, participation or otherwise contributing support to the commencement of any case, proceeding or other action relating to bankruptcy, insolvency, reorganization, or other relief of the Debtors, (b) certain defaults under the Credit Facility Agreement or the forbearance agreement, and (c) the Debtors’ failure to repay the amounts owed under the Credit Facility in full and terminate the Credit Facility Agreement four (4) business days prior to the filing of a chapter 11 case with respect to the Debtors.

Prior to the Petition Date, the Debtors intend to pay in full all of the then-outstanding obligations under the Credit Facility, which will eliminate approximately $4.3 million outstanding under the Credit Facility. Finally, the

Debtors and the Administrative Agent, in consultation with the Consenting Parties, have agreed to the principal terms of a revolving credit facility in an aggregate principal amount of $25 million (the “Exit Facility”) with MidCap Financial Trust, as administrative agent (the “Exit Facility Agent”). The Exit Facility will have terms and conditions substantially similar to the Credit Facility Agreement, as set forth in the exit facility term sheet attached to the Plan as Exhibit A. The Exit Facility will be secured on a first-priority basis on certain of the Reorganized Debtors’ assets (collectively, the “Exit Facility Collateral”).

At this time, the Debtors and the Consenting Noteholders are continuing negotiations with the Exit Facility Agent and the proposed lenders under the Exit Credit Facility. The Exit Facility Documents relating to the Exit Facility will be disclosed in the Plan Supplement and acceptable to Goodman, the Exit Facility Lenders, the Exit Facility Agent, and the Required Consenting Noteholders.

D.	The Debtors’ Proposed Disclosure Statement and Solicitation Process.

Following the execution of the RSA, the Debtors commenced a prepackaged solicitation of the Plan on the date hereof by delivering a copy of the Plan and this related Disclosure Statement (including ballots) to Holders of Secured Notes Claims and Holders of Interests in Goodman, the only Classes entitled to vote to accept or reject the Plan. The Debtors have established April 3, 2017, at 4:00 p.m., prevailing Central Time, as the deadline for the receipt of votes to accept or reject the Plan (the “Voting Deadline”). The Debtors expect that they will commence the Chapter 11 Cases on March 12 2017 (and no later than March 13, 2017), and the Holders of Claims and Interests entitled to vote will have nineteen days after the Petition Date to return their votes to accept or reject the Plan before the Voting Deadline.

The Debtors will seek Bankruptcy Court approval of the Voting Deadline at the outset of the Chapter 11 Cases. As soon as practicable after the Voting Deadline, the Solicitation Agent will file the Voting Report setting forth the voting results for Allowed Class 3 Claims and Class 9 Interests. Based on the execution of the RSA by the Consenting Parties, the Debtors believe that the Voting Report likely will show that the Holders of Claims and Interests entitled to vote have overwhelmingly voted to accept the Plan. Accordingly, on the Petition Date, the Debtors intend to file the Plan, this Disclosure Statement, and a motion to approve the Solicitation Procedures and schedule the Confirmation Hearing to consider approval of this Disclosure Statement and Confirmation of the Plan. The following table sets forth the timetable for the solicitation process and the anticipated Chapter 11 Cases.

Proposed Solicitation and Confirmation Timeline
Record Date	March 2, 2017

Commencement of Prepetition Solicitation	March 3, 2017

Anticipated Petition Date	March 12, 2017

Mailing of Confirmation Hearing Notice	No later than two Business Days after entry of the order approving the Confirmation Hearing Notice

Voting Deadline	April 3, 2017, at 4:00 p.m., prevailing Central Time

Plan Supplement	No later than seven calendar days prior to the Confirmation Objection Deadline

Objection Deadline	4:00 p.m., prevailing Central Time, on the date that is seven days before the Confirmation Hearing

Deadline to File Reply Brief	The date that is two Business Days before the Confirmation Hearing

Anticipated Confirmation Hearing Date	A date on or about thirty-five days after the Petition Date, or such date as the court may otherwise determine

E.	Employee, Consulting, and Equity Considerations in the Plan.

In connection with the RSA, the Debtors and the Consenting Parties agreed upon the general form and substance of the employment agreements for John Goodman and Jason Goodman, who are currently serving as Goodman’s Chief Executive Officer and Executive Chairman, and Chief Operating Officer, respectively. The Debtors, the Consenting Equityholders, and AT&T will continue discussions regarding the officers of the Reorganized Debtors and will determine, in consultation with the Consenting Noteholders, the individuals that will serve as the Reorganized Debtors’ officers on or prior to the Effective Date.

In addition, Reorganized Goodman, the members of the Goodman MBE Group, and/or the Goodman MBE Group Entity shall enter into the Goodman MBE Group Consulting Contracts that will become effective on the Effective Date. The Goodman MBE Group Consulting Contracts shall require the members of the Goodman MBE Group to, among other things, provide certain consulting services to Reorganized Goodman and maintain Reorganized Goodman’s MBE Status. The Debtors believe that maintaining Reorganized Goodman’s state and federal MBE Status is vital to their success as a reorganized entity and that the consideration provided to the Reorganized Goodman MBE Group for maintaining that status is consistent with the value of those services. The Goodman MBE Group Consulting Contracts will be part of the Plan Supplement and will be acceptable to Goodman, the Goodman MBE Group, and the Required Consenting Noteholders.

The Plan contemplates the implementation of the Management Incentive Plan to motivate the Reorganized Debtors’ workforce post-emergence. To fund the Management Incentive Plan, the Plan sets aside New PIK Preferred Stock with an initial liquidation value of $5 million and cash-settlement restricted stock units, which shall represent 5 percent of the economic value of the common stock in Reorganized Goodman on the Effective Date. The terms and conditions of the Management Incentive Plan (including any related agreements, policies, programs, other arrangements, and the Management Incentive Plan participants) shall be determined solely by the Reorganized Goodman Board for certain individuals employed by the Reorganized Debtors. Therefore, the Management Incentive Plan will not be filed in connection with the Chapter 11 Cases.

F.	Settlement of Certain General Unsecured Claims.

As of the date hereof, the Debtors have entered into settlements with certain parties regarding General Unsecured Claims held by those parties and, prior to the commencement of the Chapter 11 Cases, the Debtors expect to enter into additional settlement agreements. Specifically, the Debtors entered into separation agreements with Ron Hill, the Debtors’ former Chief Executive Officer, and are finalizing a separation agreement with Jonathan Goodman, a director and former officer of the Company, and a general release with James Goodman, a former director and officer of the Company (collectively, such agreements, the “Settlement Agreements”). The Debtors intend to assume the Settlement Agreements on the Effective Date.

G.	The Debtors’ First Day Motions and Certain Related Relief.

To minimize disruption to the Debtors’ operations and effectuate the terms of the Plan, upon the commencement of the Chapter 11 Cases, the Debtors intend to file motions seeking various relief, including authority to: (1) use cash collateral, and declare Holders of Secured Notes Claims adequately protected; (2) continue utilizing the Debtors’ prepetition cash management system, including with respect to intercompany transactions; (3) pay general unsecured claims in the ordinary course of business; (4) pay prepetition wages and certain administrative costs related to those wages; and (5) pay certain taxes and fees that accrued or arose in the ordinary course of business before the Petition Date. All of the relief requested by the first-day motions and throughout the Chapter 11 Cases will be subject to any orders regarding the Debtors’ use of cash collateral. Additionally, the Debtors intend to file motions seeking (1) entry of an order scheduling the Confirmation Hearing and approving the form of notices and procedures related thereto, (2) approving the Disclosure Statement as containing adequate information under section 1125(a) of the Bankruptcy Code, (3) approving the Solicitation Procedures, and (4) directing the U.S. Trustee not to schedule a meeting of creditors under section 341 of the Bankruptcy Code.

H.	Other Requested First-Day Relief and Retention Applications.

In addition, the Debtors plan to file motions and/or applications seeking certain customary relief, including an order directing the joint administration of the three Chapter 11 Cases under a single docket and orders approving the retention of the Debtors’ bankruptcy advisors, including Kirkland & Ellis LLP as legal counsel, FTI as restructuring advisor, Jefferies as restructuring advisors, June Creek Interests as crisis manager, and Kurtzman Carson Consultants LLC, as Solicitation Agent.

IV.    Summary of the Plan

SECTION IV OF THIS DISCLOSURE STATEMENT IS INTENDED ONLY TO PROVIDE A SUMMARY OF THE KEY TERMS, STRUCTURE, CLASSIFICATION, TREATMENT, AND IMPLEMENTATION OF THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE ENTIRE PLAN AND EXHIBITS TO THE PLAN. ALTHOUGH THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN, THIS DISCLOSURE STATEMENT DOES NOT PURPORT TO BE A PRECISE OR COMPLETE STATEMENT OF ALL RELATED TERMS AND PROVISIONS, AND SHOULD NOT BE RELIED ON FOR A COMPREHENSIVE DISCUSSION OF THE PLAN. INSTEAD, REFERENCE IS MADE TO THE PLAN AND ALL SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS. THE PLAN ITSELF (INCLUDING ATTACHMENTS) AND THE PLAN SUPPLEMENT WILL CONTROL THE TREATMENT OF HOLDERS OF CLAIMS AND INTERESTS UNDER THE PLAN. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THIS SECTION IV AND THE PLAN (INCLUDING ANY ATTACHMENTS TO THE PLAN) AND THE PLAN SUPPLEMENT, THE PLAN AND PLAN SUPPLEMENT, AS APPLICABLE, SHALL GOVERN.

A.	Treatment of Unclassified Claims.

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III of the Plan.

1.	Administrative Claims.

Unless otherwise agreed to by the Holders of an Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, in consultation with the Required Consenting Parties, each Holder of an Allowed Administrative Claim (other than Holders of Accrued Professional Compensation Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than sixty days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such Holders and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

2.	Professional Compensation.

(a)	Professional Fee Escrow Account.

As soon as reasonably practicable after the Confirmation Date and no later than one Business Day prior to the Effective Date, the Debtors shall establish the Professional Fee Escrow Account. The Debtors shall fund the

Professional Fee Escrow Account with Cash in the amount of the aggregate Professional Fee Escrow Amount for all Professionals. The Professional Fee Escrow Account shall be maintained in trust for the Professionals. Such funds shall not be considered property of the Debtors’ Estates, except as otherwise provided in Article II.B.2 of the Plan.

(b)	Final Fee Applications and Payment of Accrued Professional Compensation Claims.

All final requests for payment of Claims of a Professional shall be filed no later than sixty calendar days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior Bankruptcy Court orders, the Allowed amounts of such Accrued Professional Compensation Claims shall be determined by the Bankruptcy Court. The amount of Accrued Professional Compensation Claims owing to the Professionals, after taking into account any prior payments and after applying any retainers, shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow Account when such Claims are Allowed by a Final Order. To the extent that funds held in the Professional Fee Escrow Account are unable to satisfy the amount of Accrued Professional Compensation Claims owing to the Professionals, such Professionals shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied in accordance with Article II.A of the Plan. After all Allowed Accrued Professional Compensation Claims have been paid in full, the escrow agent shall return any excess amounts to the Reorganized Debtors.

(c)	Professional Fee Escrow Amount.

The Professionals shall estimate their Accrued Professional Compensation Claims before and as of the Effective Date, taking into account any prior payments, and shall deliver such estimate to the Debtors no later than five calendar days prior to the anticipated Effective Date, as shall be indicated by the Debtors to such Professionals in writing as soon as reasonably practicable following Confirmation of the Plan; provided, however, that such estimate shall not be considered an admission with respect to the fees and expenses of such Professional and such Professionals are not bound to any extent by the estimates. If a Professional does not provide an estimate, the Debtors may estimate a reasonable amount of unbilled fees and expenses of such Professional, taking into account any prior payments; provided, however, that such estimate shall not be binding or considered an admission with respect to the fees and expenses of such Professional. The total amount so estimated shall comprise the Professional Fee Escrow Amount. To the extent that any Accrued Professional Compensation Claims are satisfied after the funding of the Professional Fee Escrow Account with funds outside the Professional Fee Escrow Account, the Professional Fee Escrow Amount shall be reduced by the amount of such funds and such amount shall be returned as soon as practicable to the Debtors or Reorganized Debtors, as applicable.

(d)	Post-Confirmation Date Fees and Expenses.

From and after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, may, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional, or other fees and expenses of Professionals that have been formally retained in accordance with sections 327, 363, or 1103 of the Bankruptcy Code before the Confirmation Date.

3.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code and, for the avoidance of doubt, Holders of Allowed Priority Tax Claims will receive interest on such Allowed Priority Tax Claims after the Effective Date in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code.

4.	Statutory Fees.

All fees payable pursuant to section 1930(a) of the Judicial Code, including fees and expenses payable to the U.S. Trustee, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, will be paid by each of the applicable Reorganized Debtors for each quarter (including any fraction thereof) until the applicable Chapter 11 Case of such Reorganized Debtors is converted, dismissed, or closed, whichever occurs first.

B.	Classification and Treatment of Claims and Interests.

1.	Classification of Claims and Interests.

The Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

Below is a chart assigning each Class a number for purposes of identifying each separate Class.

Class	Claim / Interest	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

3	Secured Notes Claims	Impaired	Entitled to Vote

4	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

5	Debtor Intercompany Claims	Unimpaired/Impaired	Not Entitled to Vote (Presumed to Accept/Deemed to Reject)

6	Non-Debtor Intercompany Claims	Unimpaired/Impaired	Not Entitled to Vote (Presumed to Accept/Deemed to Reject

7	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

8	Intercompany Interests	Unimpaired	Not Entitled to Vote (Presumed to Accept)

9	Interests in Goodman	Impaired	Entitled to Vote

2.	Treatment of Classes of Claims and Interests.

To the extent a Class contains Allowed Claims or Allowed Interests with respect to any Debtor, the classification of Allowed Claims and Allowed Interests is specified below.

1.	Class 1 — Other Secured Claims

(a)	Classification: Class 1 consists of any Other Secured Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Secured Claim, each such Holder shall receive, at the option of the applicable Debtor and with the reasonable consent of the Required Consenting Noteholders, either:

(i)	payment in full in Cash;

(ii)	delivery of collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code;

(iii)	Reinstatement of such Allowed Other Secured Claim; or

(iv)	such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)	Voting: Class 1 is Unimpaired under the Plan. Holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Secured Claims are not entitled to vote to accept or reject the Plan.

2.	Class 2 — Other Priority Claims

(a)	Classification: Class 2 consists of any Other Priority Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Priority Claim, each such Holder shall receive, at the option of the applicable Debtor(s) and with the reasonable consent of the Required Consenting Noteholders, either:

(i)	payment in full in Cash; or

(ii)	such other treatment rendering its Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)	Voting: Class 2 is Unimpaired under the Plan. Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Priority Claims are not entitled to vote to accept or reject the Plan.

3.	Class 3 — Secured Notes Claims

(a)	Classification: Class 3 consists of all Secured Notes Claims.

(b)	Allowance: On the Effective Date, Secured Notes Claims shall be Allowed in the aggregate principal amount of $325,000,000, plus any accrued but unpaid interest, fees, and other expenses arising under or in connection with the Secured Notes Indentures.

(c)	Treatment: On the Effective Date, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Secured Notes Claim, each such Holder shall receive its Pro Rata share of:

(i)	the Secured Notes Paydown;

(ii)	the New Secured Notes;

(iii)	the Noteholder PIK Preferred Stock; and

(iv)	the Noteholder Common Stock.

(d)	Voting: Class 3 is Impaired under the Plan. Holders of Secured Notes Claims are entitled to vote to accept or reject the Plan.

4.	Class 4 — General Unsecured Claims

(a)	Classification: Class 4 consists of any General Unsecured Claims against any Debtor.

(b)	Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim, each Holder of an Allowed General Unsecured Claim shall receive either:

(i)	payment in Cash in an amount equal to such Allowed General Unsecured Claim in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim; or

(ii)	(ii) payment in Cash, including interest, if applicable, as required by contract or applicable law, in an amount equal to such Allowed General Unsecured Claim, upon the later of (A) the Effective Date, (B) the date on which such General Unsecured Claim becomes an Allowed Claim, or (C) such other date as may be ordered by the Bankruptcy Court.

(c)	Voting: Class 4 is Unimpaired under the Plan. Holders of Allowed General Unsecured Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed General Unsecured Claims are not entitled to vote to accept or reject the Plan.

5.	Class 5 — Debtor Intercompany Claims

(a)	Classification: Class 5 consists of any Debtor Intercompany Claims.

(b)	Treatment: Each Allowed Debtor Intercompany Claim shall be, at the option of the applicable Debtors and with the reasonable consent of the Required Consenting Noteholders, either:

(i)	Reinstated;

(ii)	converted to equity; or

(iii)	cancelled and shall receive no distribution on account of such Claims and may be compromised, extinguished, or settled after the Effective Date.

(c)	Voting: Holders of Allowed Debtor Intercompany Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Debtor Intercompany Claims are not entitled to vote to accept or reject the Plan.

6.	Class 6 — Non-Debtor Intercompany Claims

(a)	Classification: Class 6 consists of any Non-Debtor Intercompany Claims.

(b)	Treatment: Each Allowed Non-Debtor Intercompany Claim shall be, at the option of the applicable Debtors and with the consent of the Required Consenting Noteholders, either:

(i)	Reinstated; or

(ii)	cancelled and released without any distribution on account of such Claims.

(c)	Voting: Holders of Allowed Non-Debtor Intercompany Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Non-Debtor Intercompany Claims are not entitled to vote to accept or reject the Plan.

7.	Class 7 — Section 510(b) Claims

(a)	Classification: Class 7 consists of any Section 510(b) Claims.

(b)	Allowance: Notwithstanding anything to the contrary in the Plan, a Section 510(b) Claim, if any such Claim exists, may only become Allowed by Final Order of the Bankruptcy Court. The Debtors are not aware of any asserted Class 7 Claim and believe that no Section 510(b) Claim exist.

(c)	Treatment: Allowed Section 510(b) Claims, if any, shall be discharged, cancelled, released, and extinguished as of the Effective Date, and shall be of no further force or effect, and Holders of Allowed Section 510(b) Claims shall not receive any distribution on account of such Allowed Section 510(b) Claims.

(d)	Voting: Class 7 is Impaired. Holders (if any) of Allowed Section 510(b) Claims are conclusively deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code. Holders (if any) of Allowed Section 510(b) Claims are not entitled to vote to accept or reject the Plan.

8.	Class 8 — Intercompany Interests

(a)	Classification: Class 8 consists of all Interests in the Debtors other than Goodman.

(b)	Treatment: Intercompany Interests shall be, at the option of the Debtors, and with the reasonable consent of the Required Consenting Noteholders, either.

(i)	Reinstated on the Effective Date for the ultimate benefit of the Holders of Reorganized Goodman Interests, including the New PIK Preferred Stock, the New Common Stock, and the diluted Interests in Goodman, and in exchange for the Debtors’ and the Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims and Interests; or

(ii)	cancelled without any distribution on account of such Interests.

For the avoidance of doubt, any Interest in non-Debtor subsidiaries owned by a Debtor shall continue to be owned by the applicable Reorganized Debtor.

(c)	Voting: Class 8 is Unimpaired under the Plan. Holders of Intercompany Interests are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Holders of Intercompany Interests are not entitled to vote to accept or reject the Plan.

9.	Class 9 — Interests in Goodman

(a)	Classification: Class 9 consists of all Interests in Goodman.

(b)	Treatment: On the Effective Date, all Interests in Goodman shall be diluted by the issuance, allocation, and distribution of the Noteholder Common Stock and the Goodman MBE Group Common Stock, after such dilution by the Noteholder Common Stock and the Goodman MBE Group Common Stock, the Interests in Goodman shall constitute 7.9 percent of the common stock in Reorganized Goodman on the Effective Date, subject to further pro rata economic dilution pursuant to the Management Incentive Plan.

(c)	Voting: Class 9 is Impaired under the Plan. Holders of Interests in Goodman are entitled to vote to accept or reject the Plan.

3.	Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

4.	Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

5.	Voting Classes; Presumed Acceptance by Non-Voting Classes.

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Debtors shall request the Bankruptcy Court to deem the Plan accepted by the Holders of such Claims or Interests in such Class.

6.	Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

C.	Means for Implementation of the Plan.

1.	General Settlement of Claims and Interests.

Unless otherwise set forth in the Plan, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan.

2.	Restructuring Transactions.

On and after the Confirmation Date, the Debtors, with the consent of the Required Consenting Noteholders, or Reorganized Debtors, as applicable, may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan that are consistent with and pursuant to the terms and conditions of the Plan and the RSA, which transactions shall include: (a) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, reorganization, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms to which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution or other certificates or documentation for other transactions as described in clause (a), pursuant to applicable state law; (d) the execution and delivery of the New Organizational Documents; (e) the execution and delivery of the Exit Facility Documents (including all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors and/or the Reorganized Debtors, as applicable); (f) the execution and delivery of the New Secured Notes Documents (including all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors and/or the Reorganized Debtors, as applicable), and the issuance and distribution of the New Secured Notes to the Holders of the Secured Notes; (g) the funding and distribution of the Secured Notes Paydown to the Holders of the Secured Notes; (h) the execution and delivery of the New Equity Documents (including all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors and/or the Reorganized Debtors, as applicable), and the issuance, distribution, reservation, or dilution, as applicable, of (1) the New PIK Preferred Stock to the Holders of Secured Notes and the Goodman MBE Group Entity, (2) the New Common Stock to the Holders of Secured Notes and the Goodman MBE Group Entity, and (3) the Interests of Goodman to Holders of Interests in Goodman;(i) the execution and delivery of the Shareholders Agreement; (j) the execution and delivery of the Goodman MBE Group Consulting Contracts; (k) the adoption of the Management Incentive Plan and the issuance and reservation of the Management Incentive Plan Equity to the participants in the Management Incentive Plan on the terms and conditions set by the Reorganized Goodman Board after the Effective Date; and (l) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Restructuring Transactions.

3.	Sources of Consideration for Plan Distributions.

The Debtors shall fund distributions under the Plan, as applicable, using: (1) the New Secured Notes; (2) the New PIK Preferred Stock; (3) the New Common Stock; and (4) the Debtors’ encumbered and unencumbered Cash on hand. Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments or other documents evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. The issuance, distribution, or authorization, as applicable, of certain securities in connection with the Plan, including the New Secured Notes, the New PIK Preferred Stock, and the New Common Stock, will be exempt from SEC registration, as described more fully in Article IV.C.7 of this Disclosure Statement.

(a)	Issuance and Distribution of the New Secured Notes.

On the Effective Date, the Reorganized Debtors shall issue the New Secured Notes to the Holders of the Secured Notes on the terms and conditions set forth in the New Secured Notes Documents.

The New Secured Notes shall have the terms set forth in the New Secured Notes Term Sheet attached to the Plan as Exhibit B and Exhibit A to the RSA, and such other terms as will be agreed upon by the Debtors and the Required Consenting Noteholders. The New Secured Notes shall consist of $112.5 million in aggregate principal amount of new 8% senior secured notes due 2022. The New Secured Notes will be secured on a first priority basis by the Noteholder Collateral and a second-priority lien on the Exit Facility Collateral. The New Secured Notes shall have customary terms, covenants, and reporting provisions to be agreed upon by the Debtors and the Required Consenting Noteholders. Such terms shall include, but not be limited to, limitations on indebtedness subject to customary credit facility carve-outs, restrictions on certain payments including equity distributions and limitations on permitted investments.

(b)	Issuance and Distribution of the New PIK Preferred Stock.

On the Effective Date, Reorganized Goodman shall (i) issue New PIK Preferred Stock with an initial aggregate liquidation value of $80 million to the Holders of the Secured Notes Claims, (ii) issue New PIK Preferred Stock with an initial liquidation value of $20 million to the Goodman MBE Group Entity, and (iii) reserve New PIK Preferred Stock with an initial liquidation value of $5 million for the Management Incentive Plan. All of the New PIK Preferred Stock issued under the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

Each distribution and issuance of the New PIK Preferred Stock under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, including the Shareholders Agreement and the New Organizational Documents, which terms and conditions shall bind each Entity receiving such distribution or issuance, including the Shareholders Agreement and the New Organizational Documents. On the Effective Date, the New PIK Preferred Stock will not be registered on any exchange. On and after the Effective Date, the reservation and subsequent issuance of the New PIK Preferred Stock as part of the Management Incentive Plan shall be authorized based on the terms and conditions determined by the Reorganized Goodman Board.

The New PIK Preferred Stock shall have the terms set forth in the New PIK Preferred Stock term sheet attached to the Plan as Exhibit C and Exhibit A to the RSA, and such other terms as will be agreed upon by the Debtors, the Required Consenting Noteholders, and the Required Consenting Equityholders.

(c)	Issuance and Distribution of the New Common Stock and Dilution of Interests in Goodman.

On the Effective Date, Reorganized Goodman shall issue the New Common Stock to the Entities entitled to receive the New Common Stock pursuant to the Plan, including the Holders of the Secured Notes and the Goodman MBE Group Entity. All of the New Common Stock issued under the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

Each (a) distribution and issuance of the New Common Stock under the Plan and (b) dilution of Interests in Goodman under the Plan, shall be governed by the terms and conditions set forth in the Plan applicable to such distribution, issuance, and/or dilution, as applicable, and by the terms and conditions of the instruments evidencing or relating to such distribution, issuance, and/or dilution, as applicable, including the Shareholders Agreement and the New Organizational Documents, which terms and conditions shall bind each Entity receiving such distribution of the New Common Stock or retaining such Interests. On the Effective Date, the New Common Stock and the diluted Interests in Goodman will not be registered on any exchange. On and after the Effective Date, the issuance of the incentive arrangements under the Management Incentive Plan Equity as part of the Management Incentive Plan shall be authorized based on the terms and conditions determined by the Reorganized Goodman Board.

(d)	Cash on Hand.

The Reorganized Debtors shall use Cash on hand to fund distributions to certain Holders of Claims, including the Secured Notes Paydown and the payment of Allowed General Unsecured Claims as set forth in Article III of the Plan.

4.	Exit Facility.

On the Effective Date, the Reorganized Debtors shall enter into the Exit Facility on the terms and conditions set forth in the Exit Facility Documents. The Exit Facility shall be a $25 million secured revolving credit facility. On and after the Effective Date, the Exit Facility Documents shall constitute legal, valid, and binding obligations of the Reorganized Debtors and be enforceable in accordance with their respective terms.

5.	Shareholders Agreement.

On the Effective Date, Reorganized Goodman shall enter into and deliver the Shareholders Agreement, in substantially the form included in the Plan Supplement, to each Holder of New Common Stock and New PIK Preferred Stock and each Holder of Interests in Goodman, and such parties shall be bound thereby, in each case without the need for execution by any party thereto other than Reorganized Goodman.

The Shareholders Agreement shall set forth the agreed upon minority protections for the Holders of the New PIK Preferred Stock, the New Common Stock, and Interests in Goodman, which shall be agreed upon by the Debtors and the Consenting Parties. In addition, the Shareholders Agreement will enable shareholders holding at least 25 percent of issued and outstanding common shares of Reorganized Goodman to cause the other shareholders of Reorganized Goodman to cause Reorganized Goodman to reincorporate as a Delaware corporation following the Effective Date.

6.	Goodman MBE Group and the Goodman MBE Group Consulting Contracts.

On the Effective Date, Reorganized Goodman, the members of the Goodman MBE Group, and/or the Goodman MBE Group Entity shall enter into the Goodman MBE Group Consulting Contracts. The Goodman MBE Group Consulting Contracts shall require the members of the Goodman MBE Group to, among other things, provide certain consulting services to Reorganized Goodman and maintain Reorganized Goodman’s MBE Status, including by agreeing not to transfer any New Common Stock in a manner inconsistent with the Goodman MBE Group Consulting Contracts or the Shareholders Agreement. In exchange for entering into the Goodman MBE Group Consulting Contracts, the Goodman MBE Group shall receive on the Effective Date: (1) the Goodman MBE Group PIK Preferred Stock; and (2) the Goodman MBE Group Common Stock.

7.	Exemption from Registration Requirements.

Pursuant to section 1145 of the Bankruptcy Code and section 3(a)(9) of the Securities Act, except as noted in the Plan, the offering, issuance, and distribution of the 1145 Securities in respect of Claims as contemplated by the Plan is exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution, or sale of Securities. The 1145 Securities to be issued under the Plan (a) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (b) subject to the terms of the Shareholders Agreement, are freely tradable and transferable by any initial recipient thereof that (i) is not an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within 90 days of such transfer, and (iii) is not an entity that is an “underwriter” as defined in subsection (b) of Section 1145 of the Bankruptcy Code. Should the Reorganized Debtors elect on or after the Effective Date to reflect any ownership of the 1145 Securities to be issued under the Plan through the facilities of DTC, the Reorganized Debtors need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the 1145 Securities to be issued under the Plan under applicable securities laws. DTC shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the 1145 Securities to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. Notwithstanding anything to the contrary in the Plan, no Entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the 1145 Securities to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. For the avoidance of doubt, all of the New PIK Preferred Stock, the New Common Stock, and remaining and diluted Interests in Goodman shall be subject to the terms of the Shareholders Agreement.

8.	Corporate Existence.

Except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

9.	Corporate Action.

Upon the Effective Date, all actions contemplated under the Plan shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of the agreements with existing management; (2) selection of the directors, managers, and officers for the Reorganized Debtors; (3) implementation of the Restructuring Transactions; (4) the applicable Reorganized Debtors’ entry into the Exit Facility Documents Agreement and the New Secured Notes Documents; and (5) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, as applicable, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, managers, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the Exit Facility Documents and the New Secured Notes Documents, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by Article V.I of the Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

10.	Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided in the Plan, or in any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Debtor’s Estate, all Causes of Action, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens securing obligations under the Exit Facility Documents and the New Secured Notes Documents and the Liens securing obligations on account of Other Secured Claims that are Reinstated pursuant to the Plan, if any). On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

11.	Cancellation of Notes, Instruments, Certificates, and Other Documents.

On the Effective Date, except to the extent otherwise provided in the Plan, all notes, instruments, certificates, and other documents evidencing Claims, including the Secured Notes Claims, shall be cancelled, and the obligations of the Debtors or the Reorganized Debtors and any non-Debtor Affiliates thereunder or in any way related thereto shall be discharged and deemed satisfied in full, and the Indenture Trustee shall be released from all duties thereunder; provided, however, that notwithstanding Confirmation or the occurrence of the Effective Date, any credit document or agreement that governs the rights of the Holder of a Claim or Interest shall continue in effect solely for purposes of (1) allowing Holders of Allowed Claims to receive distributions under the Plan and (2) allowing and preserving the rights of the Indenture Trustee, as applicable, to make distributions on account of Allowed Claims as provided in the Plan; (3) preserving the Indenture Trustee’s rights to compensation and indemnification as against any money or property distributable to Holders of Secured Notes Claims, including permitting the Indenture Trustee to maintain, enforce, and exercise its charging liens against such distributions, (4) preserving all rights, including rights of enforcement, of the Indenture Trustee against any person other than a Released Party (including the Debtors), including with respect to indemnification or contribution from the Holders of the Secured Notes Claims pursuant and subject to the terms of the Secured Notes Indentures as in effect on the Effective Date, (5) permitting the Indenture Trustee to enforce any obligation (if any) owed to the Indenture Trustee under the Plan, and (6) permitting the Indenture Trustee to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court; provided, further, however, that (a) the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Debtors or Reorganized Debtors, as applicable, except as expressly provided for in the Plan and (b) except as otherwise provided in the Plan, the terms and provisions of the Plan shall modify any existing contract or agreement that would in any way be inconsistent with distributions under the Plan. The Indenture Trustee shall be discharged and shall have no further obligation or liability except as provided in the Plan and Confirmation Order, and after the performance by the Indenture Trustee and its representatives and professionals of any obligations and duties required under or related to the Plan or Confirmation Order, the Indenture Trustee shall be relieved of and released from any obligations and duties arising thereunder. The fees, expenses, and costs of the Indenture Trustee, including costs of its professionals incurred after the Effective Date in connection with any obligation that survive under the Plan will be paid by the Reorganized Debtors in the ordinary course.

12.	Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors and managers thereof, are authorized to and may issue, execute, deliver, file, or record such contracts,

Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the RSA, the Exit Facility Documents, the New Secured Notes Documents, the New Equity Documents, and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.

13.	Exemptions from Certain Taxes and Fees.

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (a) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors, including the Exit Facility, the New Secured Notes, the New PIK Preferred Stock, and the New Common Stock; (b) the Restructuring Transactions; (c) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (d) the making, assignment, or recording of any lease or sublease; (e) the grant of collateral as security for any or all of the Exit Facility and the New Secured Notes; or (f) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

14.	New Organizational Documents.

The New Organizational Documents shall, among other things: (1) contain the terms and minority protections consistent with the RSA and the New PIK Preferred Stock term sheet attached to the Plan as Exhibit B; (2) authorize the issuance, distribution, and reservation of the New PIK Preferred Stock and the New Common Stock to the Entities entitled to receive such Interests under the Plan; and (3) authorize the continuance of the existing Interests of Goodman, subject to dilution by the New Common Stock and further pro rata economic dilution pursuant to the Management Incentive Plan as set forth in the Plan; and (4) pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, prohibit the issuance of non-voting Equity Securities; provided, however, for the avoidance of doubt, that the cash-settlement restricted stock units to be issued as part of the Management Incentive Plan Equity are not intended to be “Equity Securities.”

On or immediately before the Effective Date, Goodman or Reorganized Goodman, as applicable, will file its New Organizational Documents with the applicable Secretary of State and/or other applicable authorities in its state of incorporation or formation in accordance with the applicable laws of the respective state of incorporation or formation, to the extent required for such New Organizational Documents to become effective. After the Effective Date, Reorganized Goodman may amend and restate its formation, organizational, and constituent documents as permitted by the laws of its respective jurisdiction of formation and the terms of such documents.

15.	SEC Reporting Requirements.

On or before the Effective Date, the Debtors shall make all necessary filings to cease to be subject to the public reporting requirements under the Securities Exchange Act of 1934, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and other applicable securities rules and regulations. After such time (including following the Effective Date) the Debtors cease to be subject to such reporting requirements, the Debtors and the Reorganized Debtors, as applicable, shall (1) provide comparable reporting to

(a) the Indenture Trustee and/or the New Indenture Trustee, on behalf of the Holders of the New Secured Notes, and (b) the Exit Facility Agent, on behalf of the Exit Facility Lenders and (2) make such reports available to the New Secured Notes Trustee, the Exit Facility Agent, the Holders of the New Secured Notes, the Holders of New PIK Preferred Stock, and the Holders of New Common Stock and remaining and diluted Interests in Goodman on a private portal on Goodman’s website. Such reporting shall include information and reports substantially similar to those required in SEC Forms 10-K and 10-Q for a reporting company of similar size to the Debtors or the Reorganized Debtors and information regarding the occurrence of any event that would have required the Debtors or the Reorganized Debtors to file a Current Report on Form 8-K with the SEC if such event had occurred prior to the Debtors no longer being subject to such SEC reporting requirements.

16.	Directors and Officers of the Reorganized Debtors.

On the Effective Date, the Reorganized Goodman Board shall consist of five persons and will include: (1) two directors selected by the Required Consenting Equityholders; (2) one independent director selected by the Required Consenting Equityholders from three potential directors proposed by AT&T; and (3) two independent directors selected by the Required Consenting Noteholders. On the Effective Date, the terms of the current members of the Goodman Board of Directors shall expire, and the Reorganized Goodman Board will include those directors set forth in the list of directors of the Reorganized Debtors included in the Plan Supplement.

On the Effective Date, the officers and overall management structure of Reorganized Goodman shall be determined by the Required Consenting Equityholders, subject to the consent of AT&T, and in consultation with the Consenting Noteholders, subject to the terms and conditions set forth in the RSA. Notwithstanding anything to the contrary in the Plan or the RSA, after the Effective Date, all officers and management decisions with respect to Reorganized Goodman (and/or any of its direct or indirect subsidiaries), compensation arrangements, and affiliate transactions shall only be subject to the approval of the Reorganized Goodman Board; provided, however, that affiliate transactions shall be subject to any applicable restrictions set forth in the Exit Facility Documents, the New Secured Notes Documents, the New Organizational Documents, and the New Equity Documents.

From and after the Effective Date, each director, officer, or manager of the Reorganized Debtors shall be appointed and serve pursuant to the terms of their respective charters and bylaws or other formation and constituent documents, including the Shareholders Agreement and New Organizational Documents, and applicable laws of the respective Reorganized Debtor’s jurisdiction of formation. To the extent that any such director or officer of the Reorganized Debtors is an “insider” under the Bankruptcy Code, the Debtors will disclose the nature of any compensation to be paid to such director or officer.

17.	Management Incentive Plan.

On or after the Effective Date, the Reorganized Debtors shall adopt and implement the Management Incentive Plan, which shall reserve for its participants the following equity interests in Reorganized Goodman: (1) shares of New PIK Preferred Stock with an initial liquidation value of $5 million; and (2) cash-settlement restricted stock units, which shall represent 5 percent of the value of the New Common Stock as of the Effective Date, on a fully-diluted basis.

The Reorganized Goodman Board shall be authorized to institute such Management Incentive Plan, enact and enter into related policies and agreements, and distribute the Management Incentive Plan Equity to participants based on the terms and conditions determined by the Reorganized Goodman Board. For the avoidance of doubt, the terms and conditions of the Management Incentive Plan (including any related agreements, policies, programs, other arrangements, and the Management Incentive Plan participants) shall be determined solely by the Reorganized Goodman Board after the Effective Date. The members of the Goodman MBE Group who are employed by Reorganized Goodman and the Reorganized Goodman’s officers and management team that are or become employees of Reorganized Goodman will be entitled to participate in the Management Incentive Plan.

18.	Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which shall be deemed released and waived by the Debtors and Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order of the Bankruptcy Court, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

19.	Payment of Certain Fees and Expenses.

Without any further notice to or action, order, or approval of the Bankruptcy Court, the Debtors or Reorganized Debtors, as applicable, shall pay on the Effective Date all then-outstanding reasonable and documented unpaid fees and expenses incurred on or before the Effective Date by all of the attorneys, advisors, and other professionals payable under the RSA, the Cash Collateral Order, and those of the New Indenture Trustee.

D.	Conditions Precedent to Confirmation and Consummation of the Plan.

1.	Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Article IX.B of the Plan:

•	the Bankruptcy Court shall have entered the Confirmation Order;

•	the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;

•	the Exit Facility Documents, the New Secured Notes Documents, the New Organizational Documents, the New Equity Documents, the Shareholders Agreement, and the Goodman MBE Group Consulting Contracts shall be in full force and effect (with all conditions precedent thereto having been satisfied or waived), subject to any applicable post-closing execution and delivery requirements;

•	all tax liabilities asserted against the Debtors in the amount of $5 million or greater have been resolved in a manner acceptable to the Debtors and the Required Consenting Noteholders;

•	all Accrued Professional Compensation Claims and expenses of retained professionals required to be approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date have been placed in the Professional Fee Escrow Account pending approval by the Bankruptcy Court;

•	all reasonable and documented unpaid fees and expenses incurred on or before the Effective Date by all of the attorneys, advisors, and other professionals payable under the RSA, the Cash Collateral Order, and to the New Indenture Trustee shall have been paid;

•	the Debtors and the Required Consenting Parties shall have used reasonable best efforts to obtain good-faith assurances of the continuation of the Reorganized Debtors’ MBE Status.

2.	Waiver of Conditions Precedent to the Effective Date.

The Debtors, with the consent of the Required Consenting Parties, may waive any of the conditions to the Effective Date set forth in Article IX of the Plan at any time without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceeding to confirm and consummate the Plan.

3.	Effect of Non-Occurrence of Conditions to Consummation.

If the Effective Date does not occur with respect to any of Debtors, the Plan shall be null and void in all respects with respect to such Debtor, and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or Claims against or Interests in such Debtors; (2) prejudice in any manner the rights of such Debtors, any Holders of a Claim or Interest, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by such Debtors, any Holders, or any other Entity in any respect.

E.	Settlement, Release, Injunction, and Related Provisions.

1.	Compromise and Settlement of Claims, Interests, and Controversies.

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

2.	Discharge of Claims.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan or voted to reject the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date. Notwithstanding anything to the contrary in Article XIII.B of the Plan, all existing Interests in Goodman shall be continued and diluted in accordance with Article III of the Plan.

3.	Release of Liens.

Except (1) with respect to the Liens securing (a) the Exit Facility, (b) the New Secured Notes, and (c) Other Secured Claims that are Reinstated pursuant to the Plan, or (2) as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates and, subject to the consummation of the applicable distributions contemplated in the Plan, shall be fully released and discharged, and the Holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall execute such documents as may be reasonably requested by the Debtors or the Reorganized Debtors, as applicable, to reflect or effectuate such releases, and all of the right, title, and interest of any Holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtor and its successors and assigns.

4.	Debtor Release.

Effective as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Secured Notes, the Cash Collateral Order, the Intercreditor Agreement, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the RSA, the Disclosure Statement, the Exit Facility, the New Secured Notes, the Goodman MBE Group Consulting Contracts, the New Equity Documents, the Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Disclosure Statement, the Exit Facility, the New Secured Notes, the Goodman MBE Group Consulting Contracts, the New Equity Documents, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act, or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act, or omission of a Released Party that constitutes actual fraud, willful misconduct, or gross negligence, each solely to the extent as determined by a Final Order of a court of competent jurisdiction. Notwithstanding anything to the contrary in the foregoing: (1) the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan; and (2) the Debtor Release does not waive or release any right, claim, or Cause of Action (a) in favor of any Debtor or Reorganized Debtor, as applicable, arising under any contractual obligation owed to such Debtor or Reorganized Debtor not satisfied or discharged under the Plan or (b) as expressly set forth in the Plan or the Plan Supplement.

5.	Third-Party Release.

Effective as of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Exit Facility, the Secured Notes, the Cash Collateral Order, the Intercreditor Agreement, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the RSA, the Disclosure Statement, the Exit Facility, the New Secured Notes, the Goodman MBE Group Consulting Contracts, the New Equity Documents, the Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Exit

Facility, the New Secured Notes, the Goodman MBE Group Consulting Contracts, the New Equity Documents, or the Plan (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act, or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes actual fraud, willful misconduct, or gross negligence, each solely to the extent as determined by a Final Order of a court of competent jurisdiction. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan. Notwithstanding the foregoing, the Third-Party Release with respect to each Debtor and Reorganized Debtor as a “Released Party” does not waive or release any right, defense, Claim, or Cause of Action by any Releasing Party arising in the ordinary course of business or under any current or former agreement between the Releasing Party and the Debtor or Reorganized Debtor that has not otherwise been released, satisfied, or discharged under the Plan.

6.	Exculpation.

Effective as of the Effective Date, to the fullest extent permissible under applicable law and without affecting or limiting either the Debtor Release or the Third-Party Release, and except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA and related prepetition transactions, the Disclosure Statement, the Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion), except for claims related to any act or omission that is determined in a Final Order of a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

7.	Injunction.

Effective as of the Effective Date, pursuant to section 524(a) of the Bankruptcy Code, to the fullest extent permissible under applicable law, and except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who that have held, hold, or may hold claims or interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such Holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a claim or interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.

8.	Protection Against Discriminatory Treatment.

In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against any Reorganized Debtor, or any Entity with which a Reorganized Debtor has been or is associated, or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because such Reorganized Debtor was a Debtor under chapter 11, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before such Debtor was granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

9.	Recoupment.

In no event shall any Holder of Claims or Interests be entitled to recoup any Claim or Interest against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors before the Confirmation Date, notwithstanding any indication in any Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

10.	Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (1) such Claim has been adjudicated as noncontingent, or (2) the relevant Holder of a Claim has filed a noncontingent Proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

11.	Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

V.    Confirmation of the Plan

A.	The Confirmation Hearing.

At the Confirmation Hearing, the Bankruptcy Court will determine whether to approve the Disclosure Statement and whether the Plan should be Confirmed in light of both the affirmative requirements of the Bankruptcy Code and objections, if any, that are timely filed. The Confirmation Hearing may be adjourned from time to time without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or the filing of a notice of such adjournment served in accordance with the order approving the Solicitation Procedures.

B.	Deadline to Object to Approval of the Disclosure Statement and Confirmation of the Plan.

Upon commencement of the Chapter 11 Cases and scheduling of the Confirmation Hearing, the Debtors will provide notice of the Confirmation Hearing, and, if approved by the Bankruptcy Court, the notice will provide that objections to the Disclosure Statement and Confirmation of the Plan must be filed and served at or before 4:00 p.m., prevailing Central Time, on the date that is seven days prior to the initial date of the Confirmation Hearing. Unless objections to the Disclosure Statement or Confirmation of the Plan are timely served and filed, they may not be considered by the Bankruptcy Court.

C.	Requirements for Approval of the Disclosure Statement.

Pursuant to sections 1125(g) and 1126(b) of the Bankruptcy Code, prepetition solicitation of votes to accept or reject a chapter 11 plan must comply with applicable federal or state securities laws and regulations (including the registration and disclosure requirements thereof) or, if such laws and regulations do not apply, provide “adequate information” under section 1125 of the Bankruptcy Code. At the Confirmation Hearing the Debtors will seek a determination from the Bankruptcy Court that the Disclosure Statement satisfies sections 1125(g) and 1126(b) of the Bankruptcy Code.

D.	Requirements for Confirmation of the Plan.

1.	Requirements of Section 1129(a) of the Bankruptcy Code.

Among the requirements for Confirmation are the following: (a) the Plan is accepted by all impaired Classes of Claims and Interests or, if the Plan is rejected by an Impaired Class, at least one Impaired Class of Claims or Interests has voted to accept the Plan and a determination that the Plan “does not discriminate unfairly” and is “fair and equitable” as to Holders of Claims or Interests in all rejecting Impaired Classes; (b) the Plan is feasible; and (c) the Plan is in the “best interests” of Holders of Impaired Claims and Interests (i.e., Holders of Class 3 Claims, Holders of Class 5 Claims (if applicable), Holders of Class 6 Claims (if applicable), Holders of Class 7 Claims, and Holders of Class 9 Interests).

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies the requirements of section 1129 of the Bankruptcy Code. The Debtors believe that the Plan satisfies or will satisfy all of the necessary requirements of chapter 11 of the Bankruptcy Code. Specifically, in addition to other applicable requirements, the Debtors believe that the Plan satisfies or will satisfy the applicable Confirmation requirements of section 1129 of the Bankruptcy Code set forth below.

•	The Plan complies with the applicable provisions of the Bankruptcy Code.

•	The Debtors, as the Plan proponents, have complied with the applicable provisions of the Bankruptcy Code.

•	The Plan has been proposed in good faith and not by any means forbidden by law.

•	Any payment made or promised under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, will be disclosed to the Bankruptcy Court, and any such payment: (a) made before Confirmation will be reasonable or (b) will be subject to the approval of the Bankruptcy Court as reasonable, if it is to be fixed after Confirmation.

•	Either each Holder of an Impaired Claim against or Interest in the Debtors will accept the Plan, or each non-accepting Holder will receive or retain under the Plan on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount that the Holder would receive or retain if the Debtors were liquidated on that date under chapter 7 of the Bankruptcy Code.

•	Except to the extent that the Holder of a particular Claim agrees to a different treatment of its Claim, the Plan provides that, to the extent an Allowed Administrative Claim has not already been paid in full or otherwise satisfied during the Chapter 11 Cases, Allowed Administrative Claims and Other Priority Claims will be paid in full on the Effective Date, or as soon thereafter as is reasonably practicable.

•	At least one Class of Impaired Claims will have accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in that Class.

•	Confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successors thereto under the Plan.

•	All fees of the type described in 28 U.S.C. § 1930, including the fees of the U.S. Trustee, will be paid as of the Effective Date.

Section 1126(c) of the Bankruptcy Code provides that a class of claims has accepted a plan of reorganization if such plan has been accepted by creditors that hold at least two-thirds in amount and more than one-half in number of the allowed claims of such class. Section 1126(d) of the Bankruptcy Code provides that a class of interests has accepted a plan of reorganization if such plan has been accepted by holders of such interests that hold at least two-thirds in amount of the allowed interests of such class.

2.	The Debtor Release, Third-Party Release, Exculpation, and Injunction Provisions.

Article VIII of the Plan provides for releases of certain claims and Causes of Action the Debtors may hold against the Released Parties. The Released Parties are: (a) each of the Debtors; (b) each of the Consenting Parties; (c) the Goodman MBE Group Entity; (d) each of the members of the Goodman MBE Group; (e) the Indenture Trustee; (f) the New Indenture Trustee; (g) each of the Exit Facility Lenders; (h) the Exit Facility Agent; (i) AT&T; (j) DTC; and (k) with respect to each of the foregoing entities in clauses (a) through (j), such Entity and its current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals; provided, however, that any Entity identified in the foregoing clauses (a) through (k) that opts out of the releases shall not be a “Released Party”; provided, further, that no former director or officer of any Debtor shall be a “Released Party” (solely to the extent such former directors and officers are not also members of the Goodman MBE Group).

Article VIII of the Plan provides for releases of certain claims and Causes of Action that Holders of Claims or Interests may hold against the Released Parties in exchange for the good and valuable consideration and the valuable compromises made by the Released Parties (the “Third-Party Release”). The Holders of Claims and Interests who are releasing certain claims and Causes of Action against non-Debtors under the Third-Party Release include: (a) each of the Debtors; (b) each of the Consenting Parties; (c) the Goodman MBE Group Entity; (d) each of the members of the Goodman MBE Group; (e) each of the Exit Facility Lenders; (f) the Exit Facility Agent; (g) the Indenture Trustee; (h) the New Indenture Trustee; (i) AT&T; (j) all Holders of Claims or Interests that vote to accept the Plan; (k) all Holders of Claims or Interests that abstain from voting on the Plan and who do not opt out of the releases provided by the Plan; (l) all Holders of Claims or Interests that vote to reject the Plan and who do not opt out of the releases provided by the Plan; (m) with respect to each of the Debtors, the Reorganized Debtors, and each of the foregoing entities in clauses (a) through (l), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such collectively.

Article VIII of the Plan provides for the exculpation of each Exculpated Party for certain acts or omissions taken in connection with the Chapter 11 Cases. The released and exculpated claims are limited to those claims or Causes of Action that may have arisen in connection with, related to, or arising out of the Plan, this Disclosure Statement, or the Chapter 11 Cases. The Exculpated Parties are: (a) each of the Debtors; (b) any official committees appointed in the Chapter 11 Cases and each of their respective members; (c) each of the Consenting Parties; (d) each of the Exit Facility Lenders; (e) the Indenture Trustee; (f) the New Indenture Trustee; (g) the Exit Facility Agent; (h) DTC; and (i) with respect to each of the foregoing, such Entity and its current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former equity holders (regardless of whether such interests are held directly or indirectly), subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

Article VIII of the Plan permanently enjoins Entities who have held, hold, or may hold Claims, Interests, or Liens that have been discharged or released pursuant to the Plan or are subject to exculpation pursuant to the Plan from asserting such Claims, Interests, or Liens against each Debtor, the Reorganized Debtors, and the Released Parties.

Under applicable law, a debtor release of the Released Parties is appropriate where the release is: (a) “fair and equitable” and (b) “in the best interests of the estate.” Mirant Corp., 348 B.R. 725, 738 (Bankr. N.D. Tex. 2006). The “fair and equitable” prong is generally interpreted, consistent with that term’s usage in section 1129(b) of the Bankruptcy Code, to require compliance with the Bankruptcy Code’s absolute priority rule. Id. Further, a chapter 11 plan may provide for a release of third party claims against non-debtors, such as the Third-Party Release, where parties were provided the opportunity to opt out of the third-party release. See In re Pilgrim’s Pride Corp., No. 08-45664, 2010 WL 200000, at *5 (Bankr. N.D. Tex. Jan. 14, 2010). In addition, the Fifth Circuit carves out an exception in favor of exculpatory relief for non-debtor parties where such parties owe duties in favor of the debtors or their estates and act within the scope of those duties (i.e., excluding acts of fraud or gross negligence). See Bank of New York Trust Co., v. Official Unsecured Creditors’ Comm. (In re The Pacific Lumber Co.), 584 F.3d 229, 253 (5th Cir. 2009) (extending exculpatory relief to members of the unsecured creditors’ committee). Finally, an injunction is appropriate where it is necessary to the reorganization and fair. See In re Camp Arrowhead Ltd., 451 B.R. 678, 701–2 (Bankr. W.D. Tex. 2011).

The Debtors believe that the releases, exculpations, and injunctions set forth in the Plan are appropriate because, among other things, the releases are narrowly tailored to the Debtors’ restructuring proceedings, and each of the Released Parties has afforded value to the Debtors and aided in the reorganization process, which facilitated the Debtors’ ability to propose and pursue Confirmation of the Plan. The Debtors believe that each of the Released Parties has played an integral role in formulating the Plan and has expended significant time and resources analyzing and negotiating the issues presented by the Debtors’ prepetition capital structure and business needs. The Debtors further believe that such releases, exculpations, and injunctions are a necessary part of the Plan and a key inducement for each Released and Exculpated Party’s support for the Debtors’ restructuring. In addition, the Debtors believe that the Third-Party Release is entirely consensual under the established case law in the United States Bankruptcy Court for the Southern District of Texas. See Pilgrim’s Pride Corp., at *5. The Debtors will be prepared to meet their burden to establish the basis for the releases, exculpations, and injunctions for each of the Released Parties and each Exculpated Party as part of Confirmation of the Plan.

3.	Best Interests of Creditors—Liquidation Analysis.

Often called the “best interests” test, section 1129(a)(7) of the Bankruptcy Code requires that a bankruptcy court find, as a condition to confirmation, that a chapter 11 plan provides, with respect to each class, that each holder of a claim or an interest in such class either (a) has accepted the plan or (b) will receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtors liquidated under chapter 7 of the Bankruptcy Code.

To demonstrate compliance with the “best interests” test, the Debtors, with the assistance of their advisors, prepared the Liquidation Analysis, attached hereto as Exhibit F, showing that the value of the distributions provided to Holders of Allowed Claims and Interests under the Plan would be the same or greater than under a hypothetical chapter 7 liquidation. Accordingly, the Debtors believe that the Plan is in the best interests of creditors.

4.	Feasibility/Financial Projections.

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of a chapter 11 plan of reorganization is not likely to be followed by the liquidation of the reorganized debtor or the need for further financial reorganization of the debtor, or any successor to the debtor (unless such liquidation or reorganization is proposed in the chapter 11 plan). For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared certain unaudited pro forma financial statements with regard to the Reorganized Debtors (the “Financial

Projections”), which projections and the assumptions upon which they are based are attached hereto as Exhibit D. Based on these Financial Projections, the Debtors believe the deleveraging contemplated by the Plan meets the financial feasibility requirement. Moreover, the Debtors believe that sufficient funds will exist to make all payments required by the Plan. Accordingly, the Debtors believe that the Plan satisfies the feasibility requirement of section 1129(a)(11) of the Bankruptcy Code.

5.	Acceptance by Impaired Classes.

The Bankruptcy Code requires that, except as described in the following section, each impaired class of claims or interests must accept a plan in order for it to be confirmed. A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to the class is not required. A class is “impaired” unless the plan: (a) leaves unaltered the legal, equitable, and contractual rights to which the claim or the interest entitles the holder of the claim or interest; (b) cures any default, reinstates the original terms of such obligation, compensates the holder for certain damages or losses, as applicable, and does not otherwise alter the legal, equitable, or contractual rights to which such claim or interest entitles the holder of such claim or interest; or (c) provides that, on the consummation date, the holder of such claim or equity interest receives cash equal to the allowed amount of that claim or, with respect to any equity interest, any fixed liquidation preference to which the holder of such equity interest is entitled to any fixed price at which the debtor may redeem security.

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of allowed claims in that class, counting only those claims that actually voted to accept or to reject the plan. Thus, a class of claims will have voted to accept the plan only if two-thirds in amount and a majority in number of creditors actually voting cast their ballots in favor of acceptance. For a class of impaired interests to accept a plan, section 1126(d) of the Bankruptcy Code requires acceptance by interest holders that hold at least two-thirds in amount of the allowed interests of such class, counting only those interests that actually voted to accept or reject the plan. Thus, a class of interests will have voted to accept the plan only if two-thirds in amount actually voting cast their ballots in favor of acceptance.

6.	Confirmation Without Acceptance by All Impaired Classes.

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan even if all impaired classes have not accepted the plan, provided that the plan has been accepted by at least one impaired class of claims. Pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding an impaired class rejection or deemed rejection of the plan, the plan will be confirmed, at the plan proponent’s request, in a procedure commonly known as “cramdown,” so long as the plan does not “discriminately unfairly” and is “fair and equitable” with respect to each class of claims or interests that is impaired under, and has not accepted, the plan.

If any Impaired Class of Claims or Interests rejects the Plan, including Classes of Claims or Interests deemed to reject the Plan, the Debtors will request Confirmation of the Plan, as it may be modified from time to time, utilizing the “cramdown” provision under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to modify the Plan in accordance with Article X of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims to render such Class of Claims Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules or to withdraw the Plan as to such Debtor.

The Debtors believe that the Plan and the treatment of all Classes of Claims and Interests under the Plan satisfy the requirements for cramdown and the Debtors will be prepared to meet their burden to establish that the Plan can be Confirmed pursuant to section 1129(b) of the Bankruptcy Code as part of Confirmation of the Plan.

(a)	No Unfair Discrimination.

The “unfair discrimination” test applies with respect to classes of claim or interests that are of equal priority but are receiving different treatment under a proposed plan. The test does not require that the treatment be the same or equivalent, but that the treatment be “fair.” In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims of equal rank (e.g., classes of the same legal character). Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly. Under certain circumstances, a proposed plan may treat two classes of unsecured creditors differently without unfairly discriminating against either class.

With respect to the unfair discrimination requirement, all Classes under the Plan are provided treatment that is substantially equivalent to the treatment that is provided to other Classes that have equal rank. Accordingly, the Debtors believe that the Plan meets the standard to demonstrate that the Plan does not unfairly discriminate and the Debtors will be prepared to meet their burden to establish that there is no unfair discrimination as part of Confirmation of the Plan.

(b)	Fair and Equitable Test.

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100 percent of the amount of the allowed claims in such class. As to each non-accepting class and as set forth below, the test sets different standards depending on the type of claims or interests in such class. The Debtors believe that the Plan satisfies the “fair and equitable” requirement, notwithstanding the fact that certain Classes are deemed to reject the Plan. There is no Class receiving more than a 100 percent recovery and no junior Class is receiving a distribution under the Plan until all senior Classes have received a 100 percent recovery or agreed to receive a different treatment under the Plan.

(i)	Secured Claims.

The condition that a plan be “fair and equitable” to a non-accepting class of secured claims includes the requirements that: (a) the holders of such secured claims retain the liens securing such claims to the extent of the allowed amount of the claims, whether the property subject to the liens is retained by the debtor or transferred to another entity under the plan; and (b) each holder of a secured claim in the class receives deferred cash payments totaling at least the allowed amount of such claim with a value, as of the effective date, at least equivalent to the value of the secured claimant’s interest in the debtor’s property subject to the claimant’s liens.

(ii)	Unsecured Claims.

The condition that a plan be “fair and equitable” to a non-accepting class of unsecured claims includes the requirement that either: (a) the plan provides that each holder of a claim of such class receive or retain on account of such claim property of a value, as of the effective date, equal to the allowed amount of such claim; or (b) the holder of any claim or any interest that is junior to the claims of such class will not receive or retain any property under the plan on account of such junior claim or junior interest, subject to certain exceptions.

(iii)	Interests.

The condition that a plan be “fair and equitable” to a non-accepting class of interests, includes the requirements that either: (a) the plan provides that each holder of an interest in that class receives or retains under the plan on account of that interest property of a value, as of the effective date, equal to the greater of: (1) the allowed amount of any fixed liquidation preference to which such holder is entitled; (2) any fixed redemption price to which such holder is entitled; or (3) the value of such interest; or (b) the holder of any interest that is junior to the interests of such class will not receive or retain any property under the plan on account of such junior interest.

7.	Valuation of the Debtors.

The Debtors’ investment banker, Jefferies, has prepared an independent valuation analysis, which is attached to this Disclosure Statement as Exhibit E and incorporated into this Disclosure Statement by reference (the “Valuation Analysis”). The Valuation Analysis should be considered in conjunction with the Risk Factors discussed in Section VII of this Disclosure Statement, entitled “Risk Factors,” and the Financial Projections. The Valuation Analysis is dated as of February 15, 2017, and is based on data and information as of that date. The Holders of Claims and Interests should carefully review the information in Exhibit E in its entirety. The Debtors believe that the Valuation Analysis demonstrates that the Plan is “fair and equitable” to the non-accepting classes because it shows that there is no value past the Secured Notes Claims.

From time to time, Jefferies and its affiliates have provided, and may in the future provide, investment banking, financial advisory and other services to the Debtors and their affiliates for which services they have received, and may in the future receive, customary fees and other compensation. Jefferies takes no position and makes no recommendation as to whether or not you should vote to accept the Plan.

VI.    Voting Instructions

A.	Overview.

Holders of Claims and Interests entitled to vote should carefully read the below Voting Instructions.

B.	Solicitation Procedures.

1.	Solicitation Agent.

The Debtors have proposed to retain Kurtzman Carson Consultants LLC to act, among other things, as the Solicitation Agent in connection with the solicitation of votes to accept or reject the Plan. The Solicitation Agent will process and tabulate Ballots for each Class entitled to vote to accept or reject the Plan and will file the Voting Report as soon as practicable after the Voting Deadline.

2.	Claim Holder Solicitation Package.

The following materials constitute the solicitation package (the “Solicitation Package”) distributed to Holders of Claims and Interests in the Voting Classes:

•	the Debtors’ cover letter in support of the Plan;

•	the appropriate Ballot or Master Ballot,[5] as applicable, and applicable voting instructions, together with a pre-addressed, postage pre-paid return envelope; and

•	this Disclosure Statement and all exhibits hereto, including the Plan and all exhibits thereto.

3.	Voting Deadline.

The period during which Ballots and Master Ballots with respect to the Plan will be accepted by the Debtors will terminate at 4:00 p.m. prevailing Central Time on April 3, 2017, unless the Debtors, with the reasonable consent of the Required Consenting Noteholders, extend the date until which Ballots and Master Ballots will be accepted. Except to the extent the Debtors so determine or as permitted by the Bankruptcy Court, Ballots and Master Ballots that are received after the Voting Deadline will not be counted or otherwise used by the Debtors in connection with the Debtors’ request for Confirmation of the Plan (or any permitted modification thereof).

The Debtors reserve the right (subject to the reasonable consent of the Required Consenting Noteholders), at any time or from time to time, to extend the period of time (on a daily basis, if necessary) during which Ballots and Master Ballots will be accepted for any reason, including determining whether or not the requisite number of acceptances have been received, by making a public announcement of such extension no later than the first Business Day next succeeding the previously announced Voting Deadline. The Debtors will give notice of any such extension in a manner deemed reasonable to the Debtors in their discretion. There can be no assurance that the Debtors will exercise its right to extend the Voting Deadline.

[5]	In accordance with customary practice, the Master Ballot(s) will be distributed at substantially the same time as the initial distribution of Solicitation Packages.

4.	Distribution of the Solicitation Package and Plan Supplement.

The Debtors will cause the Solicitation Agent to distribute the Solicitation Package to Holders of Claims and Interests in the Voting Classes on March 3, 2017, which is 29 days before the Voting Deadline (a total of 21 business days).

The Solicitation Package (except the Ballots) may also be obtained from the Solicitation Agent by: (1) calling the Debtors’ restructuring hotline at 877-833-4150 within the U.S. or Canada or, outside of the U.S. or Canada, by calling 917-281-4800; or (2) emailing goodmanballots@kccllc.com. When the Debtors file the Chapter 11 Cases, you may also obtain copies of any pleadings filed with the Bankruptcy Court for free by visiting the Debtors’ restructuring website, www.kccllc.net/goodman, or for a fee at https://ecf.txnb.uscourts.gov/.

No later than seven (7) calendar days prior to the Confirmation Objection Deadline, the Debtors intend to file the Plan Supplement in accordance with the terms of the Plan. As the Plan Supplement is updated or otherwise modified, such modified or updated documents will be made available on the Debtors’ restructuring website. The Debtors will not serve paper or CD ROM copies of the Plan Supplement; however, parties may obtain a copy of the Plan Supplement at no cost from the Solicitation Agent by: (a) calling the Solicitation Agent at one of the telephone numbers set forth above; (b) visiting the Debtors’ restructuring website, www.kccllc.net/goodman; or (c) emailing the Debtors’ email address set forth above.

C.	Voting Procedures.

March 2, 2017, (the “Voting Record Date”), is the date that was used for determining which Holders of Claims and Interests are entitled to vote to accept or reject the Plan and receive the Solicitation Package in accordance with the solicitation procedures. Except as otherwise set forth herein, the Voting Record Date and all of the Debtors’ solicitation and voting procedures shall apply to all of the Debtors’ creditors and other parties in interest.

In order for the Holder of a Claim or Interest in the Voting Classes to have such Holder’s Ballot counted as a vote to accept or reject the Plan, such Holder’s Ballot or Master Ballot, as applicable, must be properly completed, executed, and delivered by (a) using the enclosed pre-paid, pre-addressed return envelope, (b) via first class mail, overnight courier, or hand delivery to the Solicitation Agent at 1290 Avenue of the Americas, 9th Floor, New York, NY 10104, or (c) via email (attaching a scanned PDF of the fully executed Ballot) to goodmanballots@kccllc.com and referencing “Goodman” in the subject line, so that such Holder’s Ballot or Master Ballot, as applicable, is actually received by the Solicitation Agent before the Voting Deadline.

The Debtors are providing the Solicitation Package to (a) Holders of Class 9 Interests in Goodman whose names appear as of the Voting Record Date in the records maintained by the Debtors and (b) Holders of Class 3 Secured Notes Claims and the broker, dealer, commercial bank, trust company, savings and loan, financial institution, or other such party in whose name their beneficial ownership in Class 3 Secured Notes Claims is registered or held of record on their behalf as of the Voting Record Date (the “Nominees”) whose names appear as of the Voting Record Date in the records maintained by the Depository Trust Company. Nominees should provide copies of the Solicitation Package to the beneficial owners of securities of Class 3 Secured Notes Claims whose Claims have not been satisfied prior to the Voting Record Date pursuant to court order or otherwise, as reflected in the records maintained by the Nominees holding through the Depository Trust Company or other relevant security depository and/or the applicable indenture trustee, as of the Voting Record Date (the “Beneficial Holders”). Any Beneficial Holder of eligible Secured Notes Claims that has not received a Ballot should contact its Nominee or the Solicitation Agent.

If a Holder of a Claim or Interest in a Voting Class transfers all of such Claim or Interest to one or more parties on or after the Voting Record Date and before the Holder has cast its vote on the Plan, such Claim or Interest Holder is automatically deemed to have provided a voting proxy to the purchaser(s) of the Holder’s Claim or Interest, and such purchaser(s) shall be deemed to be the Holder(s) thereof as of the Voting Record Date for purposes of voting on the Plan, provided that the transfer complies with the applicable requirements under the RSA, if applicable.

BALLOTS
1.	Ballots and Master Ballots must be actually received by the Solicitation Agent before the Voting Deadline.

2.	Please send your completed Ballot in the envelope provided. If you received a return envelope addressed to your Nominee, please allow additional time for your vote to be included in the Master Ballot and sent to the Solicitation Agent before the Voting Deadline.

3.	Ballots and Master Ballots to be returned directly to the Solicitation Agent may also be sent by first class mail, overnight courier, hand delivery, or via email to:

Kurtzman Carson Consultants LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Attn: Goodman Balloting Processing

Email: goodmanballots@kccllc.com

If you have any questions on the procedures for voting on the Plan, please call the Solicitation Agent at the following telephone number:

877-833-4150

IF A BALLOT OR MASTER BALLOT IS RECEIVED AFTER THE VOTING DEADLINE, IT WILL NOT BE COUNTED UNLESS THE DEBTORS DETERMINE OTHERWISE.

ANY BALLOT OR MASTER BALLOT THAT IS PROPERLY EXECUTED BY THE HOLDER OF A CLAIM OR INTEREST (OR NOMINEE) BUT THAT DOES NOT CLEARLY INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN OR ANY BALLOT THAT INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN WILL NOT BE COUNTED FOR PURPOSES OF ACCEPTING OR REJECTING THE PLAN.

EACH HOLDER OF A CLAIM OR INTEREST MUST VOTE ALL OF ITS CLAIMS OR INTERESTS WITHIN A PARTICULAR CLASS EITHER TO ACCEPT OR REJECT THE PLAN AND MAY NOT SPLIT SUCH VOTES. BY SIGNING AND RETURNING A BALLOT OR MASTER BALLOT, EACH HOLDER OF A CLAIM OR INTEREST (OR NOMINEE) WILL CERTIFY TO THE BANKRUPTCY COURT AND THE DEBTORS THAT NO OTHER BALLOTS WITH RESPECT TO SUCH CLAIM OR INTEREST HAVE BEEN CAST OR, IF ANY OTHER BALLOTS HAVE BEEN CAST WITH RESPECT TO SUCH CLASS OF CLAIMS OR INTERESTS, SUCH OTHER BALLOTS INDICATED THE SAME VOTE TO ACCEPT OR REJECT THE PLAN. IF A HOLDER CASTS MULTIPLE BALLOTS WITH RESPECT TO THE SAME CLASS OF CLAIMS OR INTERESTS AND THOSE BALLOTS ARE IN CONFLICT WITH EACH OTHER, SUCH BALLOTS WILL NOT BE COUNTED FOR PURPOSES OF ACCEPTING OR REJECTING THE PLAN.

IT IS IMPORTANT THAT THE HOLDER OF A CLAIM OR INTEREST IN THE VOTING CLASSES (OR NOMINEE) FOLLOW THE SPECIFIC INSTRUCTIONS PROVIDED ON SUCH HOLDER’S BALLOT OR MASTER BALLOT. IF YOU ARE RETURNING YOUR BALLOT TO YOUR NOMINEE, YOU MUST RETURN YOUR BALLOT WITH SUFFICIENT TIME FOR YOUR VOTE TO BE INCLUDED BY YOUR NOMINEE ON A MASTER BALLOT AND SENT TO THE SOLICITATION AGENT BEFORE THE VOTING DEADLINE.

1.	Beneficial Holders.

A Beneficial Holder holding Class 3 Secured Notes Claims as a record holder in its own name or who has directly received a Ballot from the Solicitation Agent should vote on the Plan by completing and signing the enclosed applicable Ballot and returning it directly to the Solicitation Agent before the Voting Deadline using the enclosed self-addressed, postage pre-paid return envelope.

Any Beneficial Holder holding Class 3 Secured Notes Claims in a “street name” through a Nominee may vote on the Plan by one of the following two methods (as selected by such Beneficial Holder’s Nominee):

•	Complete and sign the enclosed Beneficial Holder Ballot. Return the Ballot to the Nominee as promptly as possible and in sufficient time to allow such Nominee to process the Ballot and return it to the Solicitation Agent on a Master Ballot before the Voting Deadline. If no self-addressed, postage pre-paid envelope was enclosed for this purpose, the Nominee must be contacted for instructions.

•	Complete and sign the pre-validated Ballot (as described below) provided to the Beneficial Holder by the Nominee. The Beneficial Holder will then return the pre-validated Ballot to the Solicitation Agent before the Voting Deadline using the enclosed self-addressed, postage pre-paid envelope.

Any Ballot returned to a Nominee by a Beneficial Holder will not be counted for purposes of acceptance or rejection of the Plan until such Nominee properly completes and delivers to the Solicitation Agent that Ballot (properly validated) or a Master Ballot that reflects the vote of such Beneficial Holder.

If any Beneficial Holder owns Claims through more than one Nominee, such Beneficial Holder should execute a separate Ballot for each Nominee and complete item 4 of each Beneficial Holder Ballot. The Solicitation Agent may validate the Ballot with the Nominees and, by voting, the Beneficial Holder directs the Nominees to provide any information requested to make such validation.

2.	Nominees.

A Nominee that on the Voting Record Date is the registered Holder of a Class 3 Secured Notes Claim for a Beneficial Holder should obtain the vote of such Beneficial Holder of such Secured Notes Claims, consistent with customary practices for obtaining the votes of securities held in a “street name,” in one of the following two ways:

(a)	Pre-Validated Ballots.

A Nominee may pre-validate a Ballot by: (a) signing the Ballot; (b) indicating on the Ballot the name of the registered Holder and the amount of Class 3 Secured Notes Claims held by the Nominee; and (c) forwarding such Ballot together with the Solicitation Package and other materials requested to be forwarded, to the Beneficial Holder for voting. The Beneficial Holder must then review and complete the information requested in the Ballot, and return the Ballot directly to the Solicitation Agent in the pre-addressed, postage pre-paid envelope (or as otherwise noted above) so that it is received by the Solicitation Agent before the Voting Deadline. A list of the Beneficial Holders to whom “pre-validated” Ballots were delivered should be maintained by the Nominee for inspection for at least on year from the Voting Deadline.

(b)	Master Ballots.

A Nominee may obtain the votes of Beneficial Holders by forwarding to the Beneficial Holders the unsigned Ballots, together with the Disclosure Statement, a return envelope provided by, and addressed to, the Nominee, and other materials requested to be forwarded. Each such Beneficial Holder must then indicate its vote on the Ballot, review and complete the information requested in the Ballot, execute the Ballot, and return the Ballot to the Nominee. After collecting the Ballots, the Nominee should, in turn, complete a Master Ballot compiling the votes and other information from the Ballot, execute the Master Ballot, and deliver the Master Ballot to the Solicitation Agent so that it is received by the Solicitation Agent before the Voting Deadline. All Ballots returned by Beneficial Holders should either be forwarded to the Solicitation Agent (along with the Master Ballot) or be retained by Nominees for inspection for at least one year from the Voting Deadline.

EACH NOMINEE SHOULD ADVISE ITS BENEFICIAL HOLDERS TO RETURN THEIR BALLOTS TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT TO THE SOLICITATION SO THAT IT IS RECEIVED BY THE SOLICITATION AGENT BEFORE THE VOTING DEADLINE.

D.	Voting Tabulation.

The Ballot and/or Master Ballot do not constitute, and shall not be deemed to be, a Proof of Claim or an assertion or admission of a Claim or Interest. Only Holders of Claims or Interests in the Voting Classes shall be entitled to vote with regard to such Claims or Interests.

Unless the Debtors decide otherwise, Ballots and Master Ballots received after the Voting Deadline may not be counted. A Ballot or Master Ballot will be deemed delivered only when the Solicitation Agent actually receives the executed Ballot or Master Ballot as instructed in the applicable voting instructions. No Ballot or Master Ballot should be sent to the Debtors, the Debtors’ agents (other than the Solicitation Agent) or the Debtors’ financial or legal advisors.

The Bankruptcy Code may require the Debtors to disseminate additional solicitation materials if the Debtors make material changes to the terms of the Plan or if the Debtors waive a material condition to confirmation of the Plan. In that event, the solicitation will be extended to the extent directed by the Bankruptcy Court.

To the extent there are multiple Claims or Interests within Voting Classes, the Debtors may, in their discretion, and to the extent possible, aggregate the Claims or Interests of any particular Holder within a Voting Class for the purpose of counting votes.

In the event a designation of lack of good faith is requested by a party in interest under section 1126(e) of the Bankruptcy Code, the Bankruptcy Court will determine whether any vote to accept and/or reject the Plan cast with respect to that Claim will be counted for purposes of determining whether the Plan has been accepted and/or rejected.

The following additional procedures shall apply with respect to tabulating, as applicable, Ballots and Master Ballots:

•	votes cast by Holders of public securities through Nominees will be applied to the applicable positions held by such Nominees as of the Voting Record Date, as evidenced by the record and depository listings. Votes submitted by a Nominee shall not be counted in excess of the amount of public securities held by such Nominee as of the Voting Record Date;

•	if conflicting votes or “over-votes” are submitted by a Nominee, the Solicitation Agent shall use reasonable efforts to reconcile discrepancies with the Nominee;

•	if over-votes are submitted by a Nominee which are not reconciled prior to the preparation of the certification of vote results, the votes to accept and to reject the Plan shall be approved in the same proportion as the votes to accept and to reject the Plan submitted by the Nominee, but only to the extent of the Nominee’s Voting Record Date position in the public securities;

•	for the purposes of tabulating votes, each Beneficial Holder shall be deemed (regardless of whether such Holder includes interest in the amount voted on its Ballot) to have voted only the principal amount of its public securities; any principal amounts thus voted will be thereafter adjusted by the Solicitation Agent, on a proportionate basis with a view to the amount of securities actually voted, to reflect the corresponding claim amount, including any accrued but unpaid prepetition interest, with respect to the securities thus voted; and

•

the following Ballots and Master Ballots will not be counted in determining the acceptance or rejection of the Plan: (a) any Ballot or Master Ballot that is illegible or contains insufficient information to permit the identification of the Holder or Beneficial Holder(s), as applicable; (b) any Ballot or Master Ballot cast by a person or entity that does not hold a Claim or Interest that is entitled to vote on the

Plan; (c) any unsigned Ballot or Master Ballot; (d) any Ballot or Master Ballot not marked to accept or reject the Plan, or marked both to accept and reject the Plan; (e) any Ballot or Master Ballot received after the Voting Deadline, unless otherwise determined by the Debtors; and (f) any Ballot or Master Ballot submitted by a party not entitled to cast a vote with respect to the Plan.

The Debtors will file with the Bankruptcy Court, as soon as practicable after the Voting Deadline, the Voting Report prepared by the Solicitation Agent. The Voting Report shall, among other things, delineate every Ballot or Master Ballot that does not conform to the voting instructions or that contains any form of irregularity (each an “Irregular Ballot”), including those Ballots or Master Ballots that are late or (in whole or in material part) illegible, unidentifiable, lacking signatures or lacking necessary information, or damaged. The Solicitation Agent will attempt to reconcile the amount of any Claim reported on a Ballot or Master Ballot with the records of the applicable Nominee, if applicable, or in the alternative with the Debtors’ records, but in the event such amount cannot be timely reconciled without undue effort on the part of the Solicitation Agent, the amount shown in the records of the Nominee, if applicable, or the Debtors’ records shall govern. The Voting Report also shall indicate the Debtors’ intentions with regard to such Irregular Ballots. Neither the Debtors nor any other Person or Entity will be under any duty to provide notification of defects or irregularities with respect to delivered Ballots or Master Ballots other than as provided in the Voting Report, nor will any of them incur any liability for failure to provide such notification.

VII.    Risk Factors

BEFORE TAKING ANY ACTION WITH RESPECT TO THE PLAN, HOLDERS OF CLAIMS AGAINST THE DEBTORS WHO ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN SHOULD READ AND CONSIDER CAREFULLY THE RISK FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT, THE PLAN, AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH, REFERRED TO, OR INCORPORATED BY REFERENCE INTO THIS DISCLOSURE STATEMENT, INCLUDING OTHER DOCUMENTS FILED WITH THE BANKRUPTCY COURT IN THE CHAPTER 11 CASES. THE RISK FACTORS SHOULD NOT BE REGARDED AS CONSTITUTING THE ONLY RISKS PRESENT IN CONNECTION WITH THE DEBTORS’ BUSINESSES OR THE RESTRUCTURING AND CONSUMMATION OF THE PLAN. EACH OF THE RISK FACTORS DISCUSSED IN THIS DISCLOSURE STATEMENT MAY APPLY EQUALLY TO THE DEBTORS AND THE REORGANIZED DEBTORS, AS APPLICABLE AND AS CONTEXT REQUIRES.

A.	Risks Related to the Restructuring.

1.	The Debtors Will Consider All Available Restructuring Alternatives if the Restructuring Transactions are not Implemented, and Such Alternatives May Result in Lower Recoveries for Holders of Claims Against and Interests in the Debtors.

If the Restructuring Transactions are not implemented, the Debtors will consider all other restructuring alternatives available at that time, which may include the filing of an alternative chapter 11 plan, conversion to chapter 7, commencement of section 363 sales of the Debtors’ assets, or any other transaction that would maximize the value of the Debtors’ estates. Any alternative restructuring proposal may be on terms less favorable to Holders of Claims against and Interests in the Debtors than the terms of the Plan as described in this Disclosure Statement.

Any material delay in the confirmation of the Plan, or the Chapter 11 Cases, or the threat of rejection of the Plan by the Bankruptcy Court, would add substantial expense and uncertainty to the process.

The uncertainty surrounding a prolonged restructuring would also have other adverse effects on the Debtors. For example, it would also adversely affect:

•	the Debtors’ ability to raise additional capital;

•	the Debtors’ liquidity;

•	how the Debtors’ business is viewed by regulators, investors, lenders, and credit ratings agencies;

•	the Debtors’ enterprise value; and

•	the Debtors’ business relationship with AT&T and DIRECTV.

2.	Even if the Restructuring Transactions are Successful, the Debtors Will Continue to Face Risks.

The Restructuring Transactions are generally designed to reduce the amount of the Debtors’ cash interest expense and improve the Debtors’ liquidity and financial and operational flexibility to generate long-term growth. Even if the Restructuring Transactions are implemented, the Debtors will continue to face a number of risks, including certain risks that are beyond the Debtors’ control, such as changes in economic conditions, changes in the Debtors’ industry, changes in commodity prices, as well as the Debtors’ reliance on their continued business relationships with AT&T and DIRECTV (as described in detail below). As a result of these risks and others, there is no guarantee that the Restructuring Transactions will achieve the Debtors’ stated goals.

3.	Risks Related to the New Secured Notes, the New PIK Preferred Stock, and the New Common Stock.

The following are some of the risks that apply to Holders of Claims against the Debtors who become Holders of the New Secured Notes, the New PIK Preferred Stock, or the New Common Stock pursuant to the Plan. There are additional risk factors attendant to ownership of the New Secured Notes, the New PIK Preferred Stock, and the New Common Stock that Holders of Claims against the Debtors should consider before deciding to vote to accept or reject the Plan.

(a)	The Consideration Under the Plan Does Not Reflect any Independent Valuation of Claims against or Interests in the Debtors.

The Debtors have not obtained or requested a fairness opinion from any banking or other firm as to the fairness of the consideration under the Plan.

(b)	The Terms of the New Secured Notes, the New PIK Preferred Stock, and the New Common Stock Are Subject to Change Based on Negotiation and the Approval of the Bankruptcy Court.

The terms of the New Secured Notes, the New PIK Preferred Stock, and the New Common Stock have not been finalized and are subject to change based on negotiations between the Debtors and the Consenting Parties. Holders of Claims or Interests that are not the Consenting Parties will not participate in these negotiations and the results of such negotiations may alter the terms of the New Secured Notes, the New PIK Preferred Stock, or the New Common Stock in a material manner. As a result, the final terms of the New Secured Notes, the New PIK Preferred Stock, or the New Common Stock may be less favorable to Holders of Claims or Interests than as described herein and in the Plan.

(c)	The Terms of the Shareholders Agreement Are Subject to Change Based on Negotiation and the Approval of the Bankruptcy Court.

The terms of the Shareholders Agreement have not been finalized and are subject to change based on negotiations between the Debtors and the Consenting Parties. Holders of Claims or Interests that are not the Consenting Parties will not participate in these negotiations and the results of such negotiations may affect the rights of shareholders in Reorganized Goodman following the Effective Date.

(d)	The Terms of the Exit Facility Documents Are Subject to Change Based on Negotiation and the Approval of the Bankruptcy Court.

The terms of the Exit Facility Documents have not been finalized and are subject to change based on negotiations between the Debtors, the Exit Facility Lenders, the Consenting Noteholders, and the Consenting

Equityholders. Holders of Claims or Interests that are not the Consenting Noteholders or the Consenting Equityholders will not participate in these negotiations and the results of such negotiations may affect the rights of the holders of New Secured Notes, the New PIK Preferred Stock, or the New Common Stock following the Effective Date. As a result, the final terms of the Exit Facility Documents may be less favorable to Holders of Claims or Interests than as described herein and in the Plan.

(e)	The New Secured Notes Will Have a Later Maturity Than the Secured Notes and Any Holder of the Secured Notes Claims May Increase Their Risk That the Debtors Will Be Unable to Repay or Refinance the New Secured Notes When They Mature.

If the Plan is implemented, following the Effective Date, the New Secured Notes will have a later maturity than the Secured Notes. Holders of the Secured Notes Claims will be exposed to the risk of nonpayment on the New Secured Notes for a longer period than under the Secured Notes.

(f)	The Reorganized Debtors May Not Be Able to Generate or Receive Sufficient Cash to Service Their Debt and May Be Forced to Take Other Actions to Satisfy their Obligations, Which May Not Be Successful.

The Reorganized Debtors’ ability to make scheduled payments on their debt obligations depends on their financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business, and other factors beyond the Reorganized Debtors’ control. The Reorganized Debtors may not be able to maintain a level of cash flow sufficient to permit them to pay the principal, premium, if any, and interest on their debt, including the Exit Facility and New Secured Notes.

If cash flows and capital resources are insufficient to fund the Reorganized Debtors’ debt obligations, they could face substantial liquidity problems and might be forced to reduce or delay investments and capital expenditures, or to dispose of assets or operations, seek additional capital or restructure or refinance debt, including the Exit Facility and New Secured Notes. These alternative measures may not be successful, may not be completed on economically attractive terms, or may not be adequate to satisfy their debt obligations when due.

Further, if the Reorganized Debtors suffer or appear to suffer from a lack of available liquidity, the evaluation of their creditworthiness by counterparties and rating agencies and the willingness of third parties to do business with them could be adversely affected.

(g)	The New Secured Notes Will Be Secured Only to the Extent of the Value of the Assets Granted as Security for the New Secured Notes. The Fair Market Value of the Reorganized Debtors Upon Any Foreclosure May Not Be Sufficient to Repay the Holders New Secured Notes in Full.

The Exit Facility will be secured on a first-priority basis on the Exit Facility Collateral. The New Secured Notes will be secured on a first-priority basis on the Noteholder Collateral and a second-priority lien on the Exit Facility Collateral. The fair market value of the Collateral may not be sufficient to repay both the Exit Facility and the New Secured Notes and all of the Holders of other debt holding a security interest in the Collateral, if any, upon any foreclosure, and the New Secured Notes are second priority relative to the Exit Facility. The fair market value of the Collateral is subject to fluctuations based on factors that include, among other things, a decline in revenue in the Debtors’ businesses. The amount to be received by creditors upon a sale of any Collateral would be dependent on numerous factors, including the value obtainable by selling the Collateral at the time, general market and economic conditions, and the timing and the manner of the sale.

In the event a subsequent bankruptcy or similar proceeding is commenced by or against the Reorganized Debtors, Holders of the New Secured Notes may be deemed to have an unsecured claim if the Reorganized Debtors’ obligation under the Exit Facility exceeds the value of the Collateral securing the New Secured Notes. Upon a finding by a bankruptcy court that the New Secured Notes are under-collateralized, the claims in the bankruptcy proceeding with respect to such debt instrument, absent an election by the Holders of the New Secured Notes pursuant to section 1111(b) of the Bankruptcy Code, would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the Collateral. Additionally, some or all accrued but unpaid interest may be disallowed in any bankruptcy proceeding.

The security interest granted in favor of the collateral agent or indenture trustee under the Exit Facility or New Secured Notes, respectively is subject to practical problems generally associated with the realization of security interests in collateral. For example, the collateral agent or indenture trustee may need to obtain the consent of a third party to obtain or enforce a security interest in a contract, and the Debtors cannot assure Holders of the New Secured Notes that the collateral agent or indenture trustee will be able to obtain any such consent. The consents of any third parties may not be given when required to facilitate a foreclosure on any particular assets. Accordingly, the collateral agent may not have the ability to foreclose upon such assets, and the value of the Collateral may significantly decrease.

(h)	A Decline in the Reorganized Debtors’ Credit Ratings Could Negatively Affect the Debtors’ Ability to Refinance Their Debt.

The Debtors’ or the Reorganized Debtors’ credit ratings could be lowered, suspended, or withdrawn entirely, at any time, by the rating agencies, if, in each rating agency’s judgment, circumstances warrant, including as a result of exposure to the credit risk and the business and financial condition of the Debtors or the Reorganized Debtors, as applicable. Downgrades in the Reorganized Debtors’ long-term debt ratings may make it more difficult to refinance their debt and increase the cost of any debt that they may incur in the future.

4.	Risks Related to Confirmation and Consummation of the Plan.

(a)	The RSA May Be Terminated.

As more fully set forth in Section 6 of the RSA, the RSA may be terminated upon the occurrence of certain events, including, among others, the Debtors’ failure to meet specified milestones relating to the filing, confirmation, and consummation of the Plan, and the breaches by the Debtors, the Consenting Equityholders, and/or the Consenting Noteholders of their respective obligations under the RSA. For example, the RSA is subject to termination by the Consenting Noteholders if the Effective Date has not occurred on or before the date that is fifteen calendar days after entry of the confirmation order by the Bankruptcy Court. In the event that the RSA is terminated, the Debtors may seek a non-consensual restructuring alternative, including a potential liquidation of their assets.

(b)	Conditions Precedent to Confirmation May Not Occur.

As more fully set forth in Article IX of the Plan, the occurrence of Confirmation and the Effective Date are each subject to a number of conditions precedent. If each condition precedent to Confirmation is not met or waived, the Plan will not be Confirmed, and if each condition precedent to Consummation is not met or waived, the Effective Date will not take place. In the event that the Plan is not Confirmed or is not Consummated, the Debtors may seek Confirmation of a new plan. If the Debtors do not secure sufficient working capital to continue their operations or if the new plan is not confirmed, however, the Debtors may be forced to liquidate their assets.

(c)	Parties in Interest May Object to the Plan’s Classification of Claims and Interests.

Section 1122 of the Bankruptcy Code provides that a plan may place a Claim or an Interest in a particular Class only if such Claim or Interest is substantially similar to the other Claims or Interests in such Class. The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests, each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims or Interests, as applicable, in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

(d)	The Debtors May Not Be Able to Satisfy Vote Requirements.

Pursuant to section 1126(c) of the Bankruptcy Code, section 1129(a)(7)(A)(i) of the Bankruptcy Code will be satisfied with respect to the Class 3 if Holders of at least two-thirds in amount and more than one-half in number of the Allowed Claims in Classes 3 and 9 that vote cast votes to accept the Plan. There is no guarantee that the Debtors will receive the necessary acceptances from Holders of Claims in the Voting Classes. If the Voting Classes vote to reject the Plan, the Debtors may elect to amend the Plan, commence chapter 11 cases notwithstanding rejection of the Plan before the Voting Classes in accordance with the RSA, or continue operating under the current status quo outside of chapter 11.

(e)	The Debtors May Not Be Able to Secure Confirmation.

Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan, and requires, among other things, a finding by the bankruptcy court that: (i) the plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (ii) the plan is not likely to be followed by a liquidation or a need for further financial reorganization unless liquidation or reorganization is contemplated by the plan; and (iii) the value of distributions to non-accepting holders of claims and interests within a particular class under the plan will not be less than the value of distributions such holders would receive if the debtor was liquidated under chapter 7 of the Bankruptcy Code.

There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A dissenting Holder of an Allowed Claim or Interest might challenge either the adequacy of this Disclosure Statement or whether voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determines that this Disclosure Statement and the voting results are appropriate, the Bankruptcy Court still can decline to confirm the Plan if it finds that any of the statutory requirements for Confirmation have not been met, including the requirement that the terms of the Plan do not “unfairly discriminate” and are “fair and equitable” to non-accepting Classes.

If the Plan is not Confirmed, it is unclear what distributions, if any, Holders of Allowed Claims and Interests will receive with respect to their Allowed Claims and Interests, as applicable.

The Debtors, with the consent of the Required Consenting Parties and subject to the terms and conditions of the Plan, reserve the right to modify the terms and conditions of the Plan as necessary for Confirmation. Any modifications could result in a less favorable treatment of any Class than the treatment currently provided in the Plan, such as a distribution of property to the Class affected by the modification of a lesser value than currently provided in the Plan.

(f)	Parties in Interest May Object to the Releases Contained in the Plan.

Confirmation is also subject to the Bankruptcy Court’s approval of the settlement, release, injunction, and related provisions described in Article VIII of the Plan. Certain creditors may assert that the Debtors cannot demonstrate that they meet the standards for approval of releases, exculpations, and injunctions established by the United States Court of Appeal for the Fifth Circuit.

(g)	The Debtors May Not Be Able to Pursue Nonconsensual Confirmation Over Impaired Non-Accepting Classes.

Generally, a bankruptcy court may confirm a plan under the Bankruptcy Code’s “cramdown” provisions over the objection of an impaired non-accepting class of claims if at least one impaired class of claims has accepted the plan (with acceptance being determined without including the vote of any “insider” in that accepting class), and, as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the rejecting impaired classes.

To the extent that a Voting Class collectively votes to reject the Plan, the Debtors may not be able to seek to “cramdown” such Voting Class under section 1129(b)(2) of the Bankruptcy Code because there is no other impaired Class of Claims entitled to vote under the Plan. Although the Debtors believe they have secured Plan support from Holders of Claims and Interests well in excess of the requisite two-thirds in amount and more than one-half in number of the Allowed Secured Notes Claims, and Allowed Interests in Goodman pursuant to the RSA, the amount required for an accepting Class of Claims pursuant to section 1126(c) of the Bankruptcy Code, there is no guarantee that the Holders of such Claims and Interests will vote in favor of the Plan. If any Voting Class does not vote to accept the Plan, the Debtors would be required to seek to enforce the RSA against any breaching Consenting Noteholder and/or any breaching Consenting Equityholder, as applicable, as well as other relief, including an alternative chapter 11 plan of reorganization or a process through which to liquidate their assets. There can be no assurances that the Debtors will confirm a chapter 11 plan and emerge as a reorganized company in that event, and it is unclear what distributions, if any, Holders of Allowed Claims and Interests will receive with respect to their Allowed Claims and Interests in that instance. Finally, the pursuit of an alternative restructuring proposal may result in, among other things, increased expenses relating to Accrued Professional Fee Claims.

(h)	The Debtors May Object to the Amount or Classification of a Claim or Interest.

Except as otherwise provided in the Plan, the Debtors reserve the right to object to the amount or classification of any Claim or Interest under the Plan. The estimates set forth in this Disclosure Statement cannot be relied upon by any Holder of a Claim or Interest where such Claim or Interest is subject to an objection or dispute. Any Holder of a Claim or Interest that is subject to an objection or dispute may not receive its expected share of the estimated distributions described in this Disclosure Statement.

(i)	The Debtors’ Historical Financial Information May Not Be Comparable to the Financial Information of the Reorganized Debtors.

As a result of Consummation and the transactions contemplated thereby, the financial condition and results of operations of the Reorganized Debtors from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the Debtors’ historical financial statements.

(j)	The Effective Date May Not Occur.

Although the Debtors believe that the Effective Date may occur quickly after the Confirmation Date, there can be no assurance as to such timing or as to whether the Effective Date will, in fact, occur.

B.	Risk Related to Recoveries Under the Plan.

1.	The Debtors May Not Be Able to Achieve Their Projected Financial Results or Meet Their Post-Restructuring Debt Obligations.

The Financial Projections represent management’s best estimate of the future financial performance of the Debtors or the Reorganized Debtors, as applicable, based on currently known facts and assumptions about future operations of the Debtors or the Reorganized Debtors, as applicable, as well as the U.S. and world economy in general and the industry segments in which the Debtors operate in particular. There is no guarantee that the Financial Projections will be realized, and actual financial results may differ significantly from the Financial Projections. To the extent the Reorganized Debtors do not meet their projected financial results or achieve projected revenues and cash flows, the Reorganized Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date, may be unable to service their debt obligations as they come due, or may not be able to meet their operational needs, all of which may negatively affect the value of the New Secured Notes, the New PIK Preferred Stock, and the New Common Stock. Further, a failure of the Reorganized Debtors to meet their projected financial results or achieve projected revenues and cash flows could lead to cash flow and working capital constraints, which constraints may require the Debtors to seek additional working capital. The Reorganized Debtors may be unable to obtain such working capital when it is required, or may only be able to obtain such capital on unreasonable or cost prohibitive terms. For example, the Reorganized Debtors may be required to take on additional debt, the interest costs of which could adversely affect the results of the operations and financial condition of the Reorganized Debtors, and also have a negative effect on the value of the New Secured Notes, the New PIK Preferred Stock, and the New Common Stock. In addition, if any such required capital is obtained in the form of equity, the New PIK Preferred Stock and/or the New Common Stock to be issued to Holders of Allowed Class 3 Claims under the Plan could be diluted. As discussed in Article VII.D.6 of this Disclosure Statement, if the Reorganized Debtors are unable to maintain their existing business relationships with AT&T and DIRECTV, the value of the New Secured Notes, New PIK Preferred Stock, and the New Common Stock, as well as the Reorganized Debtors’ business operations and financial health, could be adversely affected.

2.	Estimated Valuations of the Debtors, the New Secured Notes, the New PIK Preferred Stock, and the New Common Stock, and Estimated Recoveries to Holders of Allowed Claims and Interests Are Not Intended to Represent Potential Market Values.

The Debtors’ estimated recoveries to Holders of Allowed Claims and Allowed Interests are not intended to represent the market value of the Debtors’ securities. The estimated recoveries are based on numerous assumptions (the realization of many of which will be beyond the control of the Debtors), including: (a) the successful reorganization of the Debtors; (b) an assumed date for the occurrence of the Effective Date; (c) the Debtors’ ability to achieve the operating and financial results included in the Financial Projections; (d) the Debtors’ ability to maintain adequate liquidity to fund operations; (e) the assumption that capital and equity markets remain consistent with current conditions; and (f) the Debtors’ ability to maintain critical existing customer relationships, including customer relationships with AT&T and DIRECTV. In addition, there can be no guarantee that the Reorganized Debtors will have adequate liquidity to fund the redemptions of the New PIK Preferred Stock as set forth in the RSA, the New Equity Documents, and the New Organizational Documents.

3.	Holders of Claims or Interests and the Goodman MBE Group That Acquire the New Common Stock Will Assert Significant Control Over the Reorganized Debtors.

Upon Consummation of the Plan, Holders of Class 3 Claims will become Holders of the New Common Stock pursuant to the Plan and Holders of Class 9 Interests will hold 7.9 percent of all common stock in Reorganized Goodman. As a result, following Consummation, Holders of Allowed Class 3 Claims and Holders of Class 9 Interests will exercise substantial influence over the Reorganized Debtors and their affairs. In addition, the Goodman MBE Group will control a majority of the New Common Stock pursuant to the Plan in order to assure compliance with MBE certifications.

4.	Certain Tax Implications of the Debtors’ Bankruptcy and Reorganization May Increase the Tax Liability of the Reorganized Debtors.

Holders of Allowed Claims and Allowed Interests should carefully review Section IX of this Disclosure Statement, entitled “Certain U.S. Federal Tax Consequences of the Plan,” to determine how the tax implications of the Plan and the Chapter 11 Cases may adversely affect the Debtors.

C.	Risk Related to the Offer and Issuance of Securities Under the Plan.

1.	The Debtors Do Not Intend to Offer to Register or to Exchange the New PIK Preferred Stock, the New Common Stock, or the New Secured Notes in a Registered Exchange Offer.

The New PIK Preferred Stock, the New Common Stock, and the New Secured Notes have not been registered under the Securities Act or any state securities laws and, subject to the discussion of section 1145 of the Bankruptcy Code below and as summarized in Article VIII of this Disclosure Statement, entitled “Important Securities law Disclosures,” unless so registered, may not be re-offered or re-sold except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. The Debtors do not intend to register the New PIK Preferred Stock, the New Common Stock, or the New Secured Notes under the Securities Act or to offer to exchange the New Common Stock in an exchange offer registered under the Securities Act. As a result, for so long as the New PIK Preferred Stock, the New Common Stock, and the New Secured Notes remain outstanding, such interests may be transferred or re-sold only in transactions exempt from the securities registration requirements of federal and applicable state laws. In addition, the Debtors are not be subject to the reporting requirements of the Securities Act and Holders of the New PIK Preferred Stock, the New Common Stock, and the New Secured Notes may only be entitled to receive certain information about the Debtors, including the information required by Rule 144A(d)(4).

The Debtors believe that the issuance of the New Secured Notes, the New PIK Preferred Stock, and the New Common Stock with respect to Allowed Claims and Interests is covered by section 1145 of the Bankruptcy Code. Accordingly, the Debtors believe that the New Secured Notes, the New PIK Preferred Stock, and the New Common Stock issued to Holders of Allowed Claims in Class 3 may be resold without registration under the Securities Act or other federal securities laws, unless the Holder is an “underwriter” (as discussed below) with respect to such securities, as that term is defined in section 1145 of the Bankruptcy Code or an affiliate of the Reorganized Debtors.

The information which the Debtors are required to provide in order to issue the New PIK Preferred Stock, the New Common Stock, and the New Secured Notes and may be less than the Debtors would be required to provide if the New PIK Preferred Stock, the New Common Stock, and the New Secured Notes were registered. Among other things, the Debtors may not be required to provide: (a) separate financial information for any subsidiary; (b) selected historical consolidated financial data of Goodman; (c) selected quarterly financial data of Goodman; (d) certain information about the Debtors’ disclosure controls and procedures and their internal control over financial reporting; and (e) certain information regarding the Debtors’ executive compensation policies and practices and historical compensation information for their executive officers. This lack of information could impair your ability to evaluate your ownership of the New PIK Preferred Stock, the New Common Stock, and the New Secured Notes.

2.	There is No Established Market for the New PIK Preferred Stock, the New Common Stock, and the New Secured Notes.

The New PIK Preferred Stock, the New Common Stock, and the New Secured Notes will be new issuances of securities and there is no established trading market for either security. The Debtors do not intend to apply for the New PIK Preferred Stock, the New Common Stock, or the New Secured Notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. You may not be able to sell your New PIK Preferred Stock, New Common Stock, or New Secured Notes at a particular time or at favorable prices. As a result, the Debtors cannot assure you as to the liquidity of any trading market for the New PIK Preferred Stock, the New Common Stock, or the New Secured Notes. Accordingly, you may be required to bear the financial risk of your ownership of the New PIK Preferred Stock, the New Common Stock, or the New Secured Notes indefinitely. If a trading market were to develop, future trading prices of the New PIK Preferred Stock, the New Common Stock, or the New Secured Notes may be volatile and will depend on many factors, including: (a) the Debtors’ operating performance and financial condition; (b) the interest of securities dealers in making a market for them; and (c) the market for similar securities.

D.	Risk Factors Related to the Business Operations of the Debtors and Reorganized Debtors.

1.	The Debtors Will File Voluntary Petitions for Relief Under Chapter 11 of the Bankruptcy Code and Will Be Subject to the Risks and Uncertainties Associated with Any Chapter 11 Restructuring.

For the duration of the Chapter 11 Cases, the Debtors’ operations and the Debtors’ ability to execute their business strategy will be subject to the risks and uncertainties associated with bankruptcy. These risks include, among other things:

•	the Debtors’ ability to obtain approval of the Bankruptcy Court with respect to pleadings filed in the Chapter 11 Cases from time to time;

•	the Debtors’ ability to obtain creditor and Bankruptcy Court approval for, and then to Consummate, the Plan to emerge from bankruptcy;

•	the occurrence of any event, change, or other circumstance that could give rise to the termination of the RSA;

•	the Debtors’ ability to obtain and maintain normal trade terms with service providers and maintain contracts that are critical to their operations;

•	the Debtors’ ability to attract, motivate, and retain key employees;

•	the Debtors’ ability to attract and retain customers; and

•	the Debtors’ ability to fund and execute their business plan.

The Debtors will also be subject to risks and uncertainties with respect to the actions and decisions of creditors and other third parties who have interests in the Chapter 11 Cases that may be inconsistent with the Plan.

These risks and uncertainties could affect the Debtors’ businesses and operations in various ways. For example, negative events or publicity associated with the Chapter 11 Cases could adversely affect the Debtors’ relationships with their customers, as well as their suppliers and employees, which, in turn, could adversely affect the Debtors’ operations and financial condition. Also, pursuant to the Bankruptcy Code, the Debtors need Bankruptcy Court approval for transactions outside the ordinary course of business, which may limit their ability to respond timely to certain events or take advantage of certain opportunities. Because of the risks and uncertainties associated with the Chapter 11 Cases, the Debtors cannot predict or quantify the ultimate effect that events occurring during the Chapter 11 Cases will have on their businesses, financial condition, and results of operations.

As a result of the Chapter 11 Cases, the realization of assets and the satisfaction of liabilities are subject to uncertainty. While operating as debtors in possession, and subject to approval of the Bankruptcy Court, or otherwise as permitted in the normal course of business or Bankruptcy Court order, the Debtors may sell or otherwise dispose of assets and liquidate or settle liabilities. Further, the Plan could materially change the amounts and classifications of assets and liabilities reported in the historical consolidated financial statements. The historical consolidated financial statements do not include any adjustments to the reported amounts of assets or liabilities that might be necessary as a result of Confirmation.

2.	Potential for the Loss of Key Members of the Executive Management Team.

If the Debtors were to lose key members of their senior management team on account of the Chapter 11 Cases or otherwise, the Debtors’ business, financial condition, liquidity, and results of operations could be adversely affected. In addition, the loss of such individuals from the Company management and ownership could have an adverse effect on the Debtors’ MBE Status.

3.	The Debtors Have Ongoing Obligations and Potential Liabilities Associated With the Dycom Sale.

On July 6, 2016, the Debtors completed the Dycom Sale. In connection therewith, the Debtors agreed to not provide (i) certain wireless services in the United States and Canada to AT&T, (ii) certain small cell services to AT&T in certain geographic areas, and (iii) wireline services to customers in the telecommunications industry with certain exceptions through August 31, 2020. Under the Dycom Agreement, the Debtors may perform home and business installation and maintenance services, however, certain work for multi-system cable operators may be restricted through July 6, 2018. These restrictions may limit the Debtors’ ability to grow their business, resulting in greater reliance on the Debtors’ other customers and business segments. As a less-diversified enterprise due to the Dycom Sale, a downturn in business could severely impact the Debtors’ financial results.

The Debtors are also subject to potential liabilities associated with the Dycom Sale, including taxes, employment, and environmental liabilities, legal claims, claims relating to the breach of certain representations and warranties, and indemnification claims. Although a portion of the proceeds of the Dycom Sale remain deposited in an escrow account to secure the Debtors’ indemnification obligations, such amounts may not be sufficient if such liabilities arise, the funding of which could negatively impact the Debtors’ financial condition and future results of operations.

4.	The Debtors May Not Recover All Escrowed Proceeds From the Dycom Sale.

In addition to the potential liabilities associated with the Dycom Sale discussed above, the Indemnity Escrow Amount is segregated in an escrow account to secure the Debtors’ indemnification obligations. As further addressed in Article III.C.1 of this Disclosure Statement, the Indemnity Escrow Amount will be released upon the satisfaction of certain conditions, including, among others, resolution of the Disputed Texas Tax Liability (as defined below) and the completion of certain restructuring transactions. The Debtors and/or the Reorganized Debtors, as applicable, may be unable to satisfy these conditions and, therefore, may be unable to recover some or all of the $20 million in escrowed proceeds, which loss could negatively impact the Debtors’ finances.

5.	The Debtors May Be Liable for a Substantial Portion of the Disputed Texas Tax Liability.

The State of Texas has asserted an approximately $31.7 million sales tax liability claim (the “Disputed Texas Tax Liability”) against the Debtors, which the Debtors have disputed in its entirety. The Debtors also believe that all or a portion of the Disputed Texas Tax Liability, to the extent that such claim is valid and enforceable, is reimbursable by AT&T. As of the date hereof, the Debtors, AT&T, and the State of Texas are continuing good-faith discussions with respect to a potential resolution and settlement of the Disputed Texas Tax Liability; however, the Debtors cannot guarantee that they will be able to resolve the Disputed Texas Tax Liability in a manner that will not result in a substantial liability to the Debtors. Further, as discussed in Article IV of this Disclosure Statement, the resolution of tax liabilities against the Debtors in the amount of $5 million or greater in a manner acceptable to the Debtors and the Required Consenting Noteholders is a condition precedent to the Effective Date of the Plan. Accordingly, a delay or failure to resolve the Disputed Texas Tax Liability could delay the Debtors’ intended emergence from the Chapter 11 Cases or prevent altogether the Debtors’ ability to consummate the Plan, both of which could adversely affect the Debtors’ business operations and the consideration provided to Holders of Claims against and Interests in the Debtors under the Plan.

6.	The Debtors’ Contracts Do Not Obligate Their Customers to Undertake a Significant Amount of Work, May Be Cancelled on Limited Notice, and the Debtors Derive the Vast Majority of Their Revenues from AT&T.

Substantially all of the Debtors revenue is derived from multi-year MSAs. Under these MSAs, the Debtors contract to provide customers with project services through work orders within defined geographic areas or scopes of work on a fixed fee. The Debtors’ customers often have little or no obligation to undertake any infrastructure projects or other work with the Debtors under these MSAs. In addition, most of the Debtors’ contracts may be cancelled on limited notice. The Debtors may hire employees permanently to meet anticipated demand for the anticipated projects that may be delayed or cancelled. DIRECTV also may change the terms of the Debtors’ agreements, and has done so in the past, to more favorable terms. In addition, many of the Debtors’ contracts are periodically open to public bid. The Debtors may not be the successful bidder on existing contracts that are re-bid.

Because the Debtors derive the vast majority of their current revenues from ongoing operations with AT&T and its subsidiaries, including DIRECTV, and certain of the Debtors’ services to AT&T are provided on a territory basis, without a required spending commitment by AT&T, the Debtors could experience a material adverse effect to their business operations and financial health if the volume of business obtained from these customers decreased. Specifically, the field services segment is highly dependent on the Debtors’ relationship with DIRECTV, and the MSA governing that relationship can be terminated on 180 days’ notice by either party and does not require DIRECTV to undertake any work with the Debtors.

Further, the Debtors could face a significant decline in revenues and their business, financial condition, or results of operations could be materially adversely affected if:

•	the Debtors experience a significant decline in the projects customers assign to them under their MSAs;

•	the Debtors’ customers cancel or defer a significant number of projects;

•	the Debtors fail to win their existing contracts upon re-bid; or

•	the Debtors complete the work required under their non-recurring projects and cannot replace them with similar projects.

7.	The Debtors’ Business Is Affected By the Seasonal Capital Planning of Their Customers and Cyclical Nature of the Telecommunications Industry.

The Debtors have historically experienced seasonal variations in their business, primarily due to the capital planning cycles of certain of the Debtors’ customers, including AT&T, which may lead to significant differences in operations results from quarter to quarter. In addition, the demand for the Debtors’ services has been, and will likely continue to be, cyclical in nature and vulnerable to general downturns in the U.S. economy. Because a substantial portion of their revenue is derived from customers within the telecommunications industry, the Debtors are vulnerable to the cyclical nature of the telecommunications industry and the capital expenditures of these customers. Likewise, any decrease in the demand or slowing rate of growth for wireless data services and public acceptance of broadband and expanded television services associated with DIRECTV’s products could have a material adverse effect on the Debtors’ business.

8.	The Debtors’ Market Share May Reduce Due to Industry Competition and Increased Consolidation of Customers and Carriers.

The Debtors compete against other companies in a highly competitive industry in which there are relatively few barriers to entry into the markets in which the Debtors operate, and, as a result, any organization that has adequate financial resources and access to technical expertise and skilled personnel may become one of the Debtors’ competitors. The Debtors also face competition from existing or prospective customers that employ in-house personnel to perform some of the same types of services the Debtors provide. The Debtors’ success depends upon the continued trend by their customers to outsource their network design, construction, and project management needs.

As a whole, the wireless communications industry may continue to experience consolidation and an increased formation of alliances among carriers and between carriers and other entities. If one of the Debtors’ customers or a competitor, merge, consolidate, partner, or enter into a strategic alliance with another carrier, OEM, or competitor, this could have a material adverse impact on the Debtors’ business.

9.	Risks Relating to Litigation Due to Nature of Debtors’ Product and Service Offerings.

The Debtors, from time to time, are subject to, named as a party in, or subject to indemnification obligations arising out of negligence claims, contract claims, intellectual property infringement claims, and other legal proceedings in the ordinary course of business given the construction business, reliance on contracts, and the technologies used or created in the Debtors’ businesses. Customer disputes regarding performance of project services could result in delayed or withheld payments, or withdrawn business from the Debtors. If the Debtors are subject to multiple actions, they could incur significant legal expenses and management’s attention could be diverted from operations to defending the Debtors against and resolving such actions. Additionally, an adverse resolution of any future lawsuit or claim against the Debtors could result in a negative perception of the Debtors, which could have an adverse effect on the Debtors’ operating results and growth prospects.

10.	If the Debtors Do Not Obtain Additional Capital to Fund Their Operations and Obligations, the Debtors’ Growth May Be Limited.

The Debtors may require additional capital to fund their operations and obligations, which will depend on several factors, including:

•	the Debtors’ ability to enter into new customer agreements or to extend the duration of the Debtors’ existing agreements, and the terms of such agreements;

•	the success rate of the Debtors’ sales efforts;

•	costs of recruiting and retaining qualified personnel;

•	expenditures and investments to implement the Debtors’ business strategy; and

•	the identification and successful completion of acquisitions.

If the Debtors cannot raise additional capital, the Debtors may be required to curtail internal growth initiatives and/or forgo the pursuit of acquisitions. The Debtors do not know whether additional financing will be available on commercially acceptable terms, if at all, when needed. If sufficient funding is not available or is not available on commercially acceptable terms, the Debtors’ ability to fund their operations, support the growth of their business, or otherwise respond to competitive pressures could be significantly delayed or limited, which could materially adversely affect the Debtors’ business, financial condition, or results of operations.

11.	MBE Status Risks.

The Debtors are currently certified as a minority business enterprise by the MBE Agencies. A substantial majority of the Debtors’ common stock is beneficially owned and controlled by persons deemed to be minorities. Certain of the Debtors’ current and potential customers consider the percentage of minority ownership and control of a company when awarding new business. If for any reason the Debtors lose their MBE certification, then the Debtors may lose a critical competitive advantage and may not be selected for future business from current or potential customers who may benefit from purchasing the Debtors’ services as a result of the Debtors’ MBE Status. Existing customers who value the Debtors’ MBE Status may also take more immediate action to withdraw or reduce their business with the Debtors, which risk is exacerbated by the nature of the Debtors’ MSAs, as described above. Accordingly, the failure to obtain a potential project or customer as a result of the Debtors not being MBE certified in the future may have a material adverse effect on the Debtors’ business, financial condition, or results of operations.

12.	Project Performance Issues and Delayed Customer Payments May Result in Additional Costs to the Debtors, Reductions in Revenues, or the Payment of Liquidated Damages.

The Debtors may encounter difficulties as a result of delays in designs, engineering information, or materials provided by the customer or a third-party, delays, or difficulties in equipment and material delivery, schedule changes, delays from the Debtors’ customer’s failure to timely obtain permits or rights-of-way or meet other regulatory requirements, weather-related delays, and other factors, some of which are beyond the Debtors’ control, that impact the Debtors’ ability to complete a project in accordance with the original delivery schedule. Further, the Debtors contract with third-party subcontractors to assist them with the completion of contracts, and such subcontractors may be unavailable or delayed in performing services for the Debtors or other parties. Any delay or failure by these third-parties in the completion of their portion of the project may result in delays in the overall progress of the project or may cause the Debtors to incur additional costs, or both. If the Debtors’ subcontractors fail to satisfy their obligations to the Debtors or other parties, the Debtors may be unable to maintain these customer relationships or may be required to expend significant additional costs. Delays and additional costs may be substantial and, in some cases, the Debtors may be required to compensate the customer for such delays.

Similarly, delays in customer payments may require the Debtors to make working capital investments or obtain other financing. Delays may also disrupt the final completion of the Debtors’ contracts as well as the corresponding recognition of revenues and expenses therefrom. In certain circumstances, the Debtors guarantee project completion by a scheduled acceptance date or achievement of certain acceptance and performance testing levels. Failure to meet any of these schedules or performance requirements could also result in additional costs or penalties, including liquidated damages, and such amounts could exceed expected project profit. In extreme cases, the above-mentioned factors could result in project cancellations and lost earnings. In addition, such delays or cancellations may impact the Debtors’ reputation or relationships with customers, adversely affecting the Debtors’ ability to secure new contracts.

13.	Environmental Risks.

The Debtors operations are subject to various environmental laws and regulations, including those dealing with the handling and disposal of waste products. The Debtors may also be subject to claims under various environmental laws and regulations, federal and state statutes, and/or common law doctrines for toxic torts and other damage caused by the Debtors, as well as for natural resource damages and the investigation and cleanup of soil, surface water, groundwater, and other media under laws such as the Comprehensive Environmental Response, Compensation, and Liability Act, as well as related indemnification claims asserted by customers. Such claims may arise, for example, out of current or former conditions at project sites, current or former properties owned or leased by the Debtors, and contaminated sites that have always been owned or operated by third-parties. Liability may be imposed without regard to fault and may be strict, joint and several, such that the Debtors may be held responsible for more than their share of any contamination or other damages, or even for the entire share, and may be unable to obtain reimbursement from the parties causing the contamination.

14.	Employee and Labor Risks.

Given the nature of the highly specialized work the Debtors perform, many of the Debtors’ employees are trained in and possess specialized technical skills. At times of low unemployment rates of skilled laborers in the areas the Debtors serve, it can be difficult for the Debtors to find qualified and affordable personnel. The Debtors may be unable to hire and retain a sufficient skilled labor force necessary to support the Debtors’ operating requirements and growth strategy. The Debtors’ labor expenses may increase as a result of a shortage in the supply of skilled personnel. Additionally, the Debtors may also be forced to incur significant training expenses if they are unable to hire employees with the requisite skills. Accordingly, labor shortages or increased labor or training costs could materially adversely affect the Debtors’ business, financial condition, or results of operations.

Certain of the Debtors’ project sites can also place the Debtors’ employees and others in difficult or dangerous environments, including difficult and hard to reach terrain or locations high above the ground or near large or complex equipment, moving vehicles, high voltage, or dangerous processes. If the Debtors fail to implement appropriate safety procedures or if the Debtors’ procedures fail, the Debtors’ employees, subcontractors and others may suffer injuries. The failure to comply with such procedures or applicable regulations, including those established by the Occupational Safety and Health Administration, could subject the Debtors to losses and liability and adversely impact the Debtors’ ability to obtain projects in the future.

Currently, DIRECTV and Multiband, and all competitor home service providers (“HSPs”), are parties to several multi-party actions related to the use of piece rate pay. These actions were brought by certain DIRECTV and HSP employees and certain independent contractors alleging violation of the Fair Labor Standards Act of 1938 and seeking damages for unpaid minimum and overtime wages, liquidated damages, interest, and attorneys’ fees and related costs. Multiband is contractually obligated to indemnify DIRECTV to cover attorneys’ fees and costs that may arise in the course of these proceedings. An adverse resolution in all of these actions against either DIRECTV or Multiband may result in an award of damages or indemnification liabilities, either of which could affect the Debtors’ business, financial condition, or results of operations.

15.	Intellectual Property Risks.

The Debtors rely on a combination of trade secret, copyright and trademark laws, license agreements, and contractual arrangements with certain key employees to protect the Debtors’ proprietary rights and the proprietary rights of third-parties from whom the Debtors license intellectual property. If it was determined that the Debtors infringed or are infringing on the intellectual property rights of others, the Debtors could be required to pay substantial damages or stop selling products and services that contain the infringing intellectual property, which could have a material adverse effect on the Debtors’ business, financial condition, and results of operations. In such a case, the Debtors may be unable to develop non-infringing technology or obtain a license on commercially reasonable terms, or at all. Accordingly, the Debtors’ success depends in part on the Debtors’ ability to protect the proprietary and confidential aspects of their technology and the products and services that the Debtors sell or utilize.

16.	Failure or Security Compromise of Software Systems, Websites, or Online Networks.

A cyber-attack or other significant disruption involving the Debtors’ information technology systems or those of the Debtors’ outsource partners, suppliers, or the Debtors’ customers could result in the unauthorized release of proprietary, confidential or sensitive information of ours, employees or the Debtors’ customers. Such unauthorized access to, or release of, this information could: (i) allow others to unfairly compete with the Debtors, (ii) compromise safety or security, (iii) subject the Debtors to claims for breach of contract, and (iv) damage the Debtors’ reputation. Due to the sharp increase in domestic and international law that imposes requirements for the handling of personal data, there is a risk that the Debtors, directly or as the result of some third-party service provider the Debtors use, could be found to have failed to comply with the laws or regulations of some country regarding the collection, consent, handling, transfer, retention or disposal of such personal data, and therefore subject the Debtors to fines or other sanctions.

17.	The Debtors’ Ability to Use Their Net Operating Loss Carryforwards and Certain Other Tax Attributes May Be Significantly Limited.

As of December 31, 2015, the Debtors had federal net operating loss carryforwards (“NOLs”) of approximately $93.8 million and state NOLs of $184.3 million. Certain of these NOLs will be utilized to offset taxable income for the 2016 tax year, though the Debtors have not yet completed their tax returns for that year at this time. Any remaining unused federal NOLs will begin to expire in 2027 and the state NOLs started to expire in 2015. Under sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “IRC”), if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOLs and other pre-change tax attributes, such as research tax credits, to offset its post-change income and taxes may be limited. In general, such an “ownership change” generally occurs if there is a cumulative change in the Debtors’ ownership by 5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. The Debtors have performed a section 382 study under the Code and determined that Multiband has had a total of five ownership changes since 1999. As a result of these ownership changes, Multiband’s ability to utilize its NOLs is limited. As of December 31, 2015, the Debtors did not meet the requirements in accordance with U.S. generally accepted accounting principles, or GAAP, to support that it is more likely than not that some portion or all of the deferred tax assets will be realized; therefore, a valuation allowance of $54.5 million was recorded as of December 31, 2015. The valuation allowance recorded against these NOLs does not limit or preclude the Debtors from fully utilizing these NOLs should the Debtors generate taxable income in future periods.

18.	Regulatory Risks.

The Debtors’ telecommunications and subscription television customers are subject to legislation, regulated by various federal, state and local agencies, including the Federal Communications Commission, and state public utility commissions, and subject to rapid changes in governmental regulation and technology. Any of these bodies may modify or interpret the application of their laws or regulations in a manner that is different than the way such regulations are currently applied or interpreted and may impose additional laws or regulations. If existing, modified, or new laws or regulations have an adverse effect on the Debtors’ customers and adversely impact the profitability of the services they provide, demand for the Debtors’ services may consequently be reduced.

E.	Miscellaneous Risk Factors and Disclaimers.

1.	The Financial Information Is Based on the Debtors’ Books and Records and, Unless Otherwise Stated, No Audit Was Performed.

In preparing this Disclosure Statement, the Debtors relied on financial data derived from their books and records that was available at the time of such preparation. Although the Debtors have used their reasonable business judgment to assure the accuracy of the financial information provided in this Disclosure Statement, and while the Debtors believe that such financial information fairly reflects their financial condition, the Debtors are unable to warrant or represent that the financial information contained in this Disclosure Statement (or any information in any of the exhibits to the Disclosure Statement) is without inaccuracies.

2.	No Legal or Tax Advice Is Provided By This Disclosure Statement.

This Disclosure Statement is not legal advice to any person or Entity. The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each reader should consult its own legal counsel and accountant with regard to any legal, tax, and other matters concerning its Claim or Interest. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote to accept or reject the Plan or whether to object to Confirmation.

3.	No Admissions Made.

The information and statements contained in this Disclosure Statement will neither (a) constitute an admission of any fact or liability by any Entity (including the Debtors) nor (b) be deemed evidence of the tax or other legal effects of the Plan on the Debtors, the Reorganized Debtors, Holders of Allowed Claims or Interests, or any other parties in interest.

4.	Failure to Identify Litigation Claims or Projected Objections.

No reliance should be placed on the fact that a particular litigation claim or projected objection to a particular Claim is, or is not, identified in this Disclosure Statement. The Debtors may seek to investigate, file, and prosecute Claims and may object to Claims after Confirmation and Consummation of the Plan, irrespective of whether this Disclosure Statement identifies such Claims or objections to Claims.

5.	Information Was Provided by the Debtors and Was Relied Upon by the Debtors’ Advisors.

Counsel to and other advisors retained by the Debtors have relied upon information provided by the Debtors in connection with the preparation of this Disclosure Statement. Although counsel to and other advisors retained by the Debtors have performed certain limited due diligence in connection with the preparation of this Disclosure Statement and the exhibits to the Disclosure Statement, they have not independently verified the information contained in this Disclosure Statement or the information in the exhibits to the Disclosure Statement.

6.	No Representations Outside This Disclosure Statement Are Authorized.

No representations concerning or relating to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure voting Holders’ acceptance or rejection of the Plan that are other than as contained in, or included with, this Disclosure Statement, should not be relied upon by voting Holders in arriving at their decision. Voting Holders should promptly report unauthorized representations or inducements to counsel to the Debtors and the Office of the United States Trustee for the Southern District of Texas.

VIII.    Important Securities Laws Disclosures

A.	Plan Securities.

The Plan provides for the Reorganized Debtors to distribute a portion of the New PIK Preferred Stock, a portion of the New Common Stock, and the New Secured Notes to Holders of Allowed Claims in Class 3 (the “Plan Securities”). The Debtors believe that the Plan Securities may constitute “securities,” as defined in section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code, and all applicable state Blue Sky Laws.

B.	Issuance and Resale of Plan Securities Under the Plan.

1.	Exemptions from Registration Requirements of the Securities Act and State Blue Sky Laws.

The Debtors are relying on exemptions from the registration requirements of the Securities Act, including, without limitation, section 3(a)(9) thereof, to exempt the offer of the Plan Securities that may be deemed to be made pursuant to the solicitation of votes on, or otherwise in connection with, the Plan. Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to “any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.” The Debtors are also relying on section 18(b)(4)(E) of the Securities Act to exempt from state securities law requirements the offer of the Plan Securities that may be deemed to be made pursuant to the solicitation of votes on the Plan. Section 18(b)(4)(E) provides, among other things, that state securities laws will not apply to securities that are exempt from federal registration under section 3(a)(9) of the Securities Act. Under current SEC interpretations, securities that are obtained in a transaction satisfying the requirements of section 3(a)(9) exchange assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered, subject to the discussion of section 1145 of the Bankruptcy Code below.

The Debtors do not have any contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting votes to accept or reject the Plan. The Debtors have received assurances that no person will provide any information to Holders of Secured Notes or Holders of Interests in Goodman relating to the solicitation of votes on the Plan other than to refer such Holders to the information contained in this Disclosure Statement. In addition, no broker, dealer, salesperson, agent, or any other person, is engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the Plan. Thus, no person will receive any commission or other remuneration, directly or indirectly, for soliciting votes to accept or reject the Plan or in connection with the offer of Plan Securities that may be the deemed to occur in connection with voting on the Plan.

Section 1145 of the Bankruptcy Code provides that the registration requirements of section 5 of the Securities Act (and any applicable state Blue Sky Laws) shall not apply to the offer or sale of stock, options, warrants, or other securities by a debtor if: (x) the offer or sale occurs under a plan of reorganization; (y) the recipients of the securities hold a claim against, an interest in, or claim for administrative expense against, the debtor; and (z) the securities are issued in exchange for a claim against or interest in a debtor or are issued principally in such exchange and partly for cash and property. In reliance upon these exemptions, the offer, issuance and distribution of the New PIK Preferred Stock, the New Common Stock, and the New Secured Notes to Holders of Secured Notes Claims will not be registered under the Securities Act or any applicable state Blue Sky Laws.

The Debtors believe that the issuance of the New PIK Preferred Stock, the New Common Stock, and the New Secured Notes with respect to Allowed Claims and Interests is covered by section 1145 of the Bankruptcy Code. Accordingly, the Debtors believe that the New PIK Preferred Stock, the New Common Stock, and the New Secured Notes issued to Holders of Allowed Claims in Class 3 may be resold without registration under the Securities Act or other federal securities laws, unless the Holder is an “underwriter” (as discussed below) with respect to such securities, as that term is defined in 1145 of the Bankruptcy Code or an affiliate of the Reorganized Debtors. The Debtors will seek to obtain, as part of the Confirmation Order, a provision confirming such exemption. In addition, the New PIK Preferred Stock, the New Common Stock, and the New Secured Notes governed by section 1145 of the Bankruptcy Code generally may be able to be resold without registration under applicable state Blue Sky Laws by a Holder that is not an underwriter or an affiliate of the Reorganized Debtors pursuant to various exemptions provided by the respective Blue Sky Laws of those states. However, the availability of such exemptions cannot be known unless individual state Blue Sky Laws are examined.

Recipients of the New PIK Preferred Stock, the New Common Stock, and the New Secured Notes are advised to consult with their own legal advisors as to the availability and applicability of section 1145 of the Bankruptcy Code to the Plan Securities and any other potential exemption from registration under the Securities Act or applicable state Blue Sky Laws in any given instance and as to any applicable requirements or conditions to such availability.

2.	Resales of the New PIK Preferred Stock, the New Common Stock, and the New Secured Notes by Underwriters or Affiliates; Definition of Underwriter.

Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as one who, except with respect to “ordinary trading transactions of an entity that is not an issuer”: (a) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such claim or interest; (b) offers to sell securities offered or sold under a plan for the holders of such securities; (c) offers to buy securities offered or sold under a plan from the holders of such securities, if such offer to buy is (1) with a view to distribution of such securities and (2) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or (d) is an issuer of the securities within the meaning of section 2(a)(11) of the Securities Act. In addition, a Person who receives a fee in exchange for purchasing an issuer’s securities could also be considered an underwriter within the meaning of section 2(a)(11) of the Securities Act.

The definition of an “issuer,” for purposes of whether a Person is an underwriter under section 1145(b)(1)(D) of the Bankruptcy Code, by reference to section 2(a)(11) of the Securities Act, includes as “statutory underwriters” all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. The reference to “issuer,” as used in the definition of “underwriter” contained in section 2(a)(11) of the Securities Act, is intended to cover “controlling persons” of the issuer of the securities. “Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “controlling Person” of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its successor’s voting securities. In addition, the legislative history of section 1145 of the Bankruptcy Code may suggest that a creditor who owns 10 percent or more of a class of voting securities of a reorganized debtor may be presumed to be a “controlling Person” and, therefore, an underwriter.

Whether any particular Person would be deemed to be an “underwriter” (including whether such Person is a “controlling Person”) with respect to the New PIK Preferred Stock, the New Common Stock, and the New Secured Notes would depend upon various facts and circumstances applicable to that Person. Accordingly, the Debtors express no view as to whether any Person would be deemed an “underwriter” with respect to the New PIK Preferred Stock, the New Common Stock, and the New Secured Notes and, in turn, whether any Person may freely resell the New PIK Preferred Stock, the New Common Stock, and the New Secured Notes. The Debtors recommend that potential recipients of the New PIK Preferred Stock, the New Common Stock, and the New Secured Notes consult their own counsel concerning their ability to freely trade such securities without registration under the federal and applicable state Blue Sky Laws.

Under certain circumstances, Holders of the New PIK Preferred Stock, the New Common Stock, and the New Secured Notes who are deemed to be “underwriters” may be entitled to resell their New Preferred Stock, New Common Stock, and New Secured Notes pursuant to the limited safe harbor resale provisions of Rule 144 of the Securities Act. Generally, Rule 144 of the Securities Act would permit the public sale of securities received by such person after a specified holding period if current information regarding the issuer is publicly available and certain other conditions are met, and, if such seller is an affiliate of the issuer, if volume limitations and manner of sale requirements are met.

IN VIEW OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A RECIPIENT OF SECURITIES MAY BE AN UNDERWRITER OR AN AFFILIATE OF THE REORGANIZED DEBTORS, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN SECURITIES TO BE DISTRIBUTED PURSUANT TO THE PLAN. ACCORDINGLY, THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF SECURITIES CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

IX.    Certain U.S. Federal Tax Consequences of the Plan

A.	Introduction.

The following discussion is a summary of certain U.S. federal income tax consequences of the consummation of the Plan to the Debtors, the Reorganized Debtors, and to certain Holders of Claims. The following summary does not address the U.S. federal income tax consequences to Holders of Claims or Interests not entitled to vote to accept or reject the Plan. This summary is based on the IRC, the U.S. Treasury Regulations promulgated thereunder, judicial authorities, published administrative positions of the U.S. Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. No opinion of counsel has been obtained and the Debtors do not intend to seek a ruling from the IRS as to any of the tax consequences of the Plan discussed below. The discussion below is not binding upon the IRS or the courts. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position than any position discussed herein. This discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to the Debtors or to certain Holders of Claims or Interests in light of their individual circumstances. This discussion does not address tax issues with respect to such Holders of Claims or Interests subject to special treatment under the U.S. federal income tax laws (including, for example, banks, governmental authorities or agencies, pass-through entities, subchapter S corporations, dealers and traders in securities, insurance companies, financial institutions, tax exempt organizations, small business investment companies, foreign taxpayers, Persons who are related to the Debtors within the meaning of the IRC, Persons using a mark-to-market method of accounting, Holders of Claims who are themselves in bankruptcy, and regulated investment companies and those holding, or who will hold, Claims, the New Common Stock, or the Secured Notes, as part of a hedge, straddle, conversion, or other integrated transaction). No aspect of state, local, estate, gift, or non-U.S. taxation is addressed. Furthermore, this summary assumes that a Holder of a Claim holds only Claims in a single Class and holds Claims as “capital assets” (within the meaning of section 1221 of the IRC). This summary also assumes that the various debt and other arrangements to which the Debtors are a party will be respected for U.S. federal income tax purposes in accordance with their form.

For purposes of this discussion, a “U.S. Holder” is a Holder that is: (1) an individual citizen or resident of the United States for U.S. federal income tax purposes; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (4) a trust (A) if a court within the United States is able to exercise primary jurisdiction over the trust’s administration and one or more United States persons has authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. For purposes of this discussion, a “Non-U.S. Holder” is any Holder that is not a U.S. Holder other than any partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes).

ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM OR INTEREST. ALL HOLDERS OF CLAIMS OR INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES OF THE PLAN.

B.	Certain U.S. Federal Income Tax Consequences of the Plan to the Debtors and the Reorganized Debtors.

1.	Cancellation of Debt and Reduction of Tax Attributes.

In general, absent an exception, a debtor will realize and recognize cancellation of debt income (“COD Income”) upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of COD Income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied, over (b) the sum of (i) the amount of Cash paid, (ii) the issue price of any indebtedness, and (iii) the fair market value of any new consideration given in satisfaction of such indebtedness at the time of the exchange.

A debtor will not, however, be required to include any amount of COD Income in gross income if the debtor is under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding. Instead, as a consequence of such exclusion, a debtor must reduce its tax attributes by the amount of COD Income that it excluded from gross income pursuant to section 108 of the IRC. In general, tax attributes will be reduced in the following order: (a) NOLs; (b) general business credit carryovers; (c) minimum tax credit carryovers; (d) capital loss carryovers; (e) tax basis in assets (but not below the amount of liabilities to which the debtor remains subject); (f) passive activity loss and credit carryovers; and (g) foreign tax credits. A debtor with COD Income may elect first to reduce the basis of its depreciable assets pursuant to section 108(b)(5) of the IRC. The reduction in tax attributes occurs only after the taxable income (or loss) for the year of the debt discharge has been determined. Aggregate tax basis in assets (determined on an entity-by-entity basis, subject to the requirement that any reduction in the tax basis of subsidiary stock “tier down” and reduce the tax basis in the assets of such subsidiary) is not required to be reduced below the amount of the affected Reorganized Debtor’s indebtedness (determined on an entity-by-entity basis) immediately after the cancellation of debt giving rise to COD Income (the “Asset Tax Basis Floor”). Generally, all of an entity’s obligations that are treated as debt under general U.S. federal income tax principles (including intercompany debt treated as debt for U.S. federal income tax purposes) are taken into account in determining an entity’s Asset Tax Basis Floor. Any excess COD Income over the amount of available tax attributes is not subject to U.S. federal income tax and has no other U.S. federal income tax impact.

The Treasury Regulations address the method and order for applying tax attribute reduction to an affiliated group of corporations. Under these Treasury Regulations, the tax attributes of each member of an affiliated group of corporations that is excluding COD Income is first subject to reduction. To the extent the debtor member’s tax basis in stock of a lower-tier member of the affiliated group is reduced, a “look through rule” requires that a corresponding reduction be made to the tax attributes of the lower-tier member. If a debtor member’s excluded COD Income exceeds its tax attributes, the excess COD Income is applied to reduce certain remaining consolidated tax attributes of the affiliated group.

In connection with the Restructuring Transactions, the Debtors expect to realize significant COD Income. The exact amount of any COD Income that will be realized by the Debtors will not be determinable until the consummation of the Plan. Because the Plan provides that the holders of the Secured Notes Claim will receive the New Secured Notes, the Noteholder PIK Preferred Stock, and the Noteholder Common Stock, the amount of COD Income, and accordingly the amount of tax attributes required to be reduced, will depend on the issue price of the New Secured Notes and the fair market value of the Noteholder PIK Preferred Stock and the Noteholder Common Stock. This value cannot be known with certainty at this time. As a result of Confirmation, however, the Debtors expect that there will be material reductions in, or elimination of, NOLs, NOL carryforwards and other tax attributes, including capital loss carryforwards, tax credits, and asset tax basis. Any NOL carryforwards remaining after reduction for COD Income should be available to offset the taxable income of the Reorganized Debtors after the Effective Date, subject to the discussion below on certain limitations on the use of NOL carryforwards and other tax attributes following an ownership change.

2.	Limitation of NOL Carryforwards and Other Tax Attributes.

The Debtors estimate that the Debtors’ U.S. federal NOL carryforwards into 2017 total approximately $68 million. After giving effect to the reduction in tax attributes pursuant to excluded COD Income described above, the Reorganized Debtors’ ability to use any remaining tax attributes post-emergence may be subject to certain limitations under the IRC. As noted above, the Reorganized Debtors will succeed to the Debtors’ tax attributes (including NOLs, tax basis in assets, and tax credits) and tax accounting methods (such as current depreciation and amortization schedules) after giving effect to any reduction pursuant to excluded COD Income.

Under section 382 of the IRC, if a corporation undergoes an “ownership change,” the amount of its NOLs and certain recognized built-in losses (collectively, “Pre Change Losses”) that may be utilized to offset future taxable income generally is subject to an annual limitation. As discussed in greater detail herein, the Debtors anticipate that the issuance of the New Common Stock pursuant to the Plan may result in an “ownership change” of the Reorganized Debtors for these purposes, and that the Debtors’ use of their Pre Change Losses will be subject to limitation unless an exception to the general rules of section 382 of the IRC applies.

(a)	General Section 382 Annual Limitation.

This discussion refers to the limitation determined under section 382 of the IRC in the case of an “ownership change” as the “Section 382 Limitation.” In general, the annual Section 382 Limitation on the use of Pre Change Losses in any “post-change year” is equal to the product of (i) the fair market value of the stock of the corporation immediately before the “ownership change” (with certain adjustments) multiplied by (ii) the “long term tax exempt rate” (which is the highest of the adjusted federal long-term rates in effect for any month in the 3-calendar-month period ending with the calendar month in which the “ownership change” occurs (currently, approximately 2.09 percent). The Section 382 Limitation may be increased to the extent that the Reorganized Debtors recognize certain built-in gains in their assets during the five-year period following the ownership change. Section 383 of the IRC applies a similar limitation to capital loss carryforwards and tax credits. Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. As discussed below, however, special rules may apply in the case of a corporation which experiences an ownership change as the result of a bankruptcy proceeding.

The issuance under the Plan of the New Common Stock may cause an ownership change with respect to the Debtors on the Effective Date. If an ownership change results from the transactions contemplated under the Plan, unless an exception applies, section 382 of the IRC will apply to limit the Reorganized Debtors’ use of any remaining Pre-Change Losses after the Effective Date. This limitation is independent of, and in addition to, the reduction of tax attributes described in the preceding section resulting from the exclusion of COD Income.

(b)	Special Bankruptcy Exception.

An exception to the foregoing annual limitation rules generally applies when so called “qualified creditors” of a debtor company in chapter 11 receive, in respect of their claims, together with existing shareholders with respect their stock, at least 50 percent of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in chapter 11) pursuant to a confirmed chapter 11 plan (the “382(l)(5) Exception”). Under the 382(l)(5) Exception, a debtor’s Pre Change Losses are not limited on an annual basis but, instead, the debtor’s NOLs are required to be reduced by the amount of any interest deductions claimed during any taxable year ending during the three-year period preceding the taxable year that includes the effective date of the plan of reorganization, and during the part of the taxable year prior to and including the effective date of the plan of reorganization, in respect of all debt converted into stock in the reorganization. If the 382(l)(5) Exception applies and the debtor undergoes another ownership change within two years after consummation, then the debtor’s Pre Change Losses are eliminated in their entirety.

Where the 382(l)(5) Exception is not applicable (either because the debtor does not qualify for it or the debtor otherwise elects not to utilize the 382(l)(5) Exception), a second special rule will generally apply (the “382(l)(6) Exception”). When the 382(l)(6) Exception applies, a debtor corporation that undergoes an ownership change generally is permitted to determine the fair market value of its stock after taking into account the increase in value resulting from any surrender or cancellation of creditors’ claims in the bankruptcy, along with certain integrated transactions. This differs from the ordinary rule that requires the fair market value of a debtor corporation that undergoes an ownership change to be determined before the events giving rise to the change. The 382(l)(6) Exception differs from the 382(l)(5) Exception in that the debtor corporation is not required to reduce its NOLs by interest deductions in the manner described above, and the debtor may undergo a change of ownership within two years without triggering the elimination of its Pre Change Losses.

If an ownership change is triggered on the Effective Date, the Debtors may not be eligible for the 382(l)(5) Exception. Alternatively, the Reorganized Debtors may decide to affirmatively elect out of the 382(l)(5) Exception so that the 382(l)(6) Exception instead applies. Regardless of whether the Reorganized Debtors take advantage of the 382(l)(6) Exception or the 382(l)(5) Exception, the Reorganized Debtors’ use of their Pre Change Losses after the Effective Date may be adversely affected if an “ownership change” within the meaning of section 382 of the Tax Code were to occur after the Effective Date.

3.	Alternative Minimum Tax.

In general, an alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income (“AMTI”) at a 20 percent rate to the extent such tax exceeds the corporation’s regular federal income tax for the year. AMTI is generally equal to regular taxable income with certain adjustments. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated. For example, except for alternative tax NOLs generated in or deducted as carryforwards in taxable years ending in certain years, which can offset 100 percent of a corporation’s AMTI, only 90 percent of a corporation’s AMTI may be offset by available alternative tax NOL carryforwards. Additionally, under section 56(g)(4)(G) of the IRC, an ownership change (as discussed above) that occurs with respect to a corporation having a net unrealized built in loss in its assets will cause, for AMT purposes, the adjusted basis of each asset of the corporation immediately after the ownership change to be equal to its proportionate share (determined on the basis of respective fair market values) of the fair market value of the assets of the corporation, as determined under section 382(h) of the IRC, immediately before the ownership change, the effect of which may increase the amount of AMT owed by the Debtors or the Reorganized Debtors.

C.	Certain U.S. Federal Income Tax Consequences of the Plan to Holders of Allowed Claims.

1.	Consequences to Holders of Class 3 Claims.

Pursuant to the Plan, each Holder of a Secured Notes Claim will receive its Pro Rata share of: (i) the Secured Notes Paydown, (ii) the New Secured Notes; (iii) the Noteholder PIK Preferred Stock; and (iv) the Noteholder Common Stock. The extent to which the Holder of such Secured Notes Claim recognizes gain or loss as a result of the exchange of its Claim depends, in part, on whether the exchange qualifies as an exchange of stock or securities pursuant to a tax-free reorganization, which in turn depends on whether the debt underlying the Secured Notes Claim was surrendered and/or the New Secured Notes are treated as “securities” for purposes of the reorganization provisions of the Tax Code.

Whether a debt instrument constitutes a “security” for U.S. federal income tax purposes is determined based on all the relevant facts and circumstances, but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable, or contingent, and whether such payments are made on a current basis or accrued. While not free from doubt the Debtors expect to take the position that both the Secured Notes and the New Secured Notes are securities. The expected U.S. federal income tax consequences applicable to the Holders of Secured Notes Claims in each case are described below.

(a)	Treatment of a Holder of an Allowed Secured Notes Claim If the Secured Notes Are Treated As Securities.

If the Secured Notes are treated as securities, a Holder should not recognize loss with respect to the exchange (subject to “Accrued Interest” discussed in Article IV.C.9 of this Disclosure Statement) and should not recognize gain except to the extent of the Secured Notes Paydown received, and, if the New Secured Notes are not treated as securities, the issue price of the New Secured Notes received. Such Holder’s tax basis in its Noteholder PIK Preferred Stock and Noteholder Common Stock received should be equal to the Holder’s tax basis in the Allowed Secured Notes Claim surrendered therefor, increased by any gain recognized in the transaction, and reduced by the amount of Secured Notes Paydown received in exchange therefor (and by the issue price of the New Secured Notes received if the New Secured Notes are not treated as securities). Such combined tax basis will be divided between the Noteholder PIK Preferred Stock, and Noteholder Common Stock (and the New Secured Notes if they are treated as securities) based on their relative fair market value as of the Effective Date. If the New Secured Notes are not treated as securities (subject to “Accrued Interest” discussed in Article IV.C.9 of this Disclosure Statement), a Holder’s holding period for its interest in the New Secured Notes, Noteholder PIK Preferred Stock, and Noteholder Common Stock should include the holding period for the portion of the Allowed Secured Notes Claim surrendered therefor. If the New Secured Notes are not treated as securities, a Holder’s basis in such New Secured Notes should be equal to their issue price, and a Holder’s holding period for such New Secured Notes should begin on the day following the Effective Date.

(b)	Treatment of a Holder of an Allowed Secured Notes Claim If Secured Notes Are Not Treated as Securities.

If the Secured Notes are not treated as a security, a Holder of an Allowed Secured Notes Claim should be treated as exchanging its Claim for the Secured Notes Paydown, Secured Notes, Noteholder PIK Preferred Stock, and Noteholder Common Stock in a fully taxable exchange. A Holder of an Allowed Secured Notes Claim who is subject to this treatment should recognize gain or loss equal to the difference between (a) the sum of (i) the amount of the Secured Notes Paydown, the issue price of the Secured Notes, and the fair market value of the Noteholder PIK Preferred Stock, and Noteholder Common Stock and (b) the Holder’s adjusted tax basis in its Allowed Secured Notes Claim. The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the Holder, the nature of the Claim in such Holder’s hands, whether the Claim was purchased at a discount, and whether and to what extent the Holder has previously claimed a bad debt deduction with respect to its Claim. If recognized gain is capital gain, it generally would be long-term capital gain if the Holder held its Allowed Secured Notes Claim for more than one year at the time of the exchange. The deductibility of capital losses is subject to certain limitations as discussed below. To the extent that a portion of the consideration received in exchange for its Allowed Secured Notes Claim is allocable to accrued but untaxed interest, the Holder may recognize ordinary income. See discussion of “Accrued Interest” and “Market Discount” in Article IX.C.4 and Article IX.C.5, respectively, of this Disclosure Statement, respectively. A Holder’s tax basis in the New Secured Notes, Noteholder PIK Preferred Stock, and Noteholder Common Stock should be equal to their respective fair market values on the Effective Date. A Holder’s holding period for each item of consideration received on the Effective Date should begin on the day following the Effective Date.

In addition, tax-exempt and non-U.S. persons may be subject to certain adverse tax consequences from owning and disposing of an equity interest in Reorganized Goodman. Each Holder of equity interests in Reorganized Goodman is urged to consult its tax advisor regarding the tax consequences of owning and disposing of equity interests in a partnership.

2.	Consequences to Holders of Class 9 Interests.

Pursuant to the Plan, each Holder of Interests in Goodman shall retain such Interests and such Interests shall be diluted by the Noteholder Common Stock, the Goodman MBE Group Common Stock, and economically by the Management Incentive Plan Equity. Such Holders should not recognize gain or loss as a result of the dilution. Each such Holder’s tax basis in its Interests should remain the same.

3.	Issue Price and Original Issue Discount with Respect to the New Secured Notes.

A debt instrument, such as the New Secured Notes, is treated as issued with original issue discount (“OID”) for U.S. federal income tax purposes if its issue price is less than its stated redemption price at maturity by at least a de minimis amount. A debt instrument’s stated redemption price at maturity includes all principal and interest payable over the term of the debt instrument, other than “qualified stated interest.” Stated interest is “qualified stated interest” if it is unconditionally payable in cash at least annually.

The issue price of the New Secured Notes will depend on whether a substantial amount of either the Secured Notes or the New Secured Notes for which it is exchanged is considered to be “traded on an established market” at the time of the exchange. In general, a debt instrument such as the Secured Notes will be treated as traded on an established market if, at any time during the 31-day period ending 15 days after the applicable measurement date: (a) a “sales price” for an executed purchase of the debt instrument appears on a medium that is made available to issuers of debt instruments, persons that regularly purchase or sell debt instruments, or persons that broker purchases or sales of debt instruments; (b) a “firm” price quote for the debt instrument is available from at least one broker, dealer, or pricing service for property and the quoted price is substantially the same as the price for which the person receiving the quoted price could purchase or sell the property; or (c) there are one or more “indicative” quotes available from at least one broker, dealer, or pricing service for property.

If the Secured Notes are traded on an established market at the time of the exchange, (i) the issue price of the New Secured Notes will equal the difference between the fair market value of the Secured Note Claims (as indicated by the sources indicated in (a) through (c) above) and the fair market value of consideration received in exchange for the Secured Note Claims (e.g., the Secured Notes Paydown, the Noteholder PIK Preferred Stock, and the Noteholder Common Stock) excluding the New Secured Notes. If the Secured Notes are not traded on an established market at the time of the exchange, the issue price of the New Secured Notes will generally equal their stated principal amounts.

A Holder receiving an interest in the New Secured Notes, if issued with OID, will generally be required to include any OID in income over the term of such shares of the loans in accordance with a constant yield-to-maturity method, regardless of whether the Holder is a cash or accrual method taxpayer, and regardless of whether and when the Holder receives cash payments of interest on its interest in the New Secured Notes (other than cash attributable to qualified stated interest, which is includible in income in accordance with the Holder’s normal method of tax accounting). Accordingly, a Holder could be treated as receiving income in advance of a corresponding receipt of cash. Any OID that a Holder includes in income will increase the tax basis of the Holder in its interest in the New Secured Notes. A Holder of an interest in the New Secured Notes will not be separately taxable on any cash payments that have already been taxed under the OID rules, but will reduce its tax basis in the pro rata shares of such loans by the amount of such payments.

4.	Accrued Interest.

To the extent that any amount received by a U.S. Holder of a surrendered Allowed Claim under the Plan is attributable to accrued but unpaid interest and such amount has not previously been included in the U.S. Holder’s gross income, such amount should be taxable to the U.S. Holder as ordinary interest income. Conversely, a U.S. Holder of a surrendered Allowed Claim may be able to recognize a deductible loss to the extent that any accrued interest on the debt instruments constituting such claim was previously included in the Holder’s gross income but was not paid in full by the Debtors.

The extent to which the consideration received by a Holder of a surrendered Allowed Claim will be attributable to accrued interest on the debts constituting the surrendered Allowed Claim is unclear. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes, while certain Treasury Regulations treat payments as allocated first to any accrued but untaxed interest. The Plan provides that amounts paid to Holders of Claims will be allocated first to unpaid principal and then to unpaid interest. The IRS could take the position that the consideration received by the Holder should be allocated in some way other than as provided in the Plan. Holders of Claims should consult their own tax advisors regarding the proper allocation of the consideration received by them under the Plan.

5.	Market Discount.

Under the “market discount” provisions of sections 1276 through 1278 of the IRC, some or all of any gain realized by a U.S. Holder exchanging the debt instruments constituting its Allowed Claim may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on the debt constituting the surrendered Allowed Claim.

In general, a debt instrument is considered to have been acquired with “market discount” if it is acquired other than on original issue and if its U.S. Holder’s adjusted tax basis in the debt instrument is less than (a) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or, (b) in the case of a debt instrument issued with “original issue discount,” its adjusted issue price, by at least a de minimis amount (equal to 0.25 percent of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a U.S. Holder on the taxable disposition (determined as described above) of debts that it acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while such debts were considered to be held by the U.S. Holder (unless the U.S. Holder elected to include market discount in income as it accrued). To the extent that the surrendered debts that had been acquired with market discount are exchanged in a tax-free or other reorganization transaction for other property (as may occur here), any market discount that accrued on such debts but was not recognized by the U.S. Holder may be required to be carried over to the property received therefor and any gain recognized on the subsequent sale, exchange, redemption, or other disposition of such property may be treated as ordinary income to the extent of the accrued but unrecognized market discount with respect to the exchanged debt instrument.

6.	Ownership of Noteholder PIK Preferred Stock.

It is possible that the fair market value of the Noteholder PIK Preferred Stock on the Effective Date will be less than the stated preference amount by more than a de minimis amount. Unless the Noteholder PIK Preferred Stock is determined to “participate in corporate growth to a significant extent,” such difference (so-called, “Preferred OID”) may be treated as constructive distributions made on the Noteholder PIK Preferred Stock and would be required to be accrued by Holders under OID timing principles over the term of the Noteholder PIK Preferred Stock. No regulations or other administrative guidance has been issued with respect to Preferred OID and, consequently, there is uncertainty regarding the application of the Preferred OID rules. Accordingly, you should consult your own tax advisor regarding the possible application of the Preferred OID rules.

7.	Dividends on New Common Stock.

Any distributions made on account of the New Common Stock will constitute dividends for U.S. federal income tax purposes to the extent of the current or accumulated earnings and profits of the Reorganized Debtors as determined under U.S. federal income tax principles. To the extent that a Holder receives distributions that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed such current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the Holder’s basis in its shares. Any such distributions in excess of the Holder’s basis in its shares (determined on a share-by-share basis) generally will be treated as capital gain.

Dividends paid to U.S. Holders that are corporations generally will be eligible for the dividends-received deduction so long as there are sufficient earnings and profits. However, the dividends-received deduction is only available if certain holding period requirements are satisfied. The length of time that a shareholder has held its stock is reduced for any period during which the shareholder’s risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales, or similar transactions. In addition, to the extent that a corporation incurs indebtedness that is directly attributable to an investment in the stock on which the dividend is paid, all or a portion of the dividends received deduction may be disallowed.

8.	Sale, Redemption, or Repurchase of New Common Stock.

Unless a non-recognition provision applies, Holders generally will recognize capital gain or loss upon the sale, redemption, or other taxable disposition of New Common Stock. Such capital gain will be long-term capital gain if at the time of the sale, exchange, retirement, or other taxable disposition, the Holder held the New Common Stock for more than one year. Long-term capital gains of an individual taxpayer generally are taxed at preferential rates. The deductibility of capital losses is subject to certain limitations as described below.

D.	Limitations on Use of Capital Losses.

A U.S. Holder of a Claim or Interest who recognizes capital losses as a result of the distributions under the Plan will be subject to limits on the use of such capital losses. For a non-corporate U.S. Holder, capital losses may be used to offset any capital gains (without regard to holding periods), and also ordinary income to the extent of the lesser of (1) $3,000 annually ($1,500 for married individuals filing separate returns) or (2) the excess of the capital losses over the capital gains. A non-corporate U.S. Holder may carry over unused capital losses and apply them against future capital gains and a portion of their ordinary income for an unlimited number of years. For corporate Holders, capital losses may only be used to offset capital gains. A corporate U.S. Holder that has more capital losses than may be used in a tax year may carry back unused capital losses to the three years preceding the capital loss year or may carry over unused capital losses for the five years following the capital loss year.

E.	Medicare Tax

Certain U.S. Holders that are individuals, estates, or trusts are required to pay an additional 3.8 percent tax on, among other things, dividends and gains from the sale or other disposition of capital assets. U.S. holders that are individuals, estates, or trusts should consult their tax advisors regarding the effect, if any, of this tax provision on their ownership and disposition of stock.

F.	Certain U.S. Federal Income Tax Consequences of the Plan to Non-U.S. Holders of Allowed Claims.

The following discussion includes only certain U.S. federal income tax consequences of the Restructuring Transactions and Consummation of the Plan to Non-U.S. Holders. The discussion does not include any non-U.S. tax considerations. The rules governing the U.S. federal income tax consequences to Non-U.S. Holders are complex. Each Non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, state, and local and the foreign tax consequences of the Consummation of the Plan to such Non-U.S. Holder and the ownership and disposition of the New Secured Notes, the New Common Stock, or the Noteholder PIK Preferred Stock, as applicable.

Whether a Non-U.S. Holder realizes gain or loss on the exchange and the amount of such gain or loss is determined in the same manner as set forth above in connection with U.S. Holders.

1.	Gain Recognition.

Any gain realized by a Non-U.S. Holder on the exchange of its Claim generally will not be subject to U.S. federal income taxation unless (a) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year in which the Restructuring Transactions occur and certain other conditions are met or (b) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States).

If the first exception applies, to the extent that any gain is taxable, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the exchange. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to any gain realized on the exchange if such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States in the same manner as a U.S. Holder. In order to claim an exemption from withholding tax, such Non-U.S. Holder will be required to provide properly executed original copies of IRS Form W-8ECI (or such successor form as the IRS designates). In addition, if such a Non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30 percent (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

2.	Interest Payments on New Secured Notes; Accrued but Untaxed Interest.

Payments to a Non-U.S. Holder that are attributable to either (a) interest on (or OID accruals with respect to) the New Secured Notes, or (b) accrued but untaxed interest on their Allowed Claim generally will not be subject to U.S. federal income or withholding tax, provided that the withholding agent has received or receives, prior to payment, appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E) establishing that the Non-U.S. Holder is not a U.S. person, unless:

•	the Non-U.S. Holder actually or constructively owns 10 percent or more of the total combined voting power of all classes of Interests entitled to vote;

•	the Non-U.S. Holder is a “controlled foreign corporation” that is a “related person” with respect to Goodman (each, within the meaning of the IRC);

•	the Non-U.S. Holder is not a bank receiving interested described in section 881(c)(3)(A) of the IRC; or

•	such interest (or OID) is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (in which case, provided the Non-U.S. Holder provides a properly executed IRS Form W-8ECI (or successor form) to the withholding agent, the Non-U.S. Holder (i) generally will not be subject to withholding tax, but (ii) will be subject to U.S. federal income tax in the same manner as a U.S. Holder (unless an applicable income tax treaty provides otherwise), and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. Holder’s effectively connected earnings and profits that are attributable to the accrued but untaxed interest at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty)).

A Non-U.S. Holder that does not qualify for exemption from withholding tax with respect to interest that is not effectively connected income generally will be subject to withholding of U.S. federal income tax at a 30 percent rate (or at a reduced rate or exemption from tax under an applicable income tax treaty) on payments that are attributable to accrued but untaxed interest. For purposes of providing a properly executed IRS Form W-8BEN or W-8BEN-E, special procedures are provided under applicable Treasury Regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

3.	Sale, Redemption, or Repurchase of the New Secured Notes, the Noteholder PIK Preferred Stock, or the New Common Stock.

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any gain realized on the sale or other taxable disposition (including a cash redemption) of its Pro Rata share of the New Secured Notes, Noteholder PIK Preferred Stock, or the New Common Stock unless:

•	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition or who is subject to special rules applicable to former citizens and residents of the United States;

•	such gain is effectively connected with such Non-U.S. Holder’s conduct of a U.S. trade or business (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States); or

•	the Reorganized Debtors are or have been during a specified testing period a “U.S. real property holding corporation” for U.S. federal income tax purposes.

If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of disposition. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to earnings and profits effectively connected with a U.S. trade or business that are attributable to such gains at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty).

4.	Dividends on New Common Stock and Noteholder PIK Preferred Stock.

Any distributions made with respect to New Common Stock or the Noteholder PIK Preferred Stock (including any Preferred OID treated as constructive distributions) will constitute dividends for U.S. federal income tax purposes to the extent of the Reorganized Debtor’s current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent that a Non-U.S. Holder receives distributions that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed such current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the Non-U.S. Holder’s basis in its shares. Any such distributions in excess of a Non-U.S. Holder’s basis in its shares (determined on a share-by-share basis) generally will be treated as capital gain from a sale or exchange (and the respective excess distributions as proceeds from a sale or exchange as described in Article IX.F.3 herein). Except as described below, dividends paid with respect to New Common Stock or the Noteholder PIK Preferred Stock held by a Non-U.S. Holder that are not effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (or if an income tax treaty applies, are not attributable to a permanent establishment maintained by such non-U.S. Holder in the United States) will be subject to withholding at a rate of 30 percent (or lower treaty rate or exemption from tax, if applicable). A Non-U.S. Holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by filing IRS Form W-8BEN or W-8BEN-E (or a successor form) upon which the Non-U.S. Holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate or exemption from tax with respect to such payments. Dividends paid with respect to New Common Stock or the Noteholder PIK Preferred Stock held by a Non-U.S. Holder that are effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and if an income tax treaty applies, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. Holder’s effectively connected earnings and profits that are attributable to the dividends at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty). Distributions to a Non-U.S. Holder may also be subject to gross proceeds withholding under section 897 of the Tax Code, in the event the Reorganized Debtors are or have been during a specified testing period a “U.S. real property holding corporation” for U.S. federal income tax purposes.

5.	FATCA.

Under the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions and certain other foreign entities must report certain information with respect to their U.S. account holders and investors or be subject to withholding at a rate of 30 percent on the receipt of “withholdable payments.” For this purpose, “withholdable payments” are generally U.S. source payments of fixed or determinable, annual or periodical income (including dividends, if any, on shares of New Common Stock), and also include gross proceeds from the sale of any property of a type which can produce U.S. source interest or dividends (which would include New Common Stock, the New Secured Notes, and the Noteholder PIK Preferred Stock). FATCA withholding will apply even if the applicable payment would not otherwise be subject to U.S. federal nonresident withholding.

As currently proposed, FATCA withholding rules would apply to payments of gross proceeds from the sale or other disposition of property of a type which can produce U.S. source interest or dividends that occur after December 31, 2018. Each Non-U.S. Holder should consult its own tax advisor regarding the possible impact of these rules on such Non-U.S. Holder’s ownership of the New Secured Notes, the Noteholder PIK Preferred Stock, or the New Common Stock.

G.	Withholding and Reporting.

The Debtors will withhold all amounts required by law to be withheld from payments of interest. The Debtors will comply with all applicable reporting requirements of the IRC. In general, information reporting requirements may apply to distributions or payments made to a Holder of a Claim or Interest. Additionally, backup withholding, currently at a rate of 28 percent, will generally apply to such payments if a Holder fails to provide an accurate taxpayer identification number or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules will be allowed as a credit against such Holder’s U.S. federal income tax liability and may entitle such Holder to a refund from the IRS, provided that the required information is provided to the IRS.

In addition, from an information reporting perspective, U.S. Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the Holders’ tax returns.

THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR NON-U.S. TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

X.    Recommendation of the Debtors

In the opinion of the Debtors, the Plan is preferable to the alternatives described in this Disclosure Statement because it provides for a larger distribution to Holders of Allowed Claims and Interests than would otherwise result in a liquidation under chapter 7 of the Bankruptcy Code. In addition, any alternative other than Confirmation could result in extensive delays and increased administrative expenses resulting in smaller distributions to Holders of Allowed Claims and Interests than proposed under the Plan. Accordingly, the Debtors recommend that Holders of Claims and Interests entitled to vote to accept or reject the Plan support Confirmation and vote to accept the Plan.

Goodman Networks Incorporated on behalf of itself and each of the other Debtors

By:	/s/ John Debus
Name:	John Debus
Interim Chief Financial Officer

Prepared By:

Patrick J. Nash, Jr., P.C. (pro hac vice pending)	Stephen M. Pezanosky (TX Bar No. 15881850)
Joseph M. Graham (pro hac vice pending)	J. Frasher Murphy (TX Bar No. 24013214)
KIRKLAND & ELLIS LLP	Matthew T. Ferris (TX Bar No. 24045870)
KIRKLAND & ELLIS INTERNATIONAL LLP	HAYNES AND BOONE, LLP
300 North LaSalle	2323 Victory Avenue, Suite 700
Chicago, Illinois 60654	Dallas, Texas 75219
Telephone: (312) 862-2000	Telephone: (214) 651-5000
Facsimile: (312) 862-2200	Facsimile: (214) 651-5940

-and-

Joshua A. Sussberg, P.C. (pro hac vice pending)
Alexander N. Cross (pro hac vice pending)
KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP
601 Lexington Avenue
New York, New York 10022-4611
Telephone: (312) 862-2000
Facsimile: (312) 862-2200

Proposed Co-Counsel to the Debtors and Debtors in Possession

Dated: March 3, 2017

Exhibit A

Plan of Reorganization

Exhibit B

Corporate Structure of the Debtors

Exhibit C

Restructuring Support and Forbearance Agreement

Exhibit D

Financial Projections

FINANCIAL PROJECTIONS

Introduction

In connection with developing the Plan, the Debtors’ management (“Management”)1 prepared the following financial projections for the Reorganized Debtors (the “Financial Projections”). The Financial Projections reflect Management’s analysis of the Reorganized Debtors’ ability to meet their obligations upon consummation of the restructuring with sufficient liquidity and capital resources to conduct their business. Management also has developed the Debtors’ business plan and prepared certain projections of the Reorganized Debtors’ operating profit, free cash flow and certain other items for the fiscal years 2017 through 2021 (the “Projection Period”). For purposes of these Financial Projections, the Effective Date is assumed to be December 31, 2016. Updating the Financial Projections to reflect an Effective Date as of the time of this solicitation, or any further deviation from this time-frame, could have an impact on the projections set forth below.

The Financial Projections summarized below are based upon assumptions and have been adjusted to reflect the restructuring, including the Restructuring Transactions contemplated by the Plan, certain subsequent events and additional assumptions, including those set forth below. These Financial Projections were prepared to establish the feasibility of the Plan and therefore take into account the estimated effects on the deleveraging and capitalization of the Debtors as set forth in the Plan.

THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH THEIR BUSINESS PLANS, BUDGETS OR STRATEGIES OR MAKE EXTERNAL PROJECTIONS OR FORECASTS OF THEIR ANTICIPATED FINANCIAL POSITIONS OR RESULTS OF OPERATIONS. ACCORDINGLY, THE DEBTORS DO NOT ANTICIPATE THAT THEY WILL, AND DISCLAIM ANY OBLIGATION TO, FURNISH UPDATED BUSINESS PLANS, BUDGETS, OR PROJECTIONS TO STOCKHOLDERS OR CREDITORS PRIOR TO THE EFFECTIVE DATE OF ANY IN-COURT RESTRUCTURING, INCLUDING THE PLAN, OR TO INCLUDE SUCH INFORMATION IN DOCUMENTS REQUIRED TO BE FILED WITH THE SEC OR OTHERWISE MAKE SUCH INFORMATION PUBLICLY AVAILABLE.

The following forecast was not prepared with a view toward compliance with published guidelines of the SEC of the American Institute of Certified Public Accountants regarding forecasts. KPMG US LLP, the Debtors’ independent auditor, has not audited, reviewed, compiled, or otherwise applied procedures to the forecast and consequently, does not express an opinion or any other form of assurance with respect to the forecast. The forecast data is not measured on a basis consistent with generally accepted accounting principles (“GAAP”) as applied to the Debtors’ historical financial statements and should not be relied upon as such.

THE FINANCIAL PROJECTIONS PROVIDED IN THE DISCLOSURE STATEMENT HAVE BEEN PREPARED EXCLUSIVELY BY MANAGEMENT AND THE DEBTORS’ ADVISORS. THESE FINANCIAL PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE DEBTORS’ CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE FINANCIAL PROJECTIONS OR TO THE REORGANIZED DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE FINANCIAL PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN

[1]

Terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization (as may be amended, modified, or supplemented from time to time and including all exhibits and supplements thereto, the “Plan”) or the Disclosure Statement for the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization (including all exhibits thereto, the “Disclosure Statement”).

UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE FINANCIAL PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. CONSEQUENTLY, THE FINANCIAL PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE DEBTORS, OR ANY OTHER PERSON, AS TO THE ACCURACY OF THE FINANCIAL PROJECTIONS OR THAT THE FINANCIAL PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THESE FINANCIAL PROJECTIONS.

The Financial Projections should be read in conjunction with the Plan, the Disclosure Statement, including any of the exhibits thereto or incorporated references therein, as well as the risk factors set forth in Article VII therein, the assumptions, qualifications, and expectations set forth herein, and in the “Business” section, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and the Consolidated Financial Statements (including the notes and schedules thereto) in Goodman’s 2015 Form 10-K Annual Report and 2016 Q3 Form 10-Q-A, all of which are incorporated by reference herein.

Principal Assumptions for the Financial Projections

The Financial Projections are based on, and assume the successful implementation of, the Debtors’ business plan and the restructuring. Both the business plan and the Financial Projections reflect numerous assumptions, including various assumptions regarding the anticipated future performance of the Debtors, industry performance, general business and economic conditions, and other matters, most of which are beyond the control of the Debtors. Therefore, although the Financial Projections are necessarily presented with numerical specificity, the actual results achieved during the Projection Period will vary from the projected results. These variations may be material. Accordingly, no representation can be or is being made with respect to the accuracy of the Financial Projections or the ability of the Debtors or the Reorganized Debtors to achieve the projected results of operations. Article VII of the Disclosure Statement and Article X – “Risk Factors” of Goodman’s 2015 Form 10-K Annual Report provide further detail with respect to the risks relating to the Debtors and Reorganized Debtors’ ability to achieve such projected results, which risk factors are incorporated by reference herein. Additional information relating to the principal assumptions used in preparing the Financial Projections is set forth below:

Business Segments

  The Debtors primarily operate through three business segments: Field Services (“Field Services” or “FS”), Professional Service (“Professional Service” or “PS”), and Infrastructure Services (“Infrastructure Services” or “IS”). The Field Services segment generates revenue from the installation and service of video programming for both residential and commercial customers under a contract with a subsidiary of AT&T. The Professional Services segment provides customers with design, engineering, construction, deployment, and maintenance of small cell and distributed antenna systems (“DAS”). The Infrastructure Services segment provides maintenance and decommissioning services to wireless networks.

Revenues

A significant portion of the Company’s revenue is derived from DIRECTV, which is a subsidiary of AT&T. The Debtors’ projections estimate that nearly 80 percent of its revenues over the Projection Period will be obtained through services provide to DIRECTV. The Debtors began providing satellite television installation services after the 2013 acquisition of Multiband. The relationship with DIRECTV extends for over 18 years through the Multiband acquisition and is essential to the success of the operations of the Field Services segment. The Debtors are one of three in-home installation providers that DIRECTV utilizes in the United States, and during each of the years ended December 31, 2014 and 2015, the Company performed 28.0 percent of all DIRECTV’s outsourced installation, upgrade, and maintenance activities. The Company’s contract with DIRECTV has a term expiring on October 15, 2018, and contains an automatic one-year renewal. The contract may also be terminated by 180 days’ notice by either party.

2

The Company recognizes revenue when: (i) persuasive evidence of a customer arrangement exists; (ii) the price is fixed or determinable; (iii) collectability is reasonably assured; and (iv) product delivery has occurred or services have been rendered. The Company recognizes revenue as services are performed and completed.

The Company enters into contracts that require the construction and/or installation of specific units within a network system. Revenue from construction and installation contracts is recorded using the completed contract method of accounting. Under the completed contract method, revenues and costs from construction and installation projects are recognized only upon substantial completion of the project. Project costs typically include direct materials, labor and subcontractor costs, and indirect costs related to contract performance, such as indirect labor, supplies, and tools. Provisions for estimated losses on uncompleted contracts are recognized when it has been determined that a loss is probable.

The Company also enters into contracts to provide engineering and integration services related to network architecture, transformation, reliability, and performance. Revenues and costs from service contracts are generally recognized at the time the services are completed under the completed performance model. Services are generally performed under master or other services agreements and are billed on a contractually agreed price per unit of service on a work order basis. Services invoiced prior to the performance of the obligation are recorded in deferred revenue and recognized as the services are performed.

Revenue is generally expected to increase moderately (2.3–2.4 percent) in the aggregate during the Projection Period, driven primarily by the revenues generated by the FS segment. However, during 2017, aggregate revenue is projected to increase by 7.2 percent, primarily driven by the increase of 63.2 percent in revenues in the IS segment from 2016 levels, due to an expected decline of decommissioning work in 2016 and the increase of cell site maintenance work in 2017 with Sprint. Additionally, revenue is expected to decline in the PS segment by 26.4 percent relative to 2016 results, primarily due to a decline in the volume of engineering services provided to Alcatel-Lucent and a reduction of DAS services provided to Duke University as the Company completed installations in multiple buildings.

Year over year change	2017F	2018F	2019F	2020F	2021F
Revenues	7.2%	2.3%	2.3%	2.4%	2.4%
PS total	-26.4%	0.3%	0.4%	0.4%	0.4%
IS total	63.2%	0.0%	0.0%	0.0%	0.0%
FS total	3.4%	2.9%	2.9%	2.9%	2.9%

Costs of Revenues

Costs of revenues include the costs of providing services or completing the projects under the Company’s MSAs, including operations payroll and benefits, subcontractor costs, equipment rental, fuel, materials not provided by customers, and insurance. Profitability will be reduced or eliminated if actual costs to complete a project exceed original estimates on fixed-unit price projects under the MSAs. Estimated losses on projects under the MSAs are recognized immediately when estimated costs to complete a project exceed the expected revenue to be received for a project.

For the Infrastructure Services segment, cost of revenues consists primarily of operating expenses such as salaries and related headcount expenses, subcontractor expenses, and cost of materials used in the projects. The majority of these costs have historically consisted of payments made to subcontractors hired to perform work for the Company, typically on a fixed-unit price basis tied to completion of the given project. During periods of increased demand, subcontractors may charge more for their services. In addition, the Company typically bills customers for raw materials used in the performance of services plus a certain percentage of costs. Additional costs that are not included in this billing primarily include storage and shipping of materials.

For the Field Services segment, cost of revenues consists primarily of salaries for technicians, fleet expenses, installation material costs used in the field projects, and subcontractor expenses.

For the Professional Services segment, cost of revenues consists primarily of salaries and benefits paid to employees. In addition to salaried employees, the Company hires a relatively small amount of temporary subcontractors to perform work within the Professional Services segment. An additional small percentage of cost of revenues for the PS segment includes materials and supplies.

3

Costs of revenues are anticipated to stabilize and remain constant as a percentage of revenues, generating a consistent gross margin over the Projection Period.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist of salaries and related headcount expenses, sales commissions and bonuses, professional fees, travel, facilities, communication expenses, and other corporate overhead costs. Such corporate overhead costs include costs associated with corporate staff, corporate management, human resources, information technology, finance, and other corporate support services. Selling, general and administrative expenses are not specifically allocated to a reporting segment.

As part of the restructuring, the Company will implement cost-cutting initiatives, which are anticipated to result in a significant decline of 20 percent of selling, general and administrative expenses from the preliminary 2016 period. Costs associated with the restructuring are estimated at approximately $9.0 million in 2017, including costs and fees related directly to the Chapter 11 Cases, severance, and other one-time costs.

There can be no guarantee that the Debtors or Reorganized Debtors can achieve these reductions or realize the reductions at the estimated cost to implement, including the costs associated with the bankruptcy filing. There are many other factors that can increase these costs—as further detailed in the risk factors to the Disclosure Statement and Goodman’s 2015 Form 10-K Annual Report—including, among other things, the Chapter 11 Cases lasting longer than anticipated.

Interest, Secured Notes, New Secured Notes, Credit Facility, and New PIK Preferred Stock

The Financial Projections reflect the elimination of all interest related to the existing Secured Notes at a rate of 12.125 percent and inclusion of interest with respect to the $112.5 million aggregate principal amount of the New Secured Notes at a rate of 8.0 percent. The Financial Projections also reflect the reduction of principal outstanding of the Debtors’ prepetition Credit Facility, and while it is anticipated that the Debtors will have the Exit Facility in place upon emergence, the Financial Projections show minimal usage throughout the Projection Period for working capital purposes only. The Financial Projections also reflect cash payments in excess of $15.0 million at the beginning of each year to pay down the New PIK Preferred Stock. Estimated payments over the Projection Period total $37.7 million and, starting in the third quarter of 2020, interest expense associated with the New PIK Preferred Stock is assumed to be paid-in-kind.

General Unsecured Claims

General Unsecured Claims will are not impaired by the Plan and will be paid in the ordinary course of business.

Taxes

The Financial Projections assume that existing net operating losses are eliminated through the reorganization and that the Reorganized Debtors will pay taxes on earned income at a rate of 37 percent.

Capital Expenditures

Capital expenditures are projected to be $5.0 million per year during the Projection Period. These capital expenditures are mainly anticipated to be replacement capital for existing equipment, hardware, and software.

Working Capital

In the Financial Projections, Management has projected trade receivables, inventory, and accounts payable levels according to historical relationships with respect to purchase and sales volumes.

4

Bankruptcy Accounting

The American Institute of Certified Public Accountants has issued a Statement of Position on Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (the “Reorganization SOP”). Because of the continuity of voting interests in the Company subsequent to emergence, the projections assume that the Company does not meet the requirements of “fresh start” reporting principles set forth in the Reorganization SOP.

Additionally, due to the final structure of the New PIK Preferred Stock not being fully determined as of the date of solicitation, the Company has not yet undertaken a full study of the guidance on Troubled Debt Restructuring (“TDRs”). Consequently, for the purposes of the Financial Projections, the New Secured Notes and New PIK Preferred Stock are shown at face value, and all other historical assets and liabilities will continue to be recorded at their historical costs and is not adjusted to the fair value described herein. This analysis may also impact the Cancellation of Debt Income (“CODI”) tax assessment which is not included in the projections as presented.

5

Financial Projections

Pro Forma Balance Sheet

December 31, 2016	2016 UnAudited	Adjustment	2016 Proforma
ASSETS
Cash	$53,366	($25,000)	$28,366
Restricted cash	22,504		22,504
Accounts receivable, net	30,730		30,730
Unbilled receivables	6,897		6,897
Costs in excess of billings	3,215		3,215
Inventory, net	9,219		9,219
Income taxes receivable	219		219
Prepaid and other current	2,796		2,796

Total current assets	128,946	(25,000)	103,946
Property and equipment	44,238		44,238
Accum. depreciation	(23,893)		(23,893)

Net property and equip.	20,345		20,345
Deferred financing costs	985		985
Insurance collateral	14,753		14,753
Intangibles	11,894		11,894
Goodwill	58,648		58,648
Other assets	6,664		6,664

Total other assets	92,943		92,943

TOTAL ASSETS	$242,235	($25,000)	$217,235

LIABILITIES & EQUITY
Accounts payable	$28,169		$28,169
Line of credit & current cap leases	3,596		3,596
Accrued expenses	22,603		22,603
Billings in excess of costs	1,271		1,271
Accrued interest	19,516	(19,516)	—
Deferred Rev	1,616		1,616
Liabilities related to assets held for sale	14,391		14,391
Other current liabilities	1,048		1,048

Total Current Liabilities	92,211	(19,516)	72,694
Senior secured notes, face value	325,000	(325,000)	—
Senior secured notes, discount & premium	(5,713)	5,713	—
New Secured Notes	—	112,500	112,500
Long-term Liabilities Held for Sale	1,064		1,064
Capital leases, other LT liab.	217		217
Accrued expenses, non-current	6,523		6,523
Deferred Rent	162		162
Deferred revenue, non-current	11,370		11,370
Deferred tax liability	1,336		1,336

Total long-term liabilities	339,958	(206,787)	133,171
Common Stock	10	(10)	—
Additional Paid-in Capital	26,467	(26,467)	—
Treasury stock, at cost	(11,756)	11,756	—
New PIK Preferred Stock		105,000	105,000
New Common Stock		100	100
Accumulated other comprehensive income	26		26
Retained earnings (accumulated deficit)	(204,683)	110,925	(93,758)

Total equity	(189,935)	201,303	11,369

TOTAL LIABILITIES & EQUITY	$242,235	($25,000)	$217,235

6

Balance Sheet

December 31, 20xx	2017 Forecast	2018 Forecast	2019 Forecast	2020 Forecast	2021 Forecast
ASSETS
Cash	$28,509	$21,871	$23,647	$21,552	$20,011
Restricted cash	—	—	—	—	—
Accounts receivable, net	33,368	33,969	34,772	35,600	36,452
Unbilled receivables	3,893	3,963	4,057	4,153	4,253
Costs in excess of billings	1,731	2,056	2,062	2,069	2,076
Inventory, net	10,010	10,191	10,432	10,680	10,935
Income taxes receivable	219	219	219	219	219
Prepaid and other current	2,873	2,925	2,994	3,065	3,139

Total current assets	80,602	75,192	78,183	77,338	77,084
Property and equipment	49,238	54,238	59,238	64,238	69,238
Accum. depreciation	(25,161)	(26,620)	(30,995)	(35,370)	(39,745)

Net property and equip.	24,077	27,618	28,243	28,868	29,493
Deferred financing costs	985	985	985	985	985
Insurance collateral	13,253	13,570	13,570	14,232	14,578
Intangibles	8,738	5,582	2,426	—	—
Goodwill	58,648	58,648	58,648	58,648	58,648
Other assets	3,003	3,057	3,130	3,204	3,281

Total other assets	84,627	81,842	78,758	77,070	77,492

TOTAL ASSETS	$189,305	$184,652	$185,184	$183,276	$184,070

LIABILITIES & EQUITY
Accounts payable	$26,040	$29,371	$30,061	$30,771	$31,502
Line of credit & current cap leases	—	—	—	—	—
Accrued expenses	17,726	19,068	19,415	19,876	20,350
Billings in excess of costs	115	137	137	138	138
Accrued interest	6,469	4,734	4,734	4,734	4,734
Deferred Rev	1,981	2,353	2,361	2,368	2,376
Liabilities related to assets held for sale	7,291	6,291	6,291	6,291	6,291
Other current liabilities	1,077	1,096	1,122	1,149	1,177

Total Current Liabilities	60,699	63,051	64,121	65,327	66,568
New Secured Notes	112,500	112,500	112,500	112,500	112,500
Long-term Liabilities Held for Sale	1,064	1,064	1,064	1,064	1,064
Capital leases, other LT liab.	217	217	217	217	217
Accrued expenses, non-current	6,523	6,523	6,523	6,523	6,523
Deferred Rent	162	162	162	162	162
Deferred revenue, non-current	5,778	5,778	5,778	5,778	5,778
Deferred tax liability	1,336	1,336	1,336	1,336	1,336

Total long-term liabilities	127,579	127,579	127,579	127,579	127,579
New PIK Preferred Stock	105,000	91,491	84,621	75,974	69,422
New Common Stock	100	100	100	100	100
Retained earnings (accumulated deficit)	(104,073)	(97,569)	(91,238)	(85,704)	(79,599)

Total equity	1,027	(5,978)	(6,517)	(9,630)	(10,077)

TOTAL LIABILITIES & EQUITY	$189,305	$184,652	$185,184	$183,276	$184,070

7

Income Statement

	2017	2018	2019	2020	2021
$’s in 000s	Forecast	Forecast	Forecast	Forecast	Forecast
Revenues	$409,322	$419,115	$429,198	$439,581	$450,273
PS total	40,909	41,052	41,197	41,342	41,490
IS total	46,760	46,760	46,760	46,760	46,760
FS total	321,653	331,302	341,241	351,479	362,023

Cost of revenues	346,889	355,265	363,791	372,571	381,612
PS total	35,299	35,806	35,930	36,055	36,181
IS total	39,661	39,372	39,372	39,372	39,372
FS total	271,929	280,087	288,489	297,144	306,058
Other total	—	—	—	—	—

Gross profit	62,433	63,850	65,407	67,010	68,661
PS total	5,610	5,246	5,267	5,287	5,308
IS total	7,099	7,388	7,388	7,388	7,388
FS total	49,724	51,216	52,752	54,335	55,965

Gross margin %	15.3%	15.2%	15.2%	15.2%	15.2%
PS total	13.7%	12.8%	12.8%	12.8%	12.8%
IS total	15.2%	15.8%	15.8%	15.8%	15.8%
FS total	15.5%	15.5%	15.5%	15.5%	15.5%

SG&A expense	42,435	39,443	38,357	39,298	40,267
SG&A%	10.4%	9.4%	8.9%	8.9%	8.9%

Restructuring expense	8,802	—	—	—	—
Depreciation-amortization	10,138	4,614	7,531	6,801	4,375
Other operating expense (income)	—	—	—	—	—

Operating income (loss)	1,058	19,792	19,519	20,912	24,019
Interest on PIK Preferred	—	—	—	2,659	4,860
Interest expense	20,229	9,469	9,469	9,469	9,469
Income tax expense (gain)	2,375	3,820	3,718	3,250	3,586

Net Income (loss) from continuing ops	(21,546)	6,504	6,331	5,534	6,105

Income (loss) from Restructuring	122,122
Income (loss) from disc ops, net of tax	—	—	—	—	—

NET INCOME (LOSS)	$100,576	$6,504	$6,331	$5,534	$6,105

NET INCOME %	24.6%	1.6%	1.5%	1.3%	1.4%

EBITDA Continuing Operations	11,196	24,406	27,050	27,712	28,394
EBITDA%	2.7%	5.8%	6.3%	6.3%	6.3%
Share-based compensation	—	—	—	—	—
Executive Severance	1,500	—	—	—	—
Transaction Bonuses & Restructuring costs	7,302	—	—	—	—

Adjusted EBITDA	$19,998	$24,406	$27,050	$27,712	$28,394
Adj. EBITDA %	4.9%	5.8%	6.3%	6.3%	6.3%

8

Cashflow Statement

	2017	2018	2019	2020	2021
	Forecast	Forecast	Forecast	Forecast	Forecast
Operating Activities
Net income (loss)	$100,576	$6,504	$6,331	$5,534	$6,105
Discount amortization	5,713	—	—	—	—
Intangible amortization	3,156	3,156	3,156	2,426	—
Depreciation & Amort	1,269	1,458	4,375	4,375	4,375
Change in Insurance Collateral	1,500	(317)	—	(663)	(346)
Non Cash Stock Transaction	10,378	—	—	—	—
Other	(7,071)	(981)	26	27	27
Changes in (net of divestiture):
AR, Unbilled AR	366	(671)	(897)	(924)	(951)
Cost > bill	1,484	(325)	(7)	(7)	(7)
Inventory	(791)	(180)	(241)	(248)	(256)
Other current assets	(77)	(52)	(69)	(71)	(73)
Other long-term assets	3,660	(54)	(72)	(74)	(77)
Accounts payable	(2,129)	3,331	690	710	731
Accrued expense	(4,877)	1,343	347	460	474
Bill > cost	(1,156)	22	0	0	0
Accrued interest	(13,048)	(1,734)	—	—	—
Deferred revenue	(5,227)	372	8	8	8

Net cash provided by (used in) ops	93,727	11,871	13,647	11,552	10,011

Investing Activities
Purchase of property & equipment	(5,000)	(5,000)	(5,000)	(5,000)	(5,000)

Net Cash provided by (used in) investing	(5,000)	(5,000)	(5,000)	(5,000)	(5,000)
Financing Activities
Proceeds (payments) on ABL	(3,596)	—	—	—	—
Gain on retirement of LT debt	(132,500)	—	—	—	—
(Payments) to PIK Preferred Stock	—	(13,509)	(6,871)	(8,647)	(6,552)

Net Cash provided by (used in) financing	(136,096)	(13,509)	(6,871)	(8,647)	(6,552)

Net Increase/(Decrease) in Cash	(47,369)	(6,638)	1,776	(2,094)	(1,541)
Cash at beginning of period	75,878	28,509	21,871	23,647	21,552

Cash at end of period	$28,509	$21,871	$23,647	$21,552	$20,011

9

Exhibit E

Valuation Analysis

VALUATION ANALYSIS1

Goodman Networks Incorporated and its debtor subsidiaries (collectively, “Goodman”) have been advised by Jefferies LLC (“Jefferies”) with respect to the estimated value of Goodman’s operations on a going-concern basis (the “Enterprise Value”). Jefferies has concluded that the Enterprise Value of Goodman, as of an assumed effective date (the “Assumed Effective Date”), will range from approximately $164 million to approximately $191 million, with a midpoint of approximately $177 million. The foregoing valuation is based on a number of assumptions, including the reorganization of Goodman’s business and finances in a timely manner as proposed, the achievement of the forecasts reflected in the projections, the continuation of current economic and market conditions through the Effective Date and the Plan becoming effective in accordance with its terms. Many of the assumptions are beyond the control of Goodman and their management. Jefferies’ estimate of the Enterprise Value does not constitute an opinion as to fairness from a financial point of view of the consideration to be received under the Plan or of the terms and provisions of the Plan. Although Jefferies conducted a review and analysis of Goodman’s business, operating assets and liabilities, and business plan, and conducted such other studies, analyses, inquiries and investigations as it deemed appropriate, it assumed and relied upon, but has not assumed any responsibility to investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available to it by Goodman as well as publicly available information.

THE ESTIMATED RANGE OF THE ENTERPRISE VALUE, AS OF AN ASSUMED EFFECTIVE DATE, REFLECTS WORK PERFORMED BY JEFFERIES ON THE BASIS OF INFORMATION AVAILABLE TO JEFFERIES AS OF FEBRUARY 15, 2017. ALTHOUGH SUBSEQUENT DEVELOPMENTS MAY AFFECT JEFFERIES’ CONCLUSIONS, NONE OF JEFFERIES, GOODMAN OR ANY OTHER PERSON HAVE ANY OBLIGATION TO UPDATE, REVISE OR REAFFIRM THE ENTERPRISE VALUE OR THE UNDERLYING INFORMATION PROVIDED TO JEFFERIES BY GOODMAN.

The above-described estimate of the Enterprise Value of Goodman reflects the application of various valuation analyses and does not purport to reflect or constitute an appraisal, liquidation value or estimate of the actual market value that may be realized through the sale of any asset or the new interests to be issued pursuant to the Plan, which may be significantly different from the amounts set forth herein. BECAUSE THE ESTIMATED RANGE OF THE ENTERPRISE VALUE SET FORTH HEREIN IS INHERENTLY SUBJECT TO UNCERTAINTIES, NONE OF GOODMAN, JEFFERIES, OR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR ITS ACCURACY.

Valuation Methodology

Jefferies has employed two generally accepted valuation methodologies in estimating the Enterprise Value of Goodman: publicly traded companies analysis and discounted cash flow analysis. Jefferies’ estimated valuation must be considered as a whole and selecting just one methodology or portions of the analysis, without considering the analysis as a whole, could create a misleading or incomplete conclusion.

(a) Publicly Traded Companies Analysis

The publicly traded companies analysis is based on the enterprise values of publicly traded companies that have operating characteristics similar to Goodman’s operating business. Under this methodology, financial multiples and ratios were developed to measure each company’s valuation and relative performance. Some of the specific analysis entailed comparing the enterprise value for each publicly traded company to its projected EBITDA. The publicly traded companies analysis then applies a range of multiples to Goodman’s projected EBITDA.

[1]	Terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization (as may be amended, modified, or supplemented from time to time and including all exhibits and supplements thereto, the “Plan”) or the Disclosure Statement for the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization (including all exhibits thereto, the “Disclosure Statement”).

A key factor to this approach is the selection of companies with relatively similar businesses and operational characteristics to Goodman. Common criteria for selecting comparable companies for the analysis include, among other relevant characteristics, similar lines of business, service offerings, key business drivers, business risks, growth prospects, market presence, and scale of operations. The selection of truly comparable companies is often difficult and subject to judgment. In performing the publicly traded companies analysis, Jefferies deemed multiples of projected EBITDA for 2017 and 2018 the most relevant for analyzing the peer group.

(b) Discounted Cash Flow Analysis

The discounted cash flow analysis relates the value of an asset or business to the present value of expected future cash flows generated by that asset or business. The discounted cash flow analysis discounts the expected future cash flows by a theoretical or observed discount rate, in this case determined by estimating the weighted average cost of capital for the subject company based upon analysis of similar publicly traded companies. This approach has two components: (i) calculating the present value of the projected unlevered after-tax free cash flows for a determined period and (ii) adding the present value of the terminal value of cash flows. The terminal value represents the portion of enterprise value that lies beyond the time horizon of the available projections. In performing the discounted cash flow analysis, Jefferies made assumptions for (i) the weighted average cost of capital (the “Discount Rate”), which is used to calculate the present value of future cash flows; and (ii) the terminal EBITDA multiple, which was used to determine the terminal value of Goodman. Jefferies used a range of Discount Rates for Goodman, which reflects a number of company and market-specific factors, and is calculated based on the cost of capital for companies that Jefferies deemed similar. In determining EBITDA terminal multiples, Jefferies relied upon various analyses including, among other things, the range of EBITDA trading multiples of projected performance for the next twelve month period of selected publicly traded companies that Jefferies deems to be similar to Goodman.

This approach relies on Goodman’s ability to project future cash flows with some degree of accuracy. Because the projections reflect significant assumptions made by Goodman’s management concerning anticipated results, the assumptions and judgments used in the projections may or may not prove correct and, therefore, no assurance can be provided that projected results are attainable or will be realized.

Valuation Considerations

An estimate of total enterprise value is not entirely mathematical, but rather it involves complex considerations and judgments concerning various factors that could affect the value of an operating business. Moreover, the value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of total Enterprise Value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Because such estimates are inherently subject to uncertainties, neither Goodman, Jefferies, nor any other person assumes responsibility for their accuracy. Depending on the results of Goodman’s operations or changes in the financial markets, Jefferies’ valuation analysis as of the Effective Date may differ from that disclosed herein. In addition, the valuation of newly issued debt instruments and securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such debt instruments and securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial debt instruments and securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors that generally influence the prices of debt instruments and securities. Actual market prices of such debt instruments and securities also may be affected by Goodman’s history in chapter 11, conditions affecting Goodman’s competitors or the industry generally in which Goodman participates or by other factors not possible to predict. Accordingly, the total Enterprise Value estimated by Jefferies does not necessarily reflect, and should not be construed as reflecting values that will be attained in the public or private markets. The value ascribed in the analysis does not purport to be an estimate of the post-reorganization market trading value. Such trading value may be materially different from the total enterprise value ranges associated with Jefferies’ valuation analysis. Indeed, there can be no assurance that a trading market will develop for the new interests issued pursuant to the reorganization.

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Exhibit F

Liquidation Analysis

LIQUIDATION ANALYSIS

Introduction

In connection with the Plan and Disclosure Statement, the following is an analysis of the results of a hypothetical liquidation (this “Liquidation Analysis”) of the Debtors under chapter 7 of the Bankruptcy Code.1 This Liquidation Analysis should be read in conjunction with the Plan and the Disclosure Statement.

The Debtors have prepared this Liquidation Analysis for the purpose of evaluating whether the Plan meets the so-called “best interests of creditors” test under section 1129(a)(7) of the Bankruptcy Code. This Liquidation Analysis utilizes the estimated financial information, including account balances for assets and liabilities, of the Debtors as of December 31, 2016. This Liquidation Analysis has been prepared assuming the Debtors had commenced chapter 7 liquidation proceedings under the Bankruptcy Code on December 31, 2016 (the “Commencement Date”). In such proceeding, the Debtors’ assets would be liquidated in a traditional liquidation with the loss of going concern value attributable to these assets, and a chapter 7 trustee (the “Trustee”) would be appointed to oversee such liquidation. Updating this Liquidation Analysis to reflect a Commencement Date effective as of the time of this solicitation, or any further deviation from this time-frame, may have an impact on the estimated net liquidation proceeds primarily due to costs incurred in the Debtors’ restructuring.

THE DEBTORS MAKE NO REPRESENTATIONS OR WARRANTIES REGARDING THE ACCURACY OF THE ESTIMATES AND ASSUMPTIONS OR A TRUSTEE’S ABILITY TO ACHIEVE FORECASTED RESULTS. IN THE EVENT THE CHAPTER 11 CASES ARE CONVERTED TO CHAPTER 7 PROCEEDINGS, ACTUAL RESULTS MAY VARY MATERIALLY FROM THE ESTIMATES AND PROJECTIONS SET FORTH IN THIS LIQUIDATION ANALYSIS.

Basis of the Liquidation Analysis

To estimate the likely returns to Holders of Claims and Interests in a chapter 7 liquidation, the Debtors determined the amount of liquidation proceeds that would be available for distribution and the allocation of such proceeds among the Classes of Claims and Interests based on their relative priority. As further described below, to estimate the liquidation proceeds, the Debtors assumed that Goodman and all of its Debtor subsidiaries are treated as a substantively-consolidated entity during a six-month wind-down period (the “Liquidation Period”), in which the assets of Goodman and its Debtor subsidiaries are sold in a straight liquidation. In addition to expenses required to liquidate certain assets, the Debtors anticipate that they would pay certain limited personnel to finalize and bill for unbilled revenue as well as organize an orderly transition of field personnel to its largest customers. Liquidation proceeds available for distribution to Holders of Claims and Interests would consist of the net proceeds

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Terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization (as may be amended, modified, or supplemented from time to time and including all exhibits and supplements thereto, the “Plan”) or the Disclosure Statement for the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization (including all exhibits thereto, the “Disclosure Statement”).

from the disposition of the assets and the additional expenses, augmented by other cash held by the Debtors. This Liquidation Analysis does not include potential recoveries that may result from litigation claims, including, without limitation, preference claims, fraudulent conveyance litigation, or other avoidance actions, as recoveries from such actions, if any, would be speculative in nature.

In accordance with section 726 of the Bankruptcy Code, the relative priority of distribution of liquidation proceeds with respect to any Claim or Interest depends on (i) its status as a secured, priority unsecured, or non-priority unsecured claim, and (ii) its relative subordination. In general, liquidation proceeds would be allocated in the following priority: (i) to the costs, fees, and expenses of the liquidation; (ii) to the Claims of secured creditors to the extent of the value of their collateral; (iii) to the unpaid Administrative and Priority Claims incurred after the Commencement Date; (iv) to General Unsecured Claims; and (v) to Interests in Goodman.

The Debtors’ liquidation costs in Chapter 7 would include the compensation of the Trustee, as well as compensation of counsel and other professionals retained by the Trustee, asset disposition expenses, applicable taxes, litigation costs, claims arising from the operation of the Debtors during the pendency of the chapter 7 case, and all Allowed Administrative Claims incurred by the Debtors during the chapter 7 case.

As set forth in the schedule below, the Debtors estimate that the gross liquidation proceeds would range from approximately $69.2 million to $95.5 million, and after deducting for costs associated with the liquidation, the net liquidation proceeds would range from approximately $60.5 million to $82.8 million. Based on the priorities outlined above, the Debtors believe that there are significantly less proceeds available to Impaired Claims and Impaired Interests in a liquidation than through the distributions contemplated by the Plan. Accordingly, the Debtors believe that under the Plan, Holders of Impaired Claims and Impaired Interests will receive property with a value equal to or in excess of the value such Holder would receive in a liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

This Liquidation Analysis is based on numerous estimates and assumptions that, although developed and considered reasonable by the Debtors and their advisors, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors. This liquidation analysis is also based upon assumptions with regard to liquidation decisions that are subject to change. In any liquidation, there is a general risk of unanticipated events, which could have a significant impact on the projected cash receipts and disbursements. These events include changes in general economic conditions, changes in the market value of the Debtors’ assets, issues in the transition of field personnel to major customers, and problems with current and former employees. The length of the Liquidation Period could also vary significantly, thereby impacting recoveries of Holders of Impaired Claims. Although the Debtors believe that it is unlikely that any taxable gains would be triggered through a liquidation of the Debtors’ assets, any such realized gain from the liquidation or from the cancellation of debt could impact the overall liquidation value. Therefore, there can be no assurance that the values reflected in this Liquidation Analysis would be realized if the Debtors were, in fact, to undergo such a liquidation.

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Statement of Limitations

THE ESTIMATED AMOUNT OF ALLOWED CLAIMS SET FORTH IN THIS LIQUIDATION ANALYSIS SHOULD NOT BE RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING, WITHOUT LIMITATION, ANY DETERMINATION OF THE VALUE OF ANY DISTRIBUTION TO BE MADE ON ACCOUNT OF ALLOWED CLAIMS OR ALLOWED INTERESTS UNDER THE PLAN. THE ACTUAL AMOUNT OF ALLOWED CLAIMS IN THE CHAPTER 11 CASES COULD MATERIALLY AND SIGNIFICANTLY DIFFER FROM THE AMOUNT OF CLAIMS ESTIMATED IN THIS LIQUIDATION ANALYSIS. NOTHING CONTAINED IN THIS HYPOTHETICAL LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION OR ADMISSION OF THE DEBTORS.

EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THIS LIQUIDATION ANALYSIS WAS PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT THESE ANALYSES IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. THE DEBTORS AND REORGANIZED DEBTORS DO NOT INTEND AND DO NOT UNDERTAKE ANY OBLIGATION TO UPDATE OR OTHERWISE REVISE THIS LIQUIDATION ANALYSIS (OR ANY OTHER PART OF THE DISCLOSURE STATEMENT) TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THIS LIQUIDATION ANALYSIS IS CIRCULATED TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. THEREFORE, THIS LIQUIDATION ANALYSIS MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS AND INTERESTS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THIS LIQUIDATION ANALYSIS.

THIS LIQUIDATION ANALYSIS WAS DEVELOPED SOLELY FOR PURPOSES OF THE FORMULATION AND NEGOTIATION OF THE PLAN AND TO ENABLE THE HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE UNDER THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF SECURITIES OF, OR CLAIMS AGAINST, THE DEBTORS OR ANY OF THEIR AFFILIATES.

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Summary of Proceeds Available for Distribution

	Goodman	Estimated		Estimated Liquidation
	Networks	Recovery		Proceeds		Note
Liquidation Analysis ($’s in 000s)	Consolidated	Low	High	Low	High	Reference
Proceeds from Liquidation
Cash and Equivalents	$53,366	100%	100%	$53,366	$53,366	(1)
Restricted Cash	22,504	3%	92%	675	20,679	(2)
Accounts receivable, net	30,730	30%	39%	9,372	11,946	(3)
Net Deferred - uncompleted projects	1,944	0%	0%	—	—	(4)
Unbilled Revenue	6,897	50%	75%	3,448	5,172	(5)
Inventories	9,219	18%	37%	1,698	3,396	(6)
Prepaid expenses and other current assets	2,796	0%	0%	—	—	(7)
Property and equipment, net	20,345	3%	4%	678	898	(8)
Goodwill	58,648	0%	0%	—	—	(9)
Intangibles assets, net	11,894	0%	0%	—	—	(9)
Deposits and other assets	6,622	0%	0%	—	—	(10)
Insurance Collateral	14,753	0%	0%	—	—	(11)
Deferred financing costs, net	985	0%	0%	—	—	(9)

Proceeds from Liquidation	$240,745	29%	40%	$69,238	$95,458

Costs associated with Liquidation
Wind Down/Transition Costs				$5,508	$5,508
Professional Fees				1,200	1,200
Chapter 7 Legal and Accounting Fees				1,000	5,000
Chapter 7 Trustee Fees				1,000	1,000

Total Costs of Liquidation				$8,708	$12,708	(12)

Proceeds available for payment of Secured Claims

Secured Claims
ABL Facility	$3,596	100%	100%	$3,596	$3,596
Senior Notes	344,516	17%	23%	56,934	79,155

Total Secured Claims	$348,112	17%	24%	$60,530	$82,751	(13)

Proceeds available for payment of Administrative Claims				$—	$—

Administrative and Priority Claims
Tax Claims	$1,734	0%	0%	—	—
Other	500	0%	0%	—	—

Total Admin and Priority Claims	$2,234	0%	0%	—	—

Proceeds available for payment of general unsecured claims				$—	$—

General Unsecured Claims
Accounts Payable and Accrued Liabilities	$23,434	0%	0%	$—	$—
Liabilities Discontinued Ops	9,491	0%	0%	—	—
Other Liabilities	661	0%	0%	—	—

Total General Unsecured Claims	$33,586	0%	0%	$—	$—	(14)

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Specific Notes to the Liquidation Analysis

(1)	Cash and cash equivalents: Cash consists of all cash in banks or operating accounts and liquid investments with maturities of three months or less and is assumed to be fully recoverable. The Credit Facility has a first lien on all collateral excluding the funds held specifically for the Secured Note Indentures related to the proceeds from the Dycom Sale, which were approximately $41.0 million as of December 31, 2016. Pursuant to note 13 below, the Debtors had sufficient collateral available to satisfy in full the Credit Facility outstanding amounts as of December 31, 2016.
(2)	Restricted Cash: Restricted cash consists of $22.5 million of the Dycom Sale proceeds that has been deposited into an indemnity escrow account to be held until certain conditions are fulfilled. Of the $22.5 million, $2.5 million is available for working capital adjustments and $20.0 million is available for indemnification obligations, of which $10.0 million will be released to Goodman upon the occurrence of certain conditions, but in no event earlier than the twelve-month anniversary of the closing date of the Dycom Sale. The remaining $10.0 million will be released to Goodman upon satisfaction of the conditions set forth in the Dycom Agreement, including the final resolution of the Disputed Texas Tax Liability.

The liquidation assumes a recovery between 3 percent and 92 percent, ranging from $700,000, a partial recovery of the working capital adjustment, to $20.7 million, assuming the recovery of the partial working capital adjustment and recovery of an additional $20.0 million on account of the escrowed Dycom Sale proceeds for indemnification obligations. There can be no guarantee that the Debtors settle the Disputed Texas Tax Liability and such escrowed proceeds can be released.

(3)	Accounts Receivable: Accounts receivable consists of customer trade receivables, of which the majority is with DIRECTV. DIRECTV has a direct right of offset related to amounts owed by the Debtors for the purchase of equipment inventory from DIRECTV. In both cases, it is assumed that $17.0 million of the DIRECTV accounts receivable are subject to offset against liabilities and therefore not recoverable. Excluding the impact of the offset, the remaining recovery percentages range from 68 percent to 87 percent of the remaining net receivables.
(4)	Net Deferred – uncompleted projects: Net Deferred amounts are related to projects not fully completed, but whereby expenditures and receipts have been recognized. Once a project is completed, the recognition of the deferral is non-cash in nature. The Debtors do not maintain an economic interest in the project to the extent it has been paid and, therefore, no recovery of the net deferred assets is assumed.
(5)	Unbilled Revenue: Unbilled revenue is estimated at a 50 percent to 75 percent recovery in the low and high case, respectively. It is assumed that the Debtors would be required to retain certain employees after the Commencement Date to invoice for the unbilled amounts to recover such revenues.
(6)	Inventories: Inventories are comprised of equipment and miscellaneous installation materials. Given the timing of the Debtors’ purchasing process, it is assumed that 63 percent of

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the inventories are subject to reclamation and any remaining inventory recovery value ranges from 50 percent to 100 percent. DIRECTV is the entity that would assert most, if not all, of the reclamation claims related to inventories. The majority of the inventory is related to DIRECTV projects, and DIRECTV therefore is anticipated to be the only party interested in purchasing the inventory. There can be no guarantee, however, that DIRECTV would buy the equipment and materials.
(7)	Prepaid expenses and other current assets: Deposits and prepaid expenses consist primarily of miscellaneous prepaid expenses such as rent and surety bond insurance collateral deposits. Assuming liquidation, material projects will not be completed and therefore underlying customers will turn to the surety bonds to cover the remainder of the project. It is assumed that there would be no recovery value on account of these assets.
(8)	Property and equipment: The majority of property, plant, and equipment (“PP&E”), $15.8 million, is related to an investment in the Debtors’ Multicarrier Distributed Antenna System (“DAS”) project and other leasehold improvements, capital leases, and internally developed software. In relation to the DAS project, the Debtors have entered into lease contracts for a right of use license whereby the Debtors have received full payment in advance. That license, along with the leasehold improvements, capital leases, and internally-developed software, are therefore assumed to have no recovery value. The remaining PP&E is estimated to have a 15 percent to 20 percent recovery value, resulting in a net 3 percent to 4 percent value overall.
(9)	Goodwill, Intangibles and Deferred financing costs: Goodwill, intangible assets, and deferred financing costs arise from past transactions and are anticipated to have no recovery in a hypothetical liquidation.
(10)	Deposits and other assets: The Debtors’ deposits and other assets are primarily related to restructuring expenditures incurred in connection with the commencement of the Chapter 11 Cases. Such deposits and assets are assumed to have no recovery value in a hypothetical liquidation.
(11)	Insurance Collateral: Insurance collateral is related to the workers’ compensation self-insured plan administered by the Debtors. Based on the extended timeframe during which potential insurance claims could be asserted, it is assumed that there would be no recovery value on the collateral held on account of the Debtors’ workers’ compensation insurance plan.
(12)	Costs of liquidation: This category includes the costs associated with a hypothetical liquidation. Costs include property and inventory disposition costs, costs to bill the unbilled revenue described above, costs associated with an orderly transfer of field personnel to major customers, professional fees and wind down expenses, and the Trustee, as well as legal and accounting fees. Chapter 7 legal and accounting fees represent the costs of attorneys, accountants, appraisers, and other professionals required to liquidate the business. It is estimated in the high case, additional legal fees will need to be spent to recover the $20.0 million escrowed funds held on account of the Dycom Sale. Although the Trustee is entitled to up to approximately 3.0 percent of liquidation proceeds available for distribution, in this case, due to the low recovery rate, it is assumed that the Trustee will recover approximately 1.5 percent or a flat $1.0 million.

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(13)	Secured Claims: For purposes of this Liquidation Analysis, the Debtors have assumed that the Debtors’ prepetition secured debt will primarily consist of the principal and accrued interest under the Credit Agreement in the approximate amount of $3.6 million and the Secured Notes Indentures in the approximate amount of $344.5 million. Any deficiency claim remaining after disposal of the applicable collateral is assumed to be an unsecured claim in a liquidation. Though not reflected in the Liquidation Analysis, each of the Debtors is jointly and severally liable for the full amount of obligations related to the Credit Facility Agreement and the Secured Notes Indentures. For the purposes of this Liquidation Analysis, it is assumed that the Commencement Date shall have occurred prior to the Debtors’ contemplated payment in full of all amounts outstanding under the Credit Agreement. The amounts outstanding under the Credit Agreement vary based on the Debtors’ working capital needs, in a typical range of $0 to $10 million, and the approximate amount outstanding of $3.6 million is based on the Debtors’ books and records as of December 31, 2016.
(14)	General Unsecured Claims: General Unsecured Claims arising in a hypothetical chapter 7 liquidation may include, among other things: (a) prepetition trade Claims; (b) prepetition rejection damages Claims; and (c) numerous other types of prepetition liabilities. This Liquidation Analysis concludes that no recovery is available to the Holders of General Unsecured Claims in a chapter 7 liquidation regardless of the size of the General Unsecured Claim pool. Accordingly, this Liquidation Analysis also determines that no recovery is available to the Holders of Interests in Goodman.
(15)	Unconsolidated – Investment in unconsolidated subsidiary, Intercompany Receivables: On an unconsolidated basis it is assumed that the value in unconsolidated subsidiaries or intercompany receivables have a zero value in the liquidation. See additional standalone liquidation schedules below.

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Summary of Proceeds Available for Distribution – Goodman Networks Incorporated

	Goodman Networks, Inc.	Estimated Recovery		Estimated Liquidation Proceeds		Note Reference
Liquidation Analysis ($’s in 000s)		Low	High	Low	High
Proceeds from Liquidation
Cash and Equivalents	$53,216	100%	100%	$53,216	$53,216	(1)
Restricted Cash	22,504	3%	92%	675	20,679	(2)
Accounts receivable, net	10,641	84%	84%	8,897	8,897	(3)
Net Deferred - uncompleted projects	3,214	0%	0%	—	—	(4)
Unbilled Revenue	6,897	50%	75%	3,448	5,172	(5)
Inventories	88	0%	0%	—	—	(6)
Prepaid expenses and other current assets	2,408	0%	0%	—	—	(7)
Property and equipment, net	20,118	3%	4%	659	879	(8)
Intangibles assets, net	2,579	0%	0%	—	—	(9)
Investment in unconsolidated affiliates	102,495	0%	0%	—	—	(15)
Deposits and other assets	6,387	0%	0%	—	—	(10)
Deferred financing costs, net	985	0%	0%	—	—	(9)

Proceeds from Liquidation	$231,531	29%	38%	$66,896	$88,844

Costs associated with Liquidation
Wind Down/Transition Costs				$4,357	$1,929
Professional Fees				1,200	1,200
Chapter 7 Legal and Accounting Fees				1,000	5,000
Chapter 7 Trustee Fees				967	903

Total Costs of Liquidation				$7,524	$9,032	(12)

Proceeds available for payment of Secured Claims				$59,372	$79,812

Secured Claims
ABL Facility	$3,596	100%	100%	$3,596	$3,596
Senior Notes	344,516	16%	22%	55,776	76,216

Total Secured Claims	$348,112	17%	23%	$59,372	$79,812

Proceeds available for payment of Administrative Claims				$—	$—

Administrative and Priority Claims
Tax Claims	694	0%	0%	—	—
Other	200	0%	0%	—	—

Total Admin and Priority Claims	2,234	0%	0%	—	—

Proceeds available for payment of general unsecured claims				$—	$—

General Unsecured Claims
Accounts Payable and Accrued Liabilities	$11,728	0%	0%	$—	$—
Liabilities Discontinued Ops	9,491	0%	0%	—	—
Other Liabilities	661	0%	0%	—	—
Interco Payable	77,570	0%	0%	—	—

Total General Unsecured Claims	$99,499	0%	0%	$—	$—

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Summary of Proceeds Available for Distribution – Multiband Corp

	Multiband	Estimated Recovery		Estimated Liquidation Proceeds		Note
Liquidation Analysis ($’s in 000s)	Corp	Low	High	Low	High	Reference
Proceeds from Liquidation
Cash and Equivalents	$—	100%	100%	$—	$—	(1)
Accounts receivable, net	20,089	2%	15%	474	3,049	(3)
Net Deferred - uncompleted projects	(1,270)	0%	0%	—	—	(4)
Inventories	9,131	19%	37%	1,698	3,396	(6)
Prepaid expenses and other current assets	389	0%	0%	—	—	(7)
Property and equipment, net	228	8%	8%	19	19	(8)
Goodwill	58,648	0%	0%	—	—	(9)
Intangibles assets, net	9,314	0%	0%	—	—	(9)
Interco Receivable (Parent)	77,570	0%	0%	—	—	(15)
Deposits and other assets	277	0%	0%	—	—	(10)
Insurance Collateral	14,753	0%	0%	—	—	(11)

Proceeds from Liquidation	$189,129	1%	3%	$2,192	$6,464

Costs associated with Liquidation
Wind Down/Transition Costs				$1,151	$3,579
Professional Fees				—	—
Chapter 7 Legal and Accounting Fees				—	—
Chapter 7 Trustee Fees				33	97

Total Costs of Liquidation				$1,184	$3,676	(12)

Proceeds available for payment of Secured Claims				$1,008	$2,788

Secured Claims
ABL Facility	$3,596	28%	78%	$1,008	$2,788
Senior Notes	344,516	0%	0%	—	—

Total Secured Claims	$348,112	0%	1%	$1,008	$2,788

Proceeds available for payment of Administrative Claims				$—	$—

Administrative and Priority Claims
Tax Claims	1,040	0%	0%	—	—
Other	300	0%	0%	—	—

Total Admin and Priority Claims	2,234	0%	0%	—	—

Proceeds available for payment of general unsecured claims				$—	$—

General Unsecured Claims
Accounts Payable and Accrued Liabilities	$11,707	0%	0%	$—	$—
Liabilities Discontinued Ops	—	0%	0%	—	—
Other Liabilities	—	0%	0%	—	—

Total General Unsecured Claims	$11,707	0%	0%	$—	$—

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Summary of Proceeds Available for Distribution – Goodman Networks LLC

	Goodman Networks LLC	Estimated Recovery		Estimated Liquidation Proceeds		Note Reference
Liquidation Analysis ($’s in 000s)		Low	High	Low	High
Proceeds from Liquidation
Cash and Equivalents	$150	100%	100%	$150	$150	(1)
Proceeds from Liquidation	$150	100%	100%	$150	$150

Costs associated with Liquidation
Wind Down/Transition Costs				$—	$—
Professional Fees				—	—
Chapter 7 Legal and Accounting Fees				—	—
Chapter 7 Trustee Fees				—	—
Total Costs of Liquidation				$—	$—

Proceeds available for payment of Secured Claims				$150	$150

Secured Claims
ABL Facility	$3,596	4%	4%	$150	$150
Senior Notes	344,516	0%	0%	—	—
Total Secured Claims	$348,112	0%	0%	$150	$150

Proceeds available for payment of Administrative Claims				$—	$—

Administrative and Priority Claims
Tax Claims	$—	0%	0%	$—	$—
Other
Total Admin and Priority Claims	—	0%	0%	—	—

Proceeds available for payment of general unsecured claims				$—	$—

General Unsecured Claims
Accounts Payable and Accrued Liabilities	$—	0%	0%	$—	$—
Liabilities Discontinued Ops	—	0%	0%	—	—
Other Liabilities	—	0%	0%	—	—
Total General Unsecured Claims	$—	0%	0%	$—	$—

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